EXHIBIT 2.1

EXECUTION COPY

COMBINATION AGREEMENT

                MEMORANDUM OF AGREEMENT made as of the 16th day of August, 2004,

BETWEEN:

LOJACK CORPORATION, a corporation existing under the laws of The Commonwealth of Massachusetts (hereinafter referred to as “LoJack”)

AND:

4254724 CANADA INC.[1], a company existing under the laws of Canada (hereinafter referred to as “LoJack Exchangeco”)

AND:

BOOMERANG TRACKING INC., a corporation existing under the laws of Canada (hereinafter referred to as “Boomerang”)

                WHEREAS LoJack Exchangeco has offered to acquire, inter alia, all of the shares of the capital stock of Boomerang;

                NOW, THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“Acquisition Proposal” means any bona fide proposal with respect to any merger, amalgamation, arrangement, take-over bid, sale of assets (excluding inventory sold in the ordinary course of business) representing five percent or more of the book value (on a consolidated basis) of Boomerang’s total assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), any sale of five percent or more of the Boomerang Common Shares then outstanding or similar transactions involving Boomerang or any material subsidiary, or a proposal to do so,

1 Due to a scrivener's error, this Agreement and certain of the Schedules hereto, purport to be in the name of 4254724 Canada Inc. The correct name of this party, however, is 4246624 Canada Inc. It is anticipated that this error will be corrected by a technical amendment.

excluding the Arrangement and all such proposals that were made prior to the date of this Agreement and terminated as provided under Section 4.4.1;

“affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Appropriate Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule A hereto;

“Arrangement” means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Boomerang Securityholders, to be substantially in the form and content of Schedule B annexed hereto;

“Articles of Arrangement” means the articles of arrangement of Boomerang in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

“Boomerang Charter Documents” has the meaning ascribed thereto in Section 3.1.1.2;

“Boomerang Common Shares” means the outstanding Class A shares in the capital of Boomerang;

“Boomerang Disclosure Letter” means that certain letter dated as of even date herewith and delivered by Boomerang to the LoJack Parties;

“Boomerang Documents” has the meaning ascribed thereto in Section 3.1.13;

“Boomerang Intellectual Property” has the meaning ascribed thereto in Section 3.1.16.2(a);

“Boomerang Licensed Intellectual Property” has the meaning ascribed thereto in Section 3.1.16.2(a);

“Boomerang Meeting” means the special meeting of Boomerang Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

“Boomerang Options” means the Boomerang Common Share purchase options granted under the Boomerang Stock Option Plan, as amended, and being outstanding and unexercised on the Effective Date;

“Boomerang Plans” means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability, educational, fringe benefit plan and similar plans or arrangements or practices, whether written or oral, which are maintained by Boomerang and/or any of its subsidiaries;

“Boomerang Securityholders” means the holders of Boomerang Common Shares and Boomerang Options, collectively;

“Boomerang Stock Option Plan” means Boomerang's Stock Option Plan, as amended on July 4, 2001;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Massachusetts and Montreal, Quebec other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetts or in Montreal, Quebec;

“CBCA” means the Canada Business Corporations Act as now in effect and as it may be amended from time to time;

“Circular” means the notice of the Boomerang Meeting and accompanying management information circular, including all appendices thereto, to be sent to Boomerang Securityholders in connection with the Boomerang Meeting;

“Code”has the meaning ascribed thereto in Section 3.1.11.6;

“Confidentiality Agreement” means the confidentiality letter agreement dated April 16, 2004 between LoJack and Boomerang;

“Court”means the Superior Court of Quebec;

“Depositary”has the meaning ascribed thereto in the Plan of Arrangement;

“Director”means the Director appointed pursuant to Section 260 of the CBCA;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

“Drop Dead Date” means December 31, 2004, or such later date as may be mutually agreed by the parties to this Agreement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Election Deadline” has the meaning ascribed thereto in the Plan of Arrangement;

“Employment Agreements” means the employment agreements to be entered into among Boomerang and each of Peter Lashchuk, Robert Nelson and André Boulay;

“Environmental Laws” means all applicable Laws, including applicable common law, relating to the protection of the environment and public health and safety;

“Environmental Permits” has the meaning ascribed thereto in Section 3.1.10.2;

“ERISA” has the meaning ascribed thereto in Section 3.1.12.1;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of LoJack Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private or self-regulatory body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing (including the Toronto Stock Exchange and the NASDAQ National Market);

“Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in or regulated by any Environmental Law;

“Holdco Alternative” means the option exercisable by all, but not less than all, of the holders of shares in the capital of a Holding Company to enter into a Holdco Agreement with LoJack Exchangeco and LoJack and transfer all of the issued and outstanding shares in the capital of such company to LoJack Exchangeco under the Arrangement and to receive the consideration provided for under the Plan of Arrangement, all as set out in and subject to the terms of this Agreement and the Plan of Arrangement;

“Holdco Agreement” means an agreement in the form of Schedule F hereto, or in such other form as may be approved by LoJack and Boomerang, acting reasonably, pursuant to which all the holders of Holdco Shares in respect of a Holding Company agree to, among other things, transfer all of the shares in the capital of such company to LoJack Exchangeco under the Arrangement and agree to deposit with Boomerang the Holdco Letter of Transmittal and Election Form prior to the Election Deadline;

“Holdco Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Holdco Shares who choose the Holdco Alternative;

“Holdco Shares” means, in respect of a Holding Company, all of the issued and outstanding shares in the capital of such Holding Company;

“Holding Company” has the meaning ascribed thereto in the Plan of Arrangement;

“holders” means, when used with reference to the Boomerang Common Shares, the holders of Boomerang Common Shares shown from time to time in the register maintained by or on behalf of Boomerang in respect of the Boomerang Common Shares and, when used with reference to the Exchangeable Shares, means the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of LoJack Exchangeco in respect of the Exchangeable Shares;

“including” means including without limitation;

“Information” has the meaning ascribed thereto in Section 4.7.2;

“Intellectual Property” means industrial and intellectual property including (i) all registered or unregistered trade-marks, trade names, business names, domain names, brand names, brands, designs, logos, identifying indicia and service marks, including any goodwill attaching thereto and all registrations and applications relating thereto, (ii) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs, (iii) all copyrights, registrations and applications for registration of copyrights and works of authorship including all computer programs (including source code), databases and related works, and (iv) all processes, data, trade secrets, designs, know-how, product information, manuals, technology, research and development reports, technical information, technical assistance, design specifications, and similar materials recording or evidencing expertise or proprietary information;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.3;

“Laws” means all statutes, regulations, statutory rules, orders, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Leases” means the real and personal property leases or subleases, or other rights of occupancy relating to real property, which Boomerang is a party to or bound by or subject to, including those set forth and described in Section 3.1.19 of the Boomerang Disclosure Letter;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Boomerang Common Shares, in the form accompanying the Circular;

“License Agreements” means any license and other contracts granting a license or other right to use the Intellectual Property;

“Licensed Intellectual Property” means all Intellectual Property used under the License Agreements;

“LoJack Callco” shall have the meaning ascribed thereto in the Plan of Arrangement;

“LoJack Common Shares” means the shares of common stock in the capital of LoJack;

“LoJack Disclosure Letter” means that certain letter dated as of even date herewith and delivered by LoJack to Boomerang;

“LoJack Documents” has the meaning ascribed thereto in Section 3.2.3;

“LoJack Exchangeco Interim Notes” shall have the meaning ascribed thereto in the Plan of Arrangement;

“LoJack Parties” means LoJack and LoJack Exchangeco, collectively;

“Material Adverse Change”, when used in connection with LoJack or Boomerang, means any change, event or occurrence that is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets (including intangible assets) or results of operations of such party and its subsidiaries taken as a whole other than any change, event or occurrence relating to the Canadian or United States’ economy or securities markets in general or related to the announcement of the Arrangement and the transactions contemplated in this Agreement;

“Material Adverse Effect” when used in connection with LoJack or Boomerang, means any effect that is, or would reasonably be expected to be, material and adverse to the financial condition, business, assets (including intangible assets) or results of operations of such party and its subsidiaries taken as a whole;

“Net Unit Sales” has the meaning ascribed thereto in Section 3.1.22;

“Net Active Subscribers” has the meaning ascribed thereto in Section 3.1.22;

“Non-Competition Agreements” means the non-competition agreements to be entered into among Boomerang and each of Peter Lashchuk, Robert Nelson and André Boulay;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Pre-Effective Date Period” shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

“Principal Shareholders Voting Agreement” means the principal shareholders agreement dated as of the date hereof among LoJack, LoJack Exchangeco, Automobility Inc., Peter Lashchuk, Robert Nelson and André Boulay;

“Publicly Disclosed by Boomerang” means disclosed by Boomerang in a public filing made by it with the securities commissions or similar regulatory authorities in Ontario, Alberta and British Columbia from May 1, 2002 to and including August 13, 2004;

“Publicly Disclosed by LoJack” means disclosed by LoJack in a public filing made by it with the SEC from January 1, 2002 to and including August 13, 2004;

“Representatives” has the meaning ascribed thereto in Section 4.7.1;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Special Voting Share” means the share of LoJack Special Voting Preferred Stock having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

“Specified LoJack Event” means the occurrence of a Material Adverse Change with respect to LoJack, or a breach by a LoJack Party of its obligations hereunder, if by reason thereof, and taking into account Section 5.4, Boomerang would be entitled to rely on the failure of a condition set forth in Sections 5.3.1, 5.3.2 or 5.3.3 as a reason not to complete the Arrangement;

“subsidiary” means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

“Superior Proposal” means any bona fide proposal by a third party directly or indirectly, to acquire assets representing more than 50% of the book value (on a consolidated basis) of Boomerang’s total assets or more than 50% of the outstanding Boomerang Common Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of Boomerang after consultation with financial advisors and outside counsel (a) is fully financed or reasonably capable of being fully financed and reasonably capable of being completed on a timely basis, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction having a value per Boomerang Common Share greater than the per share value attributable thereto under the transaction contemplated by this Agreement;

“Support Agreement” means an agreement to be made between LoJack, LoJack Callco and LoJack Exchangeco substantially in the form and content of Schedule D annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree;

“Tax” and “Taxes” have the respective meanings ascribed thereto in Section 3.1.11.7;

“Tax Returns” means all returns, estimated tax returns, claims for refunds, declarations, reports, elections, designations, information returns and statements and any amendments to the foregoing required to be filed with any Governmental Entity relating to Taxes;

“Trustee” means the trustee to be chosen by LoJack and Boomerang, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement;

“Voting and Exchange Trust Agreement” means an agreement to be made between LoJack, LoJack Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule E annexed hereto, with such changes thereto as the parties hereto, acting reasonably, may agree; and

“Working Capital” means current assets less current liabilities and long-term deferred revenue.

1.2	Interpretation Not Affected by Headings, etc.

                The division of this Agreement into Articles, sections and other portions and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to “Article”or “Section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement’, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement (including the Schedules hereto) and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Currency

                Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of Canada.

1.4	Number, etc.

                Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action

                In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Entire Agreement

                This Agreement and the agreements and other documents herein referred to constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement.

1.7	Schedules

        The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

Schedule A —Appropriate Regulatory Approvals

Schedule B — Arrangement Resolution

Schedule C — Plan of Arrangement

Schedule D —Support Agreement

Schedule E — Voting and Exchange Trust Agreement

Schedule F —Holdco Agreement

1.8	Accounting Matters

                Unless otherwise stated, all accounting terms used in this Agreement in respect of Boomerang shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of Boomerang required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice. Unless otherwise stated, all accounting terms used in this Agreement in respect of LoJack shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature required to be made in respect of LoJack shall be made in a manner consistent with United States generally accepted accounting principles and past practice.

1.9	Knowledge

                Each reference herein to the knowledge of a party means, unless otherwise specified, the actual knowledge of such party after due inquiry from an officer responsible for the matter being represented.

ARTICLE 2
THE ARRANGEMENT

2.1	Implementation Steps by Boomerang

                Boomerang covenants in favour of the LoJack Parties that Boomerang shall:

2.1.1	subject to Section 2.5, as soon as reasonably practicable, apply in a manner acceptable to the LoJack Parties, acting reasonably, under Section 192 of the CBCA for an order approving the Arrangement and for the Interim Order, and thereafter proceed with and diligently seek the Interim Order;

2.1.2	subject to Section 2.5, convene and hold the Boomerang Meeting as promptly as practicable, but in any event not later than October 29, 2004, for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

2.1.3	except as required for quorum purposes, not adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) the Boomerang Meeting without LoJack’s prior written consent except as required by Laws or required by holders of Boomerang Common Shares;

2.1.4	solicit from holders of Boomerang Common Shares proxies in favor of the approval of the Arrangement Resolution and take all other action that is necessary or desirable to secure the approval of the Arrangement Resolution by the holders of Boomerang Common Shares except to the extent that the Board of Directors of Boomerang has changed its recommendation in accordance with the terms of this Agreement;

2.1.5	subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

2.1.6	subject to obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

2.2	Implementation Steps by LoJack Parties

                The LoJack Parties covenant in favour of Boomerang that, on or prior to the Effective Date and subject to the satisfaction or waiver of the other conditions herein contained in favour of each such party:

2.2.1	subject to obtaining the Final Order and the satisfaction or waiver of all other conditions herein contained in favour of each party, LoJack, LoJack Callco and LoJack Exchangeco shall, and LoJack shall cause LoJack Callco to, execute and deliver the Support Agreement;

2.2.2	subject to obtaining the Final Order and the satisfaction or waiver of all other conditions herein contained in favour of each party, LoJack and LoJack Exchangeco shall execute and deliver the Voting and Exchange Trust Agreement;

2.2.3	subject to obtaining the Final Order and the satisfaction or waiver of all other conditions herein contained in favour of each party, LoJack shall issue to the Trustee the Special Voting Share; and

2.2.4	subject to obtaining the Final Order and the satisfaction or waiver of all other conditions herein contained in favour of each party and to the filing with the Director of the Articles of Arrangement and other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement, at the Effective Time (i) LoJack shall issue LoJack Common Shares to (or at the direction of) LoJack Callco as contemplated by the Plan of Arrangement and (ii) LoJack Exchangeco shall issue the Exchangeable Shares and the LoJack Exchangeco Interim Notes and pay the cash consideration as contemplated by the Plan of Arrangement, the whole in accordance with the terms of the Final Order and the Articles of Arrangement.

2.3	Interim Order

                The notice of motion for the application referred to in Section 2.1.1 shall request that the Interim Order provide:

2.3.1	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Boomerang Meeting and for the manner in which such notice is to be provided;

2.3.2	that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Boomerang Securityholders present in person or by proxy at the Boomerang Meeting (such that each holder of Boomerang Common Shares is entitled to one vote for each Boomerang Common Share held and each holder of Boomerang Options is entitled to one vote for each Boomerang Common Share subject to such Boomerang Options);

2.3.3	that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of Boomerang, including quorum requirements and all other matters, shall apply in respect of the Boomerang Meeting; and

2.3.4	for the grant of the Dissent Rights.

2.4	Articles of Arrangement

                The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement.

2.5	Circular

                As promptly as reasonably practicable after the execution and delivery of this Agreement, Boomerang shall prepare the Circular, Letter of Transmittal and Election Form and Holdco Letter of Transmittal and Election Form, together with any other documents required by the Securities Act or other applicable Laws in connection with the Arrangement which documents shall be in a form acceptable to the LoJack Parties acting reasonably. As promptly as practicable after the execution and delivery of this Agreement, but in any event not later than September 30, 2004, Boomerang shall cause the Circular, Letter of Transmittal and Election Form, Holdco Letter of Transmittal and Election Form and all other documentation required in connection with the Boomerang Meeting to be sent to each Boomerang Securityholder and filed as required by the Interim Order and applicable Laws.

2.6	Securities Compliance

2.6.1	LoJack shall use all reasonable commercial efforts to obtain all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of (a) the Exchangeable Shares issued pursuant to the Arrangement, (b) the LoJack Exchangeco Interim Notes issued pursuant to the Arrangement, (c) the LoJack Common Shares issued upon exchange of the LoJack Exchangeco Interim Notes and (d) the LoJack Common Shares issued upon exchange of the Exchangeable Shares from time to time, in each case without further qualification with or approval of or the filing of any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of, among other things, a holder being a “control person” of LoJack or Boomerang for purposes of Canadian federal, provincial or territorial securities Laws).

2.6.2	If necessary in the reasonable determination of LoJack and its counsel, as promptly as possible after the date hereof, LoJack shall either (i) file a registration statement on Form S-3 (or other applicable form) in order to register under the 1933 Act the LoJack Common Shares to be issued upon exchange of

Exchangeable Shares and LoJack Exchangeco Interim Notes or (ii) obtain a “no-action” letter from staff of the SEC that no such registration statement is required based on Section 3(a)(9) or 3(a)(10) of the 1933 Act.

2.7	Preparation of Filings

2.7.1	LoJack and Boomerang shall cooperate in:

2.7.1.1	the preparation of any application for the orders and the preparation of the Circular, any required registration statements and any other documents reasonably deemed by LoJack or Boomerang to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state securities Laws in connection with the Arrangement and the other transactions contemplated hereby;

2.7.1.2	the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state securities Laws (including “blue sky laws”) in connection with the issuance of the Exchangeable Shares and the LoJack Common Shares upon the exchange of the LoJack Exchangeco Interim Notes in connection with the Arrangement and the issuance of the LoJack Common Shares from time to time in exchange for the Exchangeable Shares; provided, however, that with respect to the United States “blue sky” and Canadian provincial qualifications neither LoJack nor Boomerang shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the Exchangeable Shares, the LoJack Exchangeco Interim Notes and the LoJack Common Shares. The LoJack Parties recognize and agree that LoJack and/or LoJack Exchangeco will become reporting issuers in British Columbia, Alberta and Ontario under applicable Canadian provincial securities Laws and shall be required to comply with all continuous disclosure obligations thereunder as of the Effective Date; and

2.7.1.3	the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

2.7.2	Each of LoJack and Boomerang shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Sections 2.5 and 2.6 and this Section 2.7, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

2.7.3	LoJack and Boomerang shall each promptly notify the other if at any time before the Effective Time it becomes aware that the Circular, an application for an order or other document described in Section 2.6 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or any other document referred to in Section 2.6. In any such event, LoJack and Boomerang shall cooperate in the preparation of a supplement or amendment to the Circular or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of LoJack or Boomerang and/or filed with the relevant securities regulatory authorities.

2.7.4	Boomerang shall ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the LoJack Parties or any third party that is not an affiliate of Boomerang). Without limiting the generality of the foregoing, Boomerang shall ensure that the Circular provides Boomerang Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Boomerang Meeting and LoJack shall provide all information regarding it necessary to do so, including all historical and pro forma financial information of LoJack, if any, that may be required pursuant to applicable Laws, duly prepared in accordance with such laws.

2.8	Holdco Alternative

2.8.1	Persons who hold Boomerang Common Shares indirectly through a Holding Company may choose to have all of the outstanding Holdco Shares acquired by LoJack Exchangeco pursuant to the Plan of Arrangement in accordance with the terms of a Holdco Agreement; provided that (i) such Persons provide a written request to that effect to LoJack no later than ten Business Days prior to the date of the Boomerang Meeting, (ii) all of the holders of shares in the capital of such Holding Company execute such Holdco Agreement, (iii) all of the holders of shares in the capital of such Holding Company duly complete and deposit with LoJack prior to the Election Deadline a Holdco Letter of Transmittal and Election Form, (iv) such other documents as Boomerang or LoJack may reasonably require pursuant to the terms of such Holdco Agreement are delivered prior to the

Effective Time, (v) LoJack has concluded, in its sole discretion, acting reasonably, that such entity has satisfied the definition of a Holding Company on or before the 8th Business Day prior to the Boomerang Meeting, it being acknowledged that the entity set out in the Boomerang Disclosure Letter so satisfies the definition provided that such entity complies with the Holdco Agreement.

2.8.2	LoJack hereby acknowledges and agrees that Boomerang shall determine the “safe income” (as that expression is understood for purposes of the Income Tax Act (Canada)) for each taxation year ending after the date of its incorporation, as well as for the current stub period that will end upon the acquisition of control of Boomerang, and shall make such information available to all holders of Holding Companies as well as all Boomerang shareholders. Prior to such determination being made available to shareholders of Holding Companies and Boomerang, such determination and the proposed correspondence with such shareholders shall be made available to LoJack and its reasonable comments thereon considered.

2.9	Listing

                LoJack shall use all reasonable efforts to file prior to the Effective Time any required notice with the NASDAQ National Market in connection with the LoJack Common Shares to be issued upon exchange of the LoJack Exchangeco Interim Notes and Exchangeable Shares. No application will be made to list the Exchangeable Shares on any stock exchange.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Boomerang

                Boomerang represents and warrants to and in favour of the LoJack Parties as follows and acknowledges that the LoJack Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.1.1	Organization

3.1.1.1	Each of Boomerang and its subsidiaries has been duly incorporated under the laws of its jurisdiction of incorporation, is validly subsisting and has full corporate power and authority to own its properties and conduct its businesses as currently owned and conducted. All of the outstanding shares of the subsidiaries which are held directly or indirectly by Boomerang are validly issued, fully paid and non-assessable and all such shares are owned directly or indirectly by Boomerang, free and clear of all material liens, claims or encumbrances, except pursuant to restrictions on transfers contained in constating documents, and except as aforesaid there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of Boomerang’s subsidiaries. Section 3.1.1.1 of the Boomerang Disclosure Letter sets forth the names and jurisdictions of incorporation of each of Boomerang’s subsidiaries.

3.1.1.2	Boomerang has previously furnished to LoJack complete and correct copies of its and each of its subsidiaries’ certificate of incorporation, articles, by-laws and other charter documents (together the “Boomerang Charter Documents”), as amended to date. Such Boomerang Charter Documents, as so amended, are in full force and effect. Neither Boomerang nor any of its subsidiaries is in violation of any of the provisions of the Boomerang Charter Documents.

3.1.1.3	Neither Boomerang nor any of its subsidiaries has any minority interest in any other corporation or entity, which minority interest is material in relation to the consolidated financial position of Boomerang.

3.1.2	Capitalization.

The authorized capital of Boomerang consists of an unlimited number of Boomerang Common Shares and an unlimited number of Class B shares, issuable in series. As of August 12, 2004, there were 21,490,700 Boomerang Common Shares and no Class B shares issued and outstanding. Other than as set forth in Section 3.1.2 of the Boomerang Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Boomerang or any of its subsidiaries to issue or sell any shares of Boomerang or any of it subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of Boomerang, any of its subsidiaries or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of Boomerang or any of its subsidiaries. Section 3.1.2 of the Boomerang Disclosure Letter sets forth a complete and accurate list of all holders of Boomerang Options and, for each such holder, the number of Boomerang Options held, and for each Boomerang Option, the date of original grant, the date of vesting and the exercise price. All outstanding Boomerang Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of Boomerang or any of its subsidiaries having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the Boomerang Common Shares on any matter. There are no outstanding contractual obligations of Boomerang or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries.

3.1.3	Authority and No Violation

3.1.3.1	Boomerang has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Boomerang and the consummation by Boomerang of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

(a)	with respect to the Circular and other matters relating solely thereto, including the implementation of the Arrangement and the approval of the Board of Directors of Boomerang; and

(b)	with respect to the completion of the Arrangement, the approval of the Arrangement by the requisite votes cast by the holders of Boomerang Common Shares as required by the Interim Order.

3.1.3.2	This Agreement has been duly executed and delivered by Boomerang and, assuming the due authorization, execution and delivery of this Agreement by each of the LoJack Parties, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity and to the fact that the Currency Act (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency.

3.1.3.3	The Board of Directors of Boomerang has (A) determined unanimously that the Arrangement is fair to the holders of the Boomerang Common Shares and is in the best interests of Boomerang, (B) received an opinion from KPMG to the effect that, as of the date of this Agreement, the consideration offered to holders of Boomerang Common Shares pursuant to the Arrangement is fair from a financial point of view to the holders of the Boomerang Common Shares and (C) determined unanimously to recommend that the holders of the Boomerang Common Shares vote in favour of the Arrangement. Boomerang is not subject to a shareholder rights plan or “poison pill” or similar plan.

3.1.3.4	Other than as set forth in Section 3.1.3.4 of the Boomerang Disclosure Letter, the approval of this Agreement, the execution and delivery by Boomerang of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

(a)	result (with or without notice or the passage of time, or both) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(i)	its or any of its subsidiaries’ certificate of incorporation, articles, by-laws or other charter documents, including any unanimous shareholder agreement or any other agreement or understanding relating to ownership of shares or other interests or to corporate governance with any party holding an ownership interest in any of its subsidiaries;

(ii)	subject to obtaining the Appropriate Regulatory Approvals relating to Boomerang or its subsidiaries, any Laws, judgment or decree; or

(iii)	subject to obtaining the Appropriate Regulatory Approvals relating to Boomerang or its subsidiaries and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Boomerang, any material contract, agreement, license, franchise or permit to which Boomerang or any of its subsidiaries is party or by which it or any of its assets is bound or subject or is the beneficiary;

(b)	give rise to any right of termination or acceleration of indebtedness of Boomerang or any subsidiary, or cause any such indebtedness to come due before its stated maturity or cause any available credit of Boomerang or any subsidiary to cease to be available;

(c)	except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boomerang, result in the imposition of any encumbrance, charge or lien upon any of its assets or the assets of any of its subsidiaries, or restrict, hinder, impair or limit the ability of Boomerang or any of its subsidiaries to carry on the business of Boomerang or any of its subsidiaries as and where it is now being carried on; or

(d)	result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of Boomerang or any of its subsidiaries or increase any benefits otherwise payable under any Boomerang Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by Boomerang and its subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Boomerang of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, (D) the Appropriate Regulatory Approvals relating to Boomerang and (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boomerang or which would not prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

3.1.4	No Defaults.

Subject to obtaining the Appropriate Regulatory Approvals relating to Boomerang, neither Boomerang nor any of its subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, reasonably be expected to cause a Material Adverse Effect.

3.1.5	Absence of Certain Changes or Events.

Except as Publicly Disclosed by Boomerang, since May 1, 2004 through to the date hereof, each of Boomerang and its subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

3.1.5.1	a Material Adverse Change with respect to Boomerang;

3.1.5.2	any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Boomerang;

3.1.5.3	any resolution to effectuate or any redemption, repurchase or other acquisition of Boomerang Common Shares by Boomerang or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Boomerang Common Shares, other than open market purchases of Boomerang Common Shares under Boomerang’s normal course issuer bid and any resolution related thereto;

3.1.5.4	any increase in or modification of the compensation payable or to become payable by it to any of its directors or officers (other than implementation of planned salary increases which were deferred in 2004), or any grant to any such director or officer of any increase in severance or termination pay;

3.1.5.5	any increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or officers;

3.1.5.6	any acquisition or sale of its property or assets aggregating five percent or more of Boomerang’s total consolidated property and assets as at May 1, 2004 other than in the ordinary and regular course of business consistent with past practice;

3.1.5.7	any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business consistent with past practice;

3.1.5.8	any resolution to approve, or any split, combination or reclassification of any of its outstanding shares;

3.1.5.9	any change in its accounting methods, principles or practices; or

3.1.5.10	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

3.1.6	Employment Matters.

3.1.6.1	Except as set forth in Section 3.1.6.1 of the Boomerang Disclosure Letter, neither Boomerang nor any of its subsidiaries is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director or officer.

3.1.6.2	Neither Boomerang nor any of its subsidiaries is a party to any collective bargaining agreement nor subject to any application for certification or, to the best knowledge of Boomerang, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement nor are there any current, pending or, to the best knowledge of Boomerang, threatened strikes or lockouts at Boomerang or any of its subsidiaries.

3.1.6.3	Except as set forth in Section 3.1.6.3 of the Boomerang Disclosure Letter, neither Boomerang nor any of its subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the best knowledge of Boomerang, threatened, or any litigation, actual or, to the best knowledge of Boomerang, threatened, relating to employment or termination of employment of employees or independent contractors other than as would not reasonably be expected to have a Material Adverse Effect on Boomerang.

3.1.6.4	Boomerang and all of its subsidiaries have operated in accordance with all applicable Laws with respect to employment and labour, including, but not limited to, employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights and labour relations and there are no current, pending or, to the best knowledge of Boomerang, threatened proceedings before any board or tribunal with respect to any of the above areas other than as would not reasonably be expected to have a Material Adverse Effect on Boomerang.

3.1.7	Financial Statements.

The audited consolidated financial statements for Boomerang as at and for each of the 12-month periods ended April 30, 2004 and 2003 have been prepared, and the unaudited consolidated financial statements for any subsequent interim period will at the time of their filing have been prepared, in accordance with Canadian generally accepted accounting principles (subject, in the case of unaudited interim financial statements, to the absence of footnotes required by such principles and normal year-end adjustments), the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of Boomerang and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

3.1.8	Books and Records.

Except for remedial action required in connection with the Sarbanes-Oxley Act set forth in Section 5.2.10, the books, records and accounts of Boomerang and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Boomerang and its subsidiaries and (iii) accurately and fairly reflect the basis for the Boomerang consolidated financial statements. Boomerang has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

3.1.9	Litigation, Etc.

There is no material claim, action, proceeding or investigation pending or, to the best knowledge of Boomerang, threatened against Boomerang or any of its subsidiaries before any Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on Boomerang, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither Boomerang nor any of its subsidiaries, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably expected to have a Material Adverse Effect on Boomerang or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

3.1.10	Environmental.

Except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Boomerang:

3.1.10.1	all operations of Boomerang and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

3.1.10.2	Boomerang and its subsidiaries are in possession of, and have been operating in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted (collectively the “Environmental Permits”); and

3.1.10.3	neither Boomerang nor any of its subsidiaries is aware of, or is subject to:

(a)	any Environmental Law which requires or may require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

(b)	any written demand or written notice with respect to the breach of or liability under any Environmental Laws applicable to Boomerang or any of its subsidiaries, including any regulations respecting the use, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

(c)	any written demand or written notice with respect to liability, by contract or operation of applicable Laws, under Environmental Laws applicable to Boomerang or any current or former subsidiary or any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including liability with respect to the presence, release or discharge of Hazardous Substances; or

(d)	any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, reissuance, alteration, transfer or amendment of such Environmental Permits, or any review by, or approval of, any Governmental Entity of such Environmental Permits that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby or the continuation of business of Boomerang or any of its subsidiaries following such consummation.

3.1.11	Tax Matters.

3.1.11.1	Boomerang and each of its subsidiaries have duly filed with the appropriate Governmental Entity, or caused to be filed, on a timely basis all Tax Returns required to be filed by them (all of which Tax Returns were and are complete in all material respects) and have duly paid or remitted, or caused to be paid or remitted, on a timely basis, all amounts of Taxes, including installments or prepayments of Taxes, which are required to have been paid to the appropriate Governmental Entity, and Boomerang’s most recently published financial statements contain an adequate provision in accordance with generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. Boomerang and each of its subsidiaries have made adequate provision in accordance with generally accepted accounting principles in its books and records for any material amounts of Taxes accruing in respect of any period subsequent to the period covered by such financial statements.

3.1.11.2	For all transactions between any of Boomerang and its subsidiaries and any non-resident Person with whom Boomerang or any of its subsidiaries were not dealing at arm’s length during a taxation year commencing after 1998 and ending on or before the Effective Date, each of Boomerang and its subsidiaries has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Income Tax Act (Canada).

3.1.11.3	LoJack has been provided with copies of all Tax Returns and all communications to or from any Governmental Entity relating to the Taxes of Boomerang and its subsidiaries relating to periods or events in respect of which any Governmental Entity may by Law assess or otherwise impose any such Tax on Boomerang or any of its subsidiaries.

3.1.11.4	Each of Boomerang and its subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

3.1.11.5	Each of Boomerang and its subsidiaries has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial, state or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

3.1.11.6	Except as disclosed in Section 3.1.11 of the Boomerang Disclosure Letter, neither Boomerang nor any of its subsidiaries has received any written notification or assessment that any issues involving a material amount of Taxes have been raised (and are currently pending) by the Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority, including, without limitation, any sales and customs tax authority and no waiver of a limitation period or statute of limitations or extension of time within which (i) to file a Tax Return has been given or requested with respect to Boomerang or any of its subsidiaries; (ii) to file any elections, designations or similar filings relating to Taxes for which Boomerang or any its subsidiaries is or may be liable; (iii) Boomerang or any its subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Governmental Entity may assess or collect Taxes for which Boomerang or any its subsidiaries is or may be liable. All liability of Boomerang and of its subsidiaries for income taxes has been assessed for all fiscal years up to and including the fiscal year ended April 30, 2001. To the best of the knowledge of Boomerang, there are no threats of assessments or other proceedings, negotiations or investigations against Boomerang or any of its subsidiaries or any contingent liability for Taxes. No Tax liens have been filed for material amounts of Taxes other than for Taxes not yet due and payable. Neither Boomerang nor any of its subsidiaries is a party to any Tax sharing or other similar agreement or arrangement of any nature with any other person (other than Boomerang or any of its subsidiaries) pursuant to which Boomerang or any of its subsidiaries has or could have any material liabilities in respect of Taxes, other than any liability arising under an agreement providing for the sale or other disposition of property by Boomerang or any of its subsidiaries. Neither Boomerang nor any of its subsidiaries has made an election under Section 897(i) of the United States Internal Revenue Code, as amended, (the “Code”) to be treated as a “domestic corporation” for purposes of Sections 897, 1445 and 6039C of the Code. With respect to the immediately preceding five-year period, Boomerang has neither received nor prepared any written reports analyzing the status of Boomerang as a United States real property holding corporation within the meaning of Section 897 of the Code. With respect to the immediately preceding five-year period, Boomerang has not undertaken a substantive analysis of Boomerang’s status as a United States real property holding corporation within the meaning of Section 897 of the Code.

3.1.11.7	“Tax” and “Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, excise, severance, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, Quebec sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing. For purposes of this Section 3.1.11, the term “material amount of Taxes” shall mean an amount of Taxes that is material to Boomerang and its subsidiaries taken as a whole.

3.1.12	Pension and Employee Benefits.

3.1.12.1	Boomerang has made available to LoJack a list of all Boomerang Plans. Other than the Boomerang Plans set forth in Section 3.1.12 of the Boomerang Disclosure Letter, there exist no Boomerang Plans. No Boomerang Plan constitutes an “employee pension benefit plan” (as defined in Section 3(2) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or “employee welfare benefit plan” (as defined in Section 3(1) of ERISA).

3.1.12.2	Boomerang has made available to LoJack true, correct and complete copies of all of the Boomerang Plans as amended (or, in the case of any unwritten Boomerang Plan, a description thereof) together with all related documentation including, without limitation, funding agreements, actuarial reports, funding and financial information returns and statements with respect to each Boomerang Plan, and current plan summaries, booklets and personnel manuals.

3.1.12.3	All of the Boomerang Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between Boomerang and/or any of its subsidiaries, as the case may be, and their respective employees. To the knowledge of Boomerang, no fact or circumstance exists that could adversely affect the existing tax status of a Boomerang Plan.

3.1.12.4	All obligations of Boomerang or any of its subsidiaries regarding the Boomerang Plans have been satisfied in all material respects.

3.1.13	Public Filings.

Boomerang has filed with the securities commissions or similar regulatory authorities in Ontario, Alberta and British Columbia true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since May 1, 2003 (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “Boomerang Documents”). The Boomerang Documents, at the time filed, (i) did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of applicable securities Laws. Boomerang has not filed any confidential material change report with the securities commissions or similar regulatory authorities in Ontario, Alberta and British Columbia or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

3.1.14	Compliance with Laws.

Except as set forth in Section 3.1.14 of the Boomerang Disclosure Letter, Boomerang and all of its subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boomerang. Without limiting the generality of the foregoing, all securities of Boomerang (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable securities Laws and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable securities Laws.

3.1.15	Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon Boomerang or any of its subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Boomerang or any of its subsidiaries, any acquisition of property by Boomerang or any of its subsidiaries or the conduct of business by Boomerang or any of its subsidiaries as currently conducted other than such agreements, judgments, injunctions, orders or decrees which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boomerang.

3.1.16	Intellectual Property.

3.1.16.1	Section 3.1.16.1 of the Boomerang Disclosure Letter contains a complete and accurate listing of all (i) registrations and applications relating to Intellectual Property which are owned by Boomerang or any of its subsidiaries and (ii) Licensed Intellectual Property used in Boomerang’s business and the governing License Agreement.

3.1.16.2	Except as disclosed in Section 3.1.16.2 of the Boomerang Disclosure Letter:

(a)	Boomerang or its subsidiaries own the Intellectual Property and have the right to use the Licensed Intellectual Property used in Boomerang’s business as currently conducted and material thereto (“Boomerang Intellectual Property” and “Boomerang Licensed Intellectual Property”, respectively);

(b)	to the best knowledge of Boomerang, all of the registered Intellectual Property listed in Section 3.1.16.1 of the Boomerang Disclosure Letter is duly and validly registered. Boomerang or a subsidiary of Boomerang is the owner of all Boomerang Intellectual Property, with good and marketable title thereto, free and clear of any and all liens;

(c)	to the best knowledge of Boomerang, the Boomerang Intellectual Property and the conduct of the business of Boomerang and its subsidiaries do not infringe upon, violate or breach the Intellectual Property rights of any other Person;

(d)	there has been no unauthorized or improper use by Boomerang or any of its subsidiaries of the Boomerang Intellectual Property which has affected or could reasonably be expected to affect the validity or distinctiveness thereof or rights therein;

(e)	to the best knowledge of Boomerang, no person is infringing any of the Boomerang Intellectual Property; and

(f)	neither Boomerang nor any of its subsidiaries has received any written notice or claim challenging Boomerang or any of its subsidiaries respecting the validity of, use of or ownership o the Boomerang Intellectual Property, and to the best knowledge of Boomerang, there are no facts upon which such a challenge could be made.

3.1.17	Insurance.

Boomerang has policies of insurance in force as of the date hereof naming Boomerang as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, Boomerang believes are reasonable.

3.1.18	Real Property.

Neither Boomerang nor any of its subsidiaries owns, nor is either Boomerang or any of its subsidiaries bound or subject to any agreement, contract or commitment, or any option to purchase, any real or immovable property.

3.1.19	Leases and Leased Property.

3.1.19.1	Neither Boomerang nor any of its subsidiaries is a party to or bound by or subject to nor has either Boomerang or any of its subsidiaries agreed to become bound to enter into, any real or personal property lease, sublease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases described in Section 3.1.19.1 of the Boomerang Disclosure Letter, copies of which have been provided to LoJack prior to the date hereof.

3.1.19.2	Each of the Leases is valid and subsisting and in good standing, all rental and other payments to be paid by Boomerang as lessee or sublessee and due and payable pursuant to each of the Leases have been duly paid to date and neither Boomerang nor any of its subsidiaries is otherwise in default in meeting its obligations under any of the Leases and is entitled to all rights and benefits thereunder. No event exists which, but for the passing of time or the giving of any notice, or both, would constitute a default by Boomerang or any of its subsidiaries or, to the best knowledge of Boomerang, any other party to any of the Leases and no party to any of the Leases is claiming any such default or taking any action purportedly based upon any such default. The completion of the transactions contemplated herein will not afford any of the parties to any of the Leases or any other Person the right to terminate any of the Leases or increase any amounts due thereunder, nor will the completion of the transactions contemplated herein result in any additional or more onerous obligation on Boomerang or any of its subsidiaries under any of the Leases.

3.1.20	Licenses, Etc.

Boomerang and each of its subsidiaries owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted except for such failure that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Boomerang.

3.1.21	Registration Rights.

No holder of securities issued by Boomerang has any right to compel Boomerang to register or otherwise qualify such securities for public sale in Canada or the United States.

3.1.22	Subscriber-Related Information.

Section 3.1.22 of the Boomerang Disclosure Letter sets forth as at April 30, 2004 and July 31, 2004 Boomerang’s (i) Net Unit Sales, (ii) Net Active Subscribers, (iii) active MINS billed by carrier, (iv) MINS parked and (v) MINS in inventory.

“Net Unit Sales” means gross unit sales less returns, buy-backs and exchanges and “Net Active Subscribers” means the gross active subscribers less the subscribers whose contracts have expired but are within a 90-day renewal period.

3.1.23	Agreement with Cingular Wireless LLC.

Neither Boomerang nor Cingular Wireless LLC has exercised its right of non-renewal within the delays provided for in the agreement dated September 20, 2001 between Boomerang and Cingular Wireless LLC.

3.2	Representations and Warranties of the LoJack Parties

                The LoJack Parties jointly and severally represent and warrant to and in favour of Boomerang as follows and acknowledge that Boomerang is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

3.2.1	Organization

Each of the LoJack Parties and their subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted.

3.2.2	Authority and No Violation

3.2.2.1	Each of the LoJack Parties has the requisite corporate power and authority to enter into this Agreement, the Support Agreement and the

Voting and Exchange Trust Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and the performance and observance of all of the LoJack Parties’ obligations contained herein and therein have been duly authorized by all necessary corporate action on their part;

3.2.2.2	The approval of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement, the execution and the delivery by the LoJack Parties of this Agreement, the Support Agreement and the Voting and Exchange Trust Agreement and the performance by each of them of its obligations hereunder and thereunder, and the completion of the Arrangement and transactions contemplated thereby will not result, (with or without notice or the passage of time, or both) in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

(a)	its certificate of incorporation, articles, by-laws or other charter documents;

(b)	subject to obtaining the Appropriate Regulatory Approvals relating to the LoJack Parties, any Laws, judgment or decree; or

(c)	subject to obtaining the Appropriate Regulatory Approvals relating to the LoJack Parties and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the LoJack Parties, any contract, agreement, license, franchise or permit to which any of the LoJack Parties is party or by which it is bound or subject or is the beneficiary;

3.2.2.3	There is no material private or governmental action, suit proceeding, claim or arbitration pending before any Governmental Entity, or, to the knowledge of the LoJack Parties, any investigation pending or any of the foregoing threatened against any of the LoJack Parties or any of their properties or any of their officers or directors that, individually or in the aggregate, that if adversely determined would reasonably be expected to have a Material Adverse Effect on the LoJack Parties’ ability to consummate the transactions contemplated by this Agreement, the Support Agreement or the Voting and Exchange Trust Agreement. There is no judgment, decree or order against either of the LoJack Parties or, to the knowledge of the LoJack Parties, any of their directors or officers that if adversely determined would reasonably be expected to have a Material Adverse Effect on any of the transactions contemplated by this Agreement, the Support Agreement or the Voting and Exchange Trust Agreement, or that if adversely determined would reasonably be expected to have a Material Adverse Effect on the LoJack Parties’ ability to consummate the transactions contemplated by this Agreement, the Support Agreement or the Voting and Exchange Trust Agreement; and

3.2.2.4	This Agreement has been duly executed and delivered by each of the LoJack Parties and, assuming the due authorization, execution and delivery of this Agreement by Boomerang, constitutes a legal, valid and binding obligation of each of the LoJack Parties, enforceable in accordance with its terms subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity. Each of the Support Agreement and the Voting and Exchange Trust Agreement will be duly executed and delivered by each of the LoJack Parties party thereto and, when so executed and delivered, will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally and general principles of equity.

3.2.2.5	No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by any of the LoJack Parties in connection with the execution and delivery of this Agreement, the Support Agreement or the Voting and Exchange Trust Agreement, or the consummation by the LoJack Parties of the transactions contemplated hereby or thereby other than (A) any approvals required by the Interim Order, (B) the Final Order, (C) filings with the Director under the CBCA, and (D) the Appropriate Regulatory Approvals relating to the LoJack Parties.

3.2.2.6	Subject to obtaining the Appropriate Regulatory Approvals relating to the LoJack Parties, none of the LoJack Parties is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which would, if terminated due to such default, reasonably be expected to cause a Material Adverse Effect.

3.2.3	Public Filings.

LoJack has filed with the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2004 (such forms, reports and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the “LoJack Documents”). The LoJack Documents, at the time filed, (i) did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the requirements of applicable securities Laws. LoJack has not filed any confidential material change report with the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential.

3.2.4	Financial Statements.

The audited consolidated financial statements for LoJack as at and for each of the 12-month periods ended December 31, 2003 and 2002 and the unaudited consolidated financial statements for each of the three-month periods ended March 31, 2004 and June 30, 2004 have been prepared in accordance with United States generally accepted accounting principles (subject, in the case of unaudited interim financial statements, to the absence of footnotes required by such principles and normal year-end adjustments), the requirements of applicable Governmental Entities and applicable securities Laws; such financial statements present fairly, in all material respects, the consolidated financial condition and results of operations of LoJack and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby.

3.2.5	Litigation, Etc.

There is no material claim, action, proceeding or investigation pending or, to the knowledge of the LoJack Parties, threatened against any of the LoJack Parties or any of their subsidiaries before any Governmental Entity that, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the LoJack Parties, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither of the LoJack Parties nor any of their subsidiaries, nor their respective assets and properties, are subject to any outstanding judgement, order, writ, injunction or decree that has had or is reasonably expected to have a Material Adverse Effect on the LoJack Parties or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

3.2.6	Tax Matters

3.2.6.1	LoJack and each of its subsidiaries have duly filed with the appropriate Governmental Entity, or caused to be filed on a timely basis, all material Tax Returns required to be filed by them (all of which Tax Returns were complete in all material respects) and have duly paid or remitted, or caused to be paid or remitted, on a timely basis, all amounts of Taxes, including installments or prepayments of Taxes, which are required to have been paid to the appropriate Governmental Entity and LoJack’s most recently published financial statements contain an adequate provision in accordance with generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. LoJack and each of its subsidiaries have made adequate provision in accordance with generally accepted accounting principles in its books and records for any material amounts of accrued Taxes.

3.2.6.2	Each of the LoJack and its subsidiaries has duly and timely withheld all Taxes and other amounts required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it.

3.2.6.3	Neither LoJack nor any of its subsidiaries has received any written notification or assessment that any issues involving a material amount of Taxes have been raised (and are currently pending) by the Canada Revenue Agency, the United States Internal Revenue Service or any other taxing authority.

3.2.6.4	LoJack has established adequate reserves for sales, use and transfer taxes; such reserves being reflected in its audited financial statement. Taking into account those reserves, any assessment for additional sales, use or transfer taxes would be immaterial to the condition and results expressed in LoJack’s financial statements.

3.2.7	Environmental.

To the knowledge of LoJack, and except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the LoJack Parties, (i) all operations of LoJack and its subsidiaries have been conducted, and are now, in compliance with all applicable Environmental Laws and (ii) LoJack and its subsidiaries are in possession of, and in compliance with, all permits, authorizations, certificates, registrations, approvals and consents necessary under applicable Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted.

3.2.8	Sufficient Funds.

LoJack has, and LoJack Exchangeco will have, through existing funds, credit facilities and borrowing capacity, sufficient funds to pay the consideration to be received by Boomerang Securityholders pursuant to the Arrangement.

3.2.9	Exchangeable Shares

The Exchangeable Shares to be issued in connection with and in accordance with the terms of the Arrangement will be duly and validly issued by LoJack Exchangeco on the Effective Date as fully paid and non-assessable shares.

3.2.10	LoJack Common Shares.

The LoJack Common Shares to be issued pursuant to and in accordance with the terms of the Arrangement or upon the exchange from time to time of the Exchangeable Shares will, in all cases, be duly and validly issued by LoJack on their respective dates of issue as fully paid and non-assessable shares and will be freely tradable without qualification with or approval of or the filing of any prospectus, registration statement or similar document, or the taking of any proceeding with, or the obtaining of any order, ruling or consent from any Governmental Entity or regulatory authority under any U.S. or Canadian federal, provincial, state or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of LoJack or Boomerang for purposes of United States federal or state securities law).

3.2.11	Absence of Certain Changes or Events

Except as Publicly Disclosed by LoJack, since January 1, 2004 through to the date hereof, each of LoJack and its subsidiaries has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

3.2.11.1	a Material Adverse Change with respect to the LoJack Parties;

3.2.11.2	any change in LoJack’s accounting methods, principles or practices; or

3.2.11.3	any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

3.3	Survival

                For greater certainty, the representations and warranties of Boomerang and each LoJack Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, and no claim or recourse may be instituted after such earlier date by any party hereto for breach of a representation or warranty made herein. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

ARTICLE 4
COVENANTS

4.1	Retention of Goodwill

                During the Pre-Effective Date Period, Boomerang will, subject to the fact that a transaction involving its businesses is contemplated hereby, continue to carry on the business of Boomerang and its subsidiaries in a manner consistent with prior practice, but subject to the following provisions of this Article 4, which are intended to be in furtherance of this general commitment.

4.2	Material Commitments

                Subject to applicable Law and the other provisions of this Agreement, during the Pre-Effective Date Period, LoJack will have reasonable access on an ongoing basis during normal business hours (without undue interference to the ordinary conduct of the business of Boomerang) to the senior officers of Boomerang in order that the Representatives of LoJack will become more familiar with the philosophy and techniques of Boomerang and its subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships following the Effective Date.

4.3	Covenants of Boomerang

4.3.1	Boomerang covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of LoJack on behalf of the LoJack Parties to any deviation therefrom, which shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed in the Boomerang Disclosure Letter; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Boomerang and LoJack contemplated hereby, Boomerang will, and will cause its subsidiaries to:

4.3.1.1	carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it;

4.3.1.2	continue to deal with all of its accounts receivable in substantially the same manner as heretofore dealt with;

4.3.1.3	continue to deal with all its accounts payable in substantially the same manner as heretofore dealt with;

4.3.1.4	not commence to undertake a substantial expansion of its business facilities or an expansion that is out of the ordinary and regular course of business consistent with prior practice in light of current market and economic conditions;

4.3.1.5	not split, combine or reclassify any of the outstanding shares of Boomerang nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of Boomerang;

4.3.1.6	not amend the articles or by-laws of Boomerang or amend the articles or by-laws of any subsidiary;

4.3.1.7	not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock (including under its normal course issuer bid) or of any subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (a) transactions between two or more wholly-owned Boomerang subsidiaries or between a wholly-owned subsidiary of Boomerang and Boomerang, (b) the issuance of Boomerang Common Shares pursuant to fully vested and duly exercised Boomerang Options granted prior to the date hereof;

4.3.1.8	not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested Boomerang Options or otherwise amend, vary or modify such plans or the Boomerang Stock Option Plan;

4.3.1.9	not reorganize, amalgamate or merge Boomerang or any of its subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

4.3.1.10	except with respect to the sale of assets of Boomerang or any subsidiary in the ordinary and regular course of business consistent with past practice, not sell, pledge, encumber, lease or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned Boomerang subsidiaries or between a wholly-owned subsidiary of Boomerang and Boomerang);

4.3.1.11	not guarantee the payment of material indebtedness or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business consistent with past practice;

4.3.1.12	carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on Boomerang or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

4.3.1.13	not, and cause each of its subsidiaries not:

(a)	other than in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, and only after having consulted with LoJack, enter into or modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or any other form of compensation or with respect to any increase of benefits payable to, or make any loan to, any officers or directors of Boomerang or any of its subsidiaries; or

(b)	other than in the usual, ordinary and regular course of business and consistent with past practice or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors of Boomerang or any of its subsidiaries, and only after having consulted with LoJack, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable to, or make any loans to employees of Boomerang or any of its subsidiaries;

4.3.1.14	not, except in the usual, ordinary and regular course of business and consistent with past practice: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in the financial statements of Boomerang and its subsidiaries, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

4.3.1.15	use its reasonable commercial efforts (or cause each of its subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

4.3.1.16	not, and will cause its subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date;

4.3.1.17	except in the usual, ordinary and regular course of business and consistent with past practice or as required by applicable Laws, not, and will cause its subsidiaries not to, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would have a Material Adverse Effect on Boomerang;

4.3.1.18	incur or commit to capital expenditures only in the ordinary course consistent with past practice and not, in any event, exceeding $10,000, individually or in the aggregate;

4.3.1.19	not make any changes to existing accounting practices relating to Boomerang or any subsidiary except as required by Law or required by generally accepted accounting principles or make any material tax election inconsistent with past practice; and

4.3.1.20	promptly advise LoJack orally and, if then requested, in writing:

(a)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Boomerang contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(b)	of any Material Adverse Change in respect of Boomerang; and

(c)	of any material breach by Boomerang of any covenant or agreement contained in this Agreement; and

4.3.2	Boomerang shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by Boomerang or any of its subsidiaries under this Agreement, co-operate with LoJack in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Boomerang shall and where appropriate shall cause its subsidiaries to:

4.3.2.1	use all reasonable commercial efforts to assist LoJack in obtaining all Appropriate Regulatory Approvals;

4.3.2.2	apply for and use all reasonable efforts to obtain the Interim Order and immediately following the Boomerang Meeting, to obtain the Final Order;

4.3.2.3	file the Articles of Arrangement and obtain the certificate of arrangement to be issued by the Director giving effect to the Arrangement forthwith after the Appropriate Regulatory Approvals have been obtained and the other conditions herein contained in favour of each party have been satisfied or waived;

4.3.2.4	defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

4.3.2.5	use its reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

4.3.2.6	effect all necessary registrations, filings and submissions of information required by Governmental Entities from Boomerang or any of its subsidiaries;

4.3.2.7	use its reasonable commercial efforts to obtain all necessary waivers, consents and approvals required to be obtained by Boomerang or a subsidiary from other parties to loan agreements, leases or other contracts; and

4.3.2.8	subject to the Plan of Arrangement, use all reasonable commercial efforts to assist all Boomerang Securityholders who are not residents of Canada for purposes of the Income Tax Act (Canada) to obtain appropriate clearance certificates pursuant to Section 116 of such act and Section 1097 of the Taxation Act (Quebec).

4.3.3	Boomerang shall provide LoJack with a copy of any purported exercise of the Dissent Rights and written communications with such Boomerang Shareholder purportedly exercising the Dissent Rights; and not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement, including the Arrangement.

4.4	Covenants of the LoJack Parties

                Each of the LoJack Parties hereby jointly and severally covenants and agrees (and, if applicable, will cause its subsidiaries):

4.4.1	to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with Boomerang in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

4.4.1.1	apply for and use all reasonable commercial efforts to obtain all Appropriate Regulatory Approvals relating to the LoJack Parties, and, in doing so, to keep Boomerang reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing Boomerang with copies of all related applications and notifications, in draft form, in order for Boomerang to provide its reasonable comments;

4.4.1.2	defend all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

4.4.1.3	use its reasonable commercial efforts to have lifted or rescinded any injunction or restraining order or other order relating to the LoJack Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

4.4.1.4	effect all necessary registrations, filings and submissions of information required by Governmental Entities from the LoJack Parties or their subsidiaries;

4.4.1.5	cause the articles of LoJack Exchangeco to be amended to, among other things, create the Exchangeable Shares;

4.4.1.6	cause LoJack to reserve a sufficient number of LoJack Common Shares for issuance upon the completion of the Arrangement and the exchange from time to time of Exchangeable Shares; and

4.4.1.7	cause LoJack to create the Special Voting Share for issuance at the Effective Time.

4.4.2	to carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable commercial efforts to comply promptly with all requirements which applicable Laws may impose on LoJack or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

4.4.3	in connection with the consummation of the transactions contemplated hereby and by the Arrangement, use its reasonable commercial efforts to obtain all necessary waivers, consents and approvals required to be obtained by LoJack or a subsidiary of LoJack from other parties to loan agreements, leases or other contracts;

4.4.4	until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Boomerang to any deviation therefrom, which shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed by LoJack to Boomerang in writing on or before the date hereof; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of Boomerang and LoJack contemplated hereby, LoJack will:

4.4.4.1	not split, combine or reclassify any of the outstanding shares of LoJack nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of LoJack;

4.4.4.2	not make any changes to existing accounting practices related to LoJack except as required by a change in United States generally accepted accounting practice or by applicable Law;

4.4.4.3	not reorganize, amalgamate or merge LoJack with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby;

4.4.4.4	promptly advise Boomerang orally and, if then requested, in writing:

(a)	of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of LoJack contained in this Agreement, if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(b)	of any Material Adverse Change in respect of LoJack; and

(c)	of any material breach by LoJack of any covenant or agreement contained in this Agreement; and

4.4.5	if the LoJack Common Shares to be issued upon the exchange of the LoJack Exchangeco Interim Notes and delivered pursuant to and in accordance with the terms of the Arrangement or upon the exchange from time to time of the Exchangeable Shares require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued by LoJack and delivered by LoJack at the direction of LoJack Callco or LoJack Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or LoJack Exchangeco Interim Notes or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of LoJack or Boomerang for purposes of United States federal or state securities law), LoJack will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such LoJack Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. LoJack will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all LoJack Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding LoJack Common Shares (or such other shares or securities) have been listed by LoJack and remain listed and are quoted or posted for trading at such time. The LoJack Common Shares to be issued shall, in all cases, be duly and validly issued by LoJack on their respective dates of issue as fully paid and non-assessable shares.

4.5	Covenants Regarding Non-Solicitation

4.5.1	Subject to Section 4.6, Boomerang shall not, directly or indirectly, through any officer, director, employee, representative or agent of Boomerang or any of its subsidiaries, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iii) withdraw or modify in a manner adverse to LoJack the approval of the Board of Directors of Boomerang of the transactions contemplated hereby, (iv) approve or recommend any Acquisition Proposal or (v) enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this Section 4.5.1 and any other provision of this Agreement, nothing shall prevent the Board of Directors of Boomerang prior to the Arrangement Resolution having been approved by Boomerang Securityholders at the Boomerang Meeting from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement on terms no less favourable in the aggregate to the disclosing party than those contained in the Confidentiality Agreement (or to the extent any such terms are less favourable to the disclosing party, the Confidentiality Agreement shall be thereupon be deemed to be waived to the extent necessary to give the other party to the Confidentiality Agreement the benefit of such less favourable terms) and providing information pursuant to Section 4.5.3, regarding an unsolicited bona fide written Acquisition Proposal that did not otherwise result from a breach of this Section 4.5 and that the Board of Directors of Boomerang determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the Board of Directors must receive advice of outside legal counsel that it is appropriate that the Board of Directors of Boomerang take such action in order to discharge properly its fiduciary duties. Boomerang shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the Arrangement Resolution has been approved by Boomerang Securityholders at the Boomerang Meeting. Boomerang shall, and shall cause the officers, directors, employees, representatives and agents of Boomerang and its subsidiaries to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

4.5.2	Boomerang shall promptly notify LoJack, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to Boomerang or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of Boomerang or any of its subsidiaries by any Person that informs Boomerang or any of such subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal, the identity of the Person making such proposal, inquiry or contact and provide such other details of the proposal, inquiry or contact as LoJack may reasonably request. Boomerang shall (i) keep LoJack fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to LoJack as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Boomerang or any of its subsidiaries from any Person in connection with any Acquisition Proposal sent or provided by Boomerang to any Person in connection with any Acquisition Proposal.

4.5.3	If Boomerang receives a request for material non-public information from a Person who has made an unsolicited bona fide written Acquisition Proposal and Boomerang is permitted, as contemplated under the second sentence of Section 4.5.1, to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of Boomerang may provide such Person with access to information regarding Boomerang; provided, however, that Boomerang sends a copy of any such confidentiality agreement to LoJack promptly upon its execution and LoJack is provided with a list of or copies of the information provided to such

Person and immediately provided with access to similar information to which such Person was provided.

4.5.4	Boomerang shall ensure that its officers, directors and employees and its subsidiaries and their officers, directors and employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this Section 4.5, and it shall be responsible for any breach of this Section 4.5 by its officers, directors, employees, financial advisors or other advisors or representatives.

4.5.5	Notwithstanding Section 4.5.1 (iii), the Board of Directors of Boomerang may withdraw or modify in a manner adverse to LoJack the approval of the Board of Directors of Boomerang of the transactions contemplated hereby if a Specified LoJack Event has occurred and is continuing so long as LoJack is given written notice of such Specified LoJack Event and has had a reasonable opportunity to cure such event.

4.6	Notice by Boomerang of Superior Proposal Determination

                Notwithstanding Sections 4.5.1, 4.5.2, 4.5.4 and 4.5.5, Boomerang may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal if, and only if the Arrangement has not been approved by Boomerang Securityholders at the Boomerang Meeting and (i) Boomerang has provided LoJack with a copy of the Superior Proposal document, (ii) three Business Days shall have elapsed from the later of the date LoJack received written notice advising LoJack that Boomerang’s Board of Directors has resolved, subject only to compliance with this Section 4.6 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date LoJack received a copy of such Superior Proposal and (iii) it has previously or concurrently will have (A) paid to LoJack the break fee, if any, payable under Section 6.4 and (B) terminated this Agreement pursuant to Section 6.3. Any information provided by Boomerang to LoJack pursuant to this Section 4.6 or pursuant to Section 4.5 shall constitute “Information” under Section 4.7.2.

                During such three Business Day period, Boomerang agrees that LoJack shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of Boomerang will review any offer by LoJack to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether LoJack’s offer upon acceptance by Boomerang would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of Boomerang so determines, it will enter into an amended agreement with LoJack reflecting LoJack’s amended proposal. If the Board of Directors of Boomerang continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects LoJack’s amended proposal, Boomerang may terminate this Agreement pursuant to Section 6.3.3.5; provided, however, that Boomerang must concurrently pay to LoJack the break fee, if any, payable to LoJack under Section 6.4 and must concurrently with termination enter into a definitive agreement with respect to such Acquisition Proposal.

Boomerang acknowledges and agrees that payment of the break fee, if any, payable under Section 6.4 is a condition to valid termination of this Agreement under Section 6.3.3.5 and this Section 4.6.

                Boomerang also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this Section 4.6 to initiate an additional three Business Day notice period.

4.7	Access to Information

4.7.1	Subject to Sections 4.7.2 and 4.7.3 and applicable Laws, upon reasonable notice, Boomerang shall (and shall cause each of its subsidiaries to) afford LoJack’s officers, employees, counsel, accountants, financing sources and other authorized representatives and advisors (“Representatives”) access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, Boomerang shall (and shall cause each of its subsidiaries to) furnish promptly to LoJack all information concerning Boomerang’s business, properties and personnel as LoJack may reasonably request. Nothing in the foregoing shall require Boomerang to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where LoJack is in direct competition with Boomerang. Subject to Sections 4.7.2 and 4.7.3 and applicable laws, upon reasonable notice, LoJack shall afford Boomerang’s Representatives access, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to such of LoJack’s management personnel as LoJack may determine, acting reasonably, and, during such period, LoJack shall furnish promptly to Boomerang all information respecting material changes in LoJack’s business, properties and personnel as Boomerang may reasonably request.

4.7.2	In accordance with the Confidentiality Agreement, each of LoJack and Boomerang acknowledges that certain information provided to it under Section 4.7.1 above will be non-public and/or proprietary in nature (the “Information”). Except as permitted below, each of LoJack and Boomerang will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement. Each of LoJack and Boomerang will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of LoJack and Boomerang who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom

Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf; or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this Section 4.7.2 shall survive the termination of this Agreement.

4.7.3	The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals, (ii) preparing the Circular and (iii) integrating the operations of LoJack and Boomerang.

4.8	Closing Matters

                Each of the LoJack Parties and Boomerang shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

4.9	Prohibition on Voluntary Liquidation

                So long as any Exchangeable Shares not owned by LoJack or its affiliates are outstanding, LoJack will not (and will ensure that LoJack Callco and its affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of LoJack Exchangeco (or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit LoJack Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs.

4.10	Run-Off Insurance

                Each of the LoJack Parties agrees that for the period from the Effective Date until six years after the Effective Date on a trailing or run-off basis, each of the LoJack Parties will cause Boomerang or any successor to Boomerang to maintain Boomerang’s current directors and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Boomerang than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Boomerang.

4.11	Section 85 ITA Rollover

                Each beneficial owner of Boomerang Common Shares and Holdco Shares who is a Canadian Resident, (other than any such holder who is exempt from tax under the Income Tax Act(Canada)), and who validly elects (or for whom the holder validly elects on such beneficial owner’s behalf) to receive consideration that includes Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Income Tax Act (Canada) or, if the beneficial owner is a partnership, subsection 85(2) of the Income Tax Act (Canada) (and in each case, where applicable, the corresponding provisions of any applicable provincial or territorial income tax legislation) with respect to the transfer of its Boomerang Common Shares or its Holdco Shares to LoJack Exchangeco by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Boomerang Common Shares or Holdco Shares transferred and cash, Exchangeable Shares and LoJack Exchangeco Interim Notes received as consideration to the shares so transferred for the purposes of such elections. Thereafter, subject to the election form(s) being correct and complete and complying with the provisions of the Income Tax Act (Canada) (or the corresponding provisions of any applicable provincial or territorial income tax legislation), the form(s) will be signed by a duly authorized representative of LoJack Exchangeco and returned to such beneficial owner of Boomerang Common Shares or Holdco Shares within 30 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such beneficial owner. LoJack Exchangeco will not be responsible for the proper completion of any election form and, except for LoJack Exchangeco’s obligation to sign and return duly completed election form(s) which are received by the Depositary within 90 days of the Effective Date, within 30 days after the receipt thereof by the Depositary and complete the “Identification” section of the transferee in such election forms, LoJack Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a beneficial owner of Boomerang Common Shares or Holdco Shares to properly complete or file the election form(s) in the form and manner and within the time prescribed by the Income Tax Act (Canada) (or any applicable provincial income tax legislation). Notwithstanding the foregoing, LoJack shall cause LoJack Exchangeco to deliver to each electing beneficial owner of Boomerang Common Shares and Holdco Shares any document that is required by the applicable tax authority to be filed along with the election form(s). In its sole discretion, LoJack Exchangeco may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but LoJack Exchangeco will have no obligation to do so. References in this section to the Income Tax Act (Canada) are to the Income Tax Act (Canada) as of the date hereof and any modifications thereof which are consistent with the general principle thereof.

4.12	U.S. Tax Treatment

                LoJack and Boomerang intend for the acquisition by LoJack Exchangeco of Boomerang Common Shares pursuant to this Agreement (i) to be treated as a taxable acquisition of the assets of Boomerang for U.S. federal income tax purposes (whether as a result of an election under section 338(g) of the Code with respect to the acquisition of Boomerang Common Shares or otherwise) and (ii) to result in amortization and depreciation deductions with respect to Boomerang’s tangible and intangible assets for U.S. federal income tax purposes. Boomerang and LoJack shall take reasonable steps to ensure such treatment, including, if necessary, amending the Plan of Arrangement, provided that such changes do not adversely affect the economic benefit to or tax liability of the Boomerang Securityholders.

4.13	Employment Agreements and Non-Competition Agreements

                Boomerang shall use all reasonable efforts to enter into, on or before the Effective Date, and only after having consulted with LoJack, employment agreements and non-competition agreements with all of its employees occupying a directors’ level position or a more senior position. If any such employment agreements and/or non-competition agreements are to be executed, they shall be in form and content acceptable to LoJack, acting reasonably.

ARTICLE 5
CONDITIONS

5.1	Mutual Conditions Precedent

                The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of LoJack, on behalf of the LoJack Parties, and Boomerang:

5.1.1	the Arrangement shall have been approved at the Boomerang Meeting by not less than two-thirds of the votes cast by Boomerang Securityholders who are represented at the Boomerang Meeting;

5.1.2	the Arrangement shall have been approved at the Boomerang Meeting in accordance with any conditions in addition to those set out in Section 5.1.1 which may be imposed by the CBCA or the Interim Order;

5.1.3	the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of Boomerang and LoJack, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

5.1.4	The Form S-3 referred to in Section 2.6.2 shall have been declared effective or the appropriate “no-action” letter referred to in such section shall have been obtained or the parties are otherwise satisfied that no such form or “no-action” letter is necessary in the circumstances;

5.1.5	there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

5.1.6	this Agreement shall not have been terminated pursuant to Article 6;

5.1.7	if required, a Notification Form for the listing of additional shares shall have been filed with the NASDAQ National Market with respect to the LoJack Common Shares issuable pursuant to the Arrangement and upon exchange of the LoJack Exchangeco Interim Notes and Exchangeable Shares from time to time;

5.1.8	all consents, waivers, permits, orders and approvals of any Governmental Entity (including the Appropriate Regulatory Approvals), and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would constitute a criminal offense, or would have a Material Adverse Effect on LoJack or Boomerang, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on LoJack and/or Boomerang; and

5.1.9	there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success, (i) seeking to prohibit or restrict the acquisition by LoJack or any of its subsidiaries of any Boomerang Common Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from Boomerang or LoJack any damages that are material in relation to Boomerang and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by LoJack or any of its subsidiaries of any material portion of the business or assets of Boomerang or any of its subsidiaries or to compel LoJack or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Boomerang or any of its subsidiaries, as a result of the Plan of Arrangement, (iii) seeking to impose limitations on the ability of LoJack or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any Boomerang Common Shares, including the right to vote the Boomerang Common Shares purchased by it on all matters properly presented to the shareholders of Boomerang, (iv) seeking to prohibit LoJack or any of its subsidiaries from effectively controlling in any material respect the business or operations of Boomerang and its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on Boomerang or LoJack.

5.2	Additional Conditions Precedent to the Obligations of the LoJack Parties

                The obligations of the LoJack Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfillment of each of the following conditions precedent (each of which is for the LoJack Parties’ exclusive benefit and may be waived by LoJack on behalf of the LoJack Parties):

5.2.1	all covenants of Boomerang under this Agreement to be performed on or before the Effective Date shall have been duly performed by Boomerang in all material respects;

5.2.2	the representations and warranties of Boomerang shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the LoJack Parties shall have received a certificate of Boomerang addressed to the LoJack Parties and dated the Effective Date, signed on behalf of Boomerang by two senior executive officers of Boomerang, confirming the same as at the Effective Date;

5.2.3	between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Boomerang;

5.2.4	the Board of Directors of Boomerang shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Boomerang and its subsidiaries to permit the consummation of the Arrangement;

5.2.5	the Board of Directors of Boomerang shall have made and not withdrawn or modified or amended, in any material respect, prior to the Boomerang Meeting, an affirmative recommendation that the Boomerang Securityholders approve the Arrangement;

5.2.6	holders of more than five percent of the issued and outstanding Boomerang Common Shares shall not have exercised Dissent Rights in respect of the Arrangement;

5.2.7	the Principal Shareholders Voting Agreement, the Non-Competition Agreements and the Employment Agreements shall be entered into and be in full force and effect, unamended, and each of the parties to the Principal Shareholders Voting Agreement (other than LoJack) shall be, in all material respects, in full compliance with their respective obligations thereunder;

5.2.8	LoJack shall have received from Boomerang evidence, in form and content acceptable to LoJack, acting reasonably, of the renewal of the agreement dated July 1, 2001 between Boomerang and Bell Mobility Cellular Inc. or of the execution of a replacement agreement with another carrier that offers comparable Canadian coverage as Bell Mobility Cellular Inc., without triggering a penalty or breach under Boomerang’s existing agreement with Bell Mobility Cellular Inc.;

5.2.9	LoJack shall have received from Boomerang evidence, in form and content acceptable to LoJack, acting reasonably, of the closure of Boomerang’s California office and the payment of the costs related thereto (including the payment of any severance costs and costs related to the termination of the California premises lease);

5.2.10	LoJack shall have received from Boomerang evidence, in form and content acceptable to LoJack, acting reasonably, that a focused team from a top tier U.S. accounting firm (other than Deloitte & Touche LLP) shall have been mandated to prepare (i) a detailed report assessing Boomerang’s internal control and disclosure procedures and the compliance of such controls and procedures with the Sarbanes-Oxley Act of 2002; (ii) a detailed remediation plan with respect to any non-compliant elements outlined in the report referred to in item (i) of this Section 5.2.10 and (iii) a detailed action plan with respect to the remediation of the non-compliant elements referred to in item (ii) of this Section 5.2.10; and

5.2.11	LoJack shall have received from Boomerang evidence, in form and content acceptable to LoJack, acting reasonably, that:

5.2.11.1	Boomerang has converted all its cash equivalents into cash; and

5.2.11.2	Boomerang’s Working Capital as at September 30, 2004 will be at least $4.4 million less the sum of (a) $650,000, (b) an amount of up to $50,000 to be incurred in connection with the closing of Boomerang’s California office, plus costs to be incurred in connection with the termination of the California premises lease, (c) an amount of up to $50,000 to be incurred in connection with the implementation of the insurance policy referred to in Section 4.10, (d) the amount of the fees to be paid to the members the independent committee of Boomerang’s board of directors constituted for the purposes of considering the acquisition of Boomerang, (e) all amounts required to complete the matters referred to in Section 5.2.10 and (f) all reasonable fees and disbursements incurred by Boomerang’s legal and other professional counsels and advisors in connection with the transactions contemplated in this Agreement.

                The LoJack Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the LoJack Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the LoJack Parties in complying with their obligations hereunder.

5.3	Additional Conditions Precedent to the Obligations of Boomerang

                The obligations of Boomerang to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of Boomerang and may be waived by Boomerang):

5.3.1	all covenants of the LoJack Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the LoJack Parties in all material respects;

5.3.2	all representations and warranties of the LoJack Parties under this Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and Boomerang shall have received a certificate of each of the LoJack Parties addressed to Boomerang and dated the Effective Date, signed on behalf of each of the LoJack Parties by two senior executive officers of the relevant LoJack Party, confirming the same as at the Effective Date;

5.3.3	between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to LoJack;

5.3.4	the Boards of Directors of the LoJack Parties shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the LoJack Parties to permit the consummation of the Arrangement and the issue of the Exchangeable Shares contemplated thereby and the issue of LoJack Common Shares pursuant to the Arrangement and upon the exchange from time to time of the Exchangeable Shares; and

5.3.5	the Support Agreement and the Voting and Exchange Trust Agreement shall be entered into and be in full force and effect, unamended.

                Boomerang may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by Boomerang with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by Boomerang in complying with its obligations hereunder.

5.4	Notice and Cure Provisions

                The LoJack Parties and Boomerang will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

5.4.1	cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

5.4.2	result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

                Neither the LoJack Parties nor Boomerang may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 5.1, 5.2, and 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Articles of Arrangement with the Director, the LoJack Parties or Boomerang, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the LoJack Parties or Boomerang, as the case may be, are asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the LoJack Parties or Boomerang, as the case may be, are proceeding diligently to cure such matter, if such matter is susceptible to being cured, the other may not terminate this Agreement as a result thereof until the earlier of the Drop Dead Date and the expiration of a period of 30 days from such notice. If such notice has been delivered prior to the date of the Boomerang Meeting, such meeting shall be postponed until the earlier of the Drop Dead Date and the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the earlier of the Drop Dead Date and the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter; provided that nothing in this Agreement shall prevent a party from electing not to complete the transactions contemplated hereby or exercising any termination rights as a result of any other matter, in accordance with the terms of this Agreement.

5.5	Satisfaction of Conditions

                The conditions precedent set out in Sections 5.1, 5.2, and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of LoJack and Boomerang, a certificate of arrangement in respect of the Arrangement is issued by the Director.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1	Amendment

                This Agreement may, at any time and from time to time before or after the holding of the Boomerang Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto, and any such amendment may, without limitation:

6.1.1	change the time for performance of any of the obligations or acts of the parties;

6.1.2	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto;

6.1.3	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; and

6.1.4	waive compliance with or modify any conditions precedent herein contained;

                provided, however, that any such change, waiver or modification does not invalidate any required security holder approval of the Arrangement.

6.2	Mutual Understanding Regarding Amendments

6.2.1	The parties will continue, from and after the date hereof and through and including the Effective Date, to use their respective reasonable commercial efforts to maximize present and future financial and tax planning opportunities for the shareholders of Boomerang, and for LoJack and for Boomerang as and to the extent that the same shall not prejudice any party or its security holders. The parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

6.2.2	The parties agree that if the LoJack Parties or Boomerang, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the LoJack Parties or Boomerang, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

6.3	Termination

6.3.1	If any condition contained in Sections 5.1 or 5.2 is not satisfied at or before the Effective Date to the satisfaction of the LoJack Parties, then LoJack on behalf of the LoJack Parties may by notice to Boomerang terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the LoJack Parties arising from any breach by Boomerang but for which the condition would have been satisfied; provided that neither of the LoJack Parties may terminate this Agreement as a result of a failure to satisfy a condition contained in Section 5.2.2 unless such failure would reasonably be expected to have a Material Adverse Effect on Boomerang.

6.3.2	If any condition contained in Sections 5.1 or 5.3 is not satisfied at or before the Effective Date to the satisfaction of Boomerang, then Boomerang may by notice to LoJack on behalf of the LoJack Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of Boomerang arising from any breach by the LoJack Parties but for which the condition would have been satisfied; provided that Boomerang may not terminate this Agreement as a result of a failure to satisfy a condition contained in Section 5.3.2 unless such failure would reasonably be expected to have a Material Adverse Effect on the LoJack Parties.

6.3.3	This Agreement may:

6.3.3.1	be terminated by the mutual agreement of Boomerang and the LoJack Parties (without further action on the part of the Boomerang Shareholders if terminated after the holding of the Boomerang Meeting);

6.3.3.2	be terminated by either Boomerang or LoJack if there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining LoJack or Boomerang from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

6.3.3.3	be terminated by LoJack if (A) the Board of Directors of Boomerang shall have failed to recommend or withdrawn or modified or changed in a manner adverse to LoJack its approval or recommendation of this Agreement or the Arrangement or shall have recommended an Acquisition Proposal or (B) through the fault of Boomerang (whether by commission or omission), this Arrangement is not, prior to October 29, 2004, submitted for the approval of the Boomerang Securityholders at the Boomerang Meeting;

6.3.3.4	be terminated by Boomerang if, through the fault of LoJack (whether by commission or by omission), this Arrangement is not, prior to October 29, 2004, submitted for the approval of the Boomerang Securityholders at the Boomerang Meeting;

6.3.3.5	be terminated by Boomerang in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.6 and the payment of any fee required to be paid pursuant to Section 6.4.1; or

6.3.3.6	be terminated by Boomerang or LoJack if Boomerang Securityholder approval shall not have been obtained by reason of the failure to obtain the required vote at the Boomerang Meeting;

                in each case, prior to the Effective Date.

6.3.4	If the Effective Date does not occur on or prior to the Drop Dead Date, then this Agreement shall terminate.

6.3.5	If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.3, no party shall have any further liability to perform its obligations hereunder except as provided in Section 6.4 and as otherwise contemplated hereby, and provided that, subject to Section 6.5, neither the termination of this Agreement nor anything contained in this Section 6.3.5 shall relieve any party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.4	Break Fee and Expenses

6.4.1	If:

6.4.1.1	Boomerang shall terminate this Agreement pursuant to Section 6.3.3.5, unless at the time of such termination, a Specified LoJack Event has occurred and is continuing;

6.4.1.2	LoJack shall terminate this Agreement pursuant to Section 6.3.3.3, unless at the time of such failure to recommend, withdrawal or adverse modification or change, or recommendation of an Acquisition Proposal, a Specified LoJack Event has occurred and is continuing; or

6.4.1.3	an Acquisition Proposal is publicly announced or otherwise communicated to Boomerang or the shareholders of Boomerang prior to approval of the Arrangement Resolution, the Boomerang Securityholders fail to approve the Arrangement at the Boomerang Meeting and such Acquisition Proposal or one that in all material respects is the same as such Acquisition Proposal, is completed within 12 months of the termination of this Agreement;

then in each such case Boomerang shall pay to LoJack $3,000,000 (less expenses paid, if any, under Section 6.4.2) in immediately available funds to an account designated by LoJack. Such payment shall be due (A) in the case of a termination specified in Section 6.4.1.1, prior to the termination of this Agreement, (B) in the case of a termination specified in Section 6.4.1.2, within five Business Days after written notice of termination by LoJack or (C) in the case of a termination specified in Section 6.4.1.3, forthwith following the closing of the other Acquisition Proposal. Boomerang shall not be obligated to make more than one payment pursuant to this Section 6.4.1.

6.4.2	If LoJack terminates this Agreement under Section 5.1.2 because Boomerang has materially breached its obligations under Section 2.1 or Section 4.5, Boomerang shall (without prejudice to any other remedy LoJack may have in the circumstances) reimburse LoJack’s reasonable out-of-pocket expenses (including reasonable fees and disbursements of legal counsel), provided, however, for greater certainty, that no such reimbursement shall be payable if a break fee is payable under Section 6.4.1.

6.5	Effect of Break Fee Payment

                For greater certainty, the parties hereto agree that if Boomerang pays to LoJack amounts required by Section 6.4.1 as a result of the occurrence of any of the events referenced in Section 6.4.1, the LoJack Parties shall have no other remedy for any breach of this Agreement by Boomerang.

6.6	Remedies

                Subject to Section 6.5, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its Representatives and any such breach would cause the non-breaching party irreparable harm.

Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE 7
GENERAL

7.1	Notices

                All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

7.1.1	If to Boomerang, at:

Boomerang Tracking Inc.
9290 l’Acadie Boulevard
Montreal, QC  H4N 3C5

Attention:            Peter Lashchuk, President
Telecopier No.:    (514) 385-4219

with a copy to:

Davies Ward Phillips & Vineberg LLP1501
McGill College Avenue, 26th Floor
Montreal, QC  H3A 3N9

Attention:            Robert S. Vineberg
Telecopier No.: (514) 841-6499

7.1.2	If to a LoJack Party, at:

LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, MA  02090

Attention:            Thomas M. Camp, Vice President Corporate Development
Telecopier No.:    (781) 251-4650

and

Attention:            Thomas Wooters, Executive Vice President
                               and General Counsel
Telecopier No.: (781) 251-4655

with a copy to: McCarthy Tétrault 1170 Peel Street, 5th Floor Montreal, QC H3B 4S8 Attention: Lorna J. Telfer Telecopier No.: (514) 875-6246

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the first Business Day following the date of delivery or telecopying thereof.

7.2	Assignment

                No party hereto may assign its rights or obligations under this Agreement or the Arrangement.

7.3	Binding Effect

                This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and no third party shall have any rights hereunder.

7.4	Waiver and Modification

                Boomerang and the LoJack Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent.

7.5	No Personal Liability

7.5.1	No director or officer of any LoJack Party shall have any personal liability whatsoever to Boomerang under this Agreement, or any other document delivered in connection with the Arrangement on behalf of a LoJack Party.

7.5.2	No director or officer of Boomerang shall have any personal liability whatsoever to any LoJack Party under this Agreement or any other document delivered in connection with the Arrangement on behalf of Boomerang.

7.6	Further Assurances

                Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

7.7	Expenses

7.7.1	Subject to Section 6.4, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

7.7.2	Boomerang represents and warrants to the LoJack Parties that no broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from Boomerang or any subsidiary of Boomerang in connection with the transactions contemplated hereby or by the Arrangement.

7.8	Consultation

                LoJack and Boomerang agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable commercial efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable commercial efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement. LoJack and Boomerang also agree to consult with each other in preparing and making any filings and communications in connection with any Appropriate Regulatory Approvals.

7.9	Governing Laws

                This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein and shall be treated in all respects as a Quebec contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Quebec in respect of all matters arising under or in relation to this Agreement.

7.10	Time of Essence

                Time shall be of the essence in this Agreement.

7.11	Counterparts

                This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

LOJACK CORPORATION By: /s/ Ronald J. Rossi, Chairman and CEO 4254724 CANADA INC. By: /s/ Ronald J. Rossi, President BOOMERANG TRACKING INC. By: /s/ Lawrence Nadler, Director

SCHEDULE A

APPROPRIATE REGULATORY APPROVALS

Canada

o	Exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the Exchangeable Share structure.

United States

o	If applicable, expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

SCHEDULE B

SPECIAL RESOLUTION OF BOOMERANG SECURITYHOLDERS

BE IT RESOLVED THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Boomerang Tracking Inc. (“Boomerang”), as more particularly described and set forth in the Management Information Circular of Boomerang accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”) involving Boomerang, the full text of which is set out as Schedule C to the Combination Agreement made as of August [•], 2004 between LoJack Corporation, LoJack Exchangeco and Boomerang (the “Combination Agreement”), (as the Plan of Arrangement may be or may have been amended) is hereby authorized, approved and adopted.

3.	Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the securityholders of Boomerang or that the Arrangement has been approved by the Superior Court of Quebec, the directors of Boomerang are hereby authorized and empowered, without further notice or approval of the securityholders of Boomerang (i) to amend the Combination Agreement or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (ii) not to proceed with the Arrangement without further approval of the shareholders and optionholders of Boomerang, but only if the Combination Agreement is terminated in accordance with Article 6 thereof.

4.	Any officer or director of Boomerang is hereby authorized and directed for and on behalf of Boomerang to execute, and to deliver Articles of Arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement for filing.

5.	Any officer or director of Boomerang is hereby authorized and directed for and on behalf of Boomerang to execute or cause to be executed, under the seal of Boomerang or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

SCHEDULE C

PLAN OF ARRANGEMENT
UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1	Definitions

                In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Adjusted Closing Price” means the Closing Price provided that if the Closing Price is less than Cdn. $11.02 the Adjusted Closing Price shall be deemed for purposes of this definition to be Cdn. $11.02 and if the Closing Price is greater than Cdn. $13.46 the Adjusted Closing Price shall be deemed for purposes of this definition to be Cdn. $13.46.

“Aggregate Number of Securities Elected” means the aggregate number of Exchangeable Shares and LoJack Exchangeco Interim Notes that would be issuable to holders of Boomerang Common Shares and Holdco Shareholders pursuant to sections 2.2.2, 2.2.3 and 2.2.4 before giving effect to the pro-ration provisions of section 2.2.5;

“Amalco” means the corporation formed on the amalgamation of LoJack Exchangeco and all of the Holding Companies;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement or Article 6 or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Boomerang Securityholders, to be substantially in the form and content of Schedule B annexed to the Combination Agreement;

“Articles of Arrangement” means the articles of arrangement of Boomerang in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made in order for the Arrangement to become effective;

“Boomerang” means Boomerang Tracking Inc., a corporation existing under the CBCA;

“Boomerang Common Shares” means the outstanding Class A shares in the capital of Boomerang;

“Boomerang Meeting” means the special meeting of Boomerang Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

“Boomerang Options” means the Boomerang Common Share purchase options granted under the Boomerang Share Option Plan and being outstanding and unexercised on the Effective Date;

“Boomerang Securityholders” means the holders of Boomerang Common Shares and Boomerang Options, collectively;

“Boomerang Share Option Plan” means Boomerang's Stock Option Plan instituted July 4, 2001;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Mass. and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Mass. or in Montreal, Quebec;

“Canadian Dollar Equivalent” means in respect of an amount expressed in United States dollars (the “U.S. Currency Amount”) at any date, the product obtained by multiplying:

(a) the U.S. Currency Amount, by

(b) the noon spot exchange rate for United States dollars expressed in Canadian dollars as reported by the Bank of Canada on that date or, in the event no rate was reported on that date, the rate on the first prior date for which such rate was reported.

“Canadian Resident” means a resident of Canada for purposes of the ITA, and includes a partnership any member of which is a resident of Canada for the purposes of the ITA;

“CBCA” means the Canada Business Corporations Act, as amended;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed;

“Circular” means the notice of the Boomerang Meeting and accompanying management information circular, including all appendices thereto, to be sent to holders of Boomerang Common Shares and Boomerang Options in connection with the Boomerang Meeting;

“Closing Price” means, in respect of a LoJack Common Share, the Canadian Dollar Equivalent of the weighted average of the trading prices of the LoJack Common Shares on the NASDAQ for a period of twenty consecutive trading days ending on the day that is three Business Days prior to the Effective Date;

“Combination Agreement” means the combination agreement made as of the 16 day of August, 2004 among LoJack, LoJack Exchangeco and Boomerang, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Court” means the Superior Court of Quebec;

“Current Market Price” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Depositary” means Computershare Trust Company of Canada at its offices set out in the Letter of Transmittal and Election Form;

“Director” mean the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in section 3.1;

“Dissenting Shareholder” means a holder of Boomerang Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Drop Dead Date” means December 31, 2004, or such later date as may be mutually agreed by the parties to the Combination Agreement;

“Effective Date” means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date;

“Effective Time” means 12:01 am. (Montreal time) on the Effective Date;

“Election Deadline” means 5:00 p.m. (local time) at the place of deposit on the date which is two Business Days prior to the date of the Boomerang Meeting;

“Exchange Date” has the meaning ascribed thereto in section 5.3.2;

“Exchange Ratio” means, subject to adjustment, if any, as provided herein, the fraction the numerator of which is Cdn $2.95 and the denominator of which is the Adjusted Closing Price;

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set out in Appendix 1 hereto;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of LoJack Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in the Exchangeable Share Provisions;

“Excluded Boomerang Common Shares” means Boomerang Common Shares held by Persons who, at the Effective Time, are Dissenting Shareholders and Boomerang Common Shares, if any, held by LoJack or any affiliate (including any Holding Company that becomes an affiliate of LoJack pursuant to section 2.2.7).

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

“First Holder” has the meaning ascribed thereto in section 2.2.5;

“Holdco Agreement” means an agreement satisfactory to LoJack, acting reasonably, setting out the terms and conditions upon which Holdco Shareholders may avail themselves of the Holdco Alternative and pursuant to which all Holdco Shareholders agree to, among other things, transfer all of the shares in the capital of a Holding Company to LoJack Exchangeco under the Arrangement and agree to deposit with the Depositary prior to the Election Deadline a duly completed Holdco Letter of Transmittal and Election Form;

“Holdco Alternative” means the option exercisable by Holdco Shareholders to enter into a Holdco Agreement with LoJack and to transfer all of the issued and outstanding shares in the capital of a Holding Company to LoJack Exchangeco under the Arrangement and pursuant to section 2.2.1;

“Holdco Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by Holdco Shareholders who choose the Holdco Alternative;

“Holdco Shareholders” means, in respect of a Holding Company, all of the holders of the Holdco Shares of such company;

“Holdco Shares” means, in respect of a Holding Company, all of the issued and outstanding shares in the capital of such Holding Company;

“holders” means, when used with reference to any shares or options, the holders of such shares or options, respectively, shown from time to time in the register maintained by or on behalf of the applicable corporation in respect thereof;

“Holding Company” means a company which is a holder of Boomerang Common Shares that is a company: (a) which is a taxable Canadian corporation for the purposes of the ITA, (b) which, unless otherwise approved by LoJack, in its sole discretion, is a corporation (i) incorporated on a date not earlier than August 1, 2004 and validly existing under the CBCA, (ii) which has been organized in such a fashion so as to permit the amalgamation of LoJack Exchangeco and such company pursuant to section 2.2.7 hereof, (iii) which has had since its incorporation no assets other than Boomerang Common Shares and funds received upon the subscription for shares of such company and no liabilities at the Effective Date, (iv) which is not a party to, nor bound by any agreement, commitment or undertaking of any nature whatsoever other than as specifically permitted, being (a) issuance of stock pursuant to subscriptions, rollover agreements (in consideration of Boomerang Common Shares), stock dividends, (b) agreements pertaining to the Plan of Arrangement or the establishment of a bank account to deposit subscription funds, and (c) increases in paid-up capital for purposes of paying a safe income dividend, (v) in respect of which since its incorporation all of the holders of shares in the capital of such company have had a “substantial interest” (as such term is defined in Part VI.1 of the ITA) in the company, and (vi) which has not had a financial year-end prior to the year-end resulting from the Arrangement, and (vii) in respect of which all of the holders of shares in the capital of such company have validly exercised the Holdco Alternative and duly completed and delivered to the Depositary prior to the Election Deadline a Holdco Letter of Transmittal and Election Form;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by section 2.3 of the Combination Agreement;

“ITA” means the Income Tax Act (Canada), as amended;

“Letter of Transmittal and Election Form” means the letter of transmittal and election form for use by holders of Boomerang Common Shares (other than Holding Companies), in the form accompanying the Circular;

“Liquidation Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Liquidation Call Purchase Price” has the meaning ascribed thereto in section 5.1.1;

“Liquidation Call Right” has the meaning ascribed thereto in section 5.1.1;

“Liquidation Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“LoJack” means LoJack Corporation, a corporation existing under the laws of The Commonwealth of Massachusetts;

“LoJack Call Purchase Price” has the meaning ascribed thereto in section 5.3.1;

“LoJack Call Right” has the meaning ascribed thereto in section 5.3.1;

“LoJack Callco” means • , a company existing under the CBCA which, at the time of the consummation of the Arrangement, will be a subsidiary of LoJack;

“LoJack Common Shares” means the shares of common stock in the capital of LoJack;

“LoJack Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“LoJack Exchangeco” means 4246624 Canada Inc, a company existing under the CBCA which, at the time of the consummation of the Arrangement, will be a subsidiary of LoJack;

“LoJack Exchangeco Interim Notes” means the non-interest bearing demand notes issued by LoJack Exchangeco pursuant to the Arrangement, each in a principal amount equal to the fair market value of a LoJack Common Share at the Effective Time and each convertible, at the option of LoJack Callco, into one Preferred Share as set out in section 2.2.8;

“Maximum Number of Securities” means the number of securities, rounded down to the nearest whole number, equal to the sum of (A) 30% times the product of the Exchange Ratio and the aggregate number of Boomerang Common Shares outstanding immediately prior to the Effective Time plus (B) 30% times the product of the Exchange Ratio and the total Option Consideration divided by 2.95;

“Meeting Date” means the date of the Boomerang Meeting;

“Mixed Consideration” has the meaning ascribed thereto in section 2.2.3.

“NASDAQ”means the Nasdaq National Market;

“Option Consideration” means the consideration in the form of Cdn.$2.95 per vested Boomerang Option less the exercise price of such Boomerang Option to be received by a holder of Boomerang Options pursuant to section 2.2.1 and, for greater certainty, to the extent such amount is a negative number or that such Boomerang Option is non-vested, the consideration in respect of such Boomerang Option shall be nil;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental body, syndicate or other entity, whether or not having legal status;

“Preferred Shares” means the preferred shares in the capital of LoJack Exchangeco having substantially the rights, privileges, restrictions and conditions set forth in Appendix 2 hereto;

“Redemption Call Purchase Price” has the meaning ascribed thereto in section 5.2.1:

“Redemption Call Right” has the meaning ascribed thereto in section 5.2.1;

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions;

“Special Voting Share” means the share of LoJack Special Voting Preferred Stock having substantially the rights, privileges, restrictions and conditions described in the Voting and Exchange Trust Agreement;

“Support Agreement” means an agreement to be made between LoJack, LoJack Callco and LoJack Exchangeco in connection with the Plan of Arrangement substantially in the form and content of Schedule D annexed to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

“Total Holder Consideration” means the total consideration a holder of Boomerang Common Shares elected to receive pursuant to section 2.2.2 and 2.2.3 using a price per

Exchangeable Share and LoJack Exchangeco Interim Note equal to the Adjusted Closing Price;

“Transfer Agent” has the meaning ascribed thereto in section 5.1.2;

“Trustee” means the trustee to be chosen by LoJack and Boomerang, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means an agreement to be made between LoJack, LoJack Exchangeco and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule E annexed to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

1.2	Sections and Headings

                The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

1.3	Number, Gender and Persons

        In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

ARTICLE 2
ARRANGEMENT

2.1	Binding Effect

                This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) Boomerang, (ii) all holders and all beneficial holders of Boomerang Common Shares, (iii) all holders of Boomerang Options, (iv) LoJack, (v) all holders of Exchangeable Shares, (vi) all holders of LoJack Common Shares received in exchange for LoJack Exchangeco Interim Notes or Exchangeable Shares, (vii) LoJack Exchangeco, (viii) LoJack Callco, (ix) each Holding Company, and (x) all Holdco Shareholders.

2.2	Arrangement

                Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

2.2.1	each outstanding Boomerang Option which has not been exercised at the Effective Date shall be cancelled and the holder thereof shall be entitled to receive in respect of any vested Boomerang Option only an amount equal to the Option Consideration payable in accordance with Article 4, and the name of all holders of Boomerang Options will be removed from the register of holders of Boomerang Options and all Boomerang Options shall be cancelled;

2.2.2	with respect to each Holding Company, each Holdco Share will be transferred by the holder thereof, without any further act or formality on its part, and free and clear of all liens, claims and encumbrances, to LoJack Exchangeco in exchange for the consideration that would have been received by such Holding Company pursuant to sections 2.2.3, 2.2.4 and 2.2.5 if such Holding Company had deposited with the Depositary prior to the Election Deadline a duly completed Letter of Transmittal and Election Form specifying the same elections as set out in the Holdco Letter of Transmittal and Election Form deposited by such Holding Company’s Holdco Shareholders, and the names of its Holdco Shareholders will be removed from the register of holders of such Holding Company and, subject to Article 4, added to the register of holders of the securities, if any, comprising all or part of the consideration received by such Holdco Shareholders for such transfer and LoJack Exchangeco will be recorded as the registered holder of such Holdco Shares so transferred and will be deemed to be the legal and beneficial owner of such Holdco Shares. Subject to the limitations set out in 2.2.3, the consideration received for the shares of each Holding Company shall be allocated between the shareholders of such Holding Company and between the different classes of stock of such Holding Company, in the manner designated by the Holdco Shareholders;

2.2.3	subject to the pro-ration adjustments set out in section 2.2.5, each Boomerang Common Share (other than an Excluded Boomerang Common Share) will be transferred by the holder thereof without any further act or formality, and free and clear of all liens, claims and encumbrances, to LoJack Exchangeco, in exchange for, at the election (or deemed election) of the holder of Boomerang Common Shares, either:

2.2.3.1	Cdn.$2.95 in cash;

2.2.3.2	such number of fully paid and non-assessable Exchangeable Shares as is equal to the Exchange Ratio (provided that a holder of Boomerang Common Shares who is not a Canadian Resident will not be entitled to elect to receive Exchangeable Shares as provided in section 2.3.1);

2.2.3.3	such number of LoJack Exchangeco Interim Notes as is equal to the Exchange Ratio (each such note to be transferred to LoJack Callco in exchange for one fully paid and non assessable LoJack Common Share as provided in section 2.2.8); or

2.2.3.4	a combination of the foregoing (a “Mixed Consideration”);

payable, in each case, in accordance with Article 4, and the name of each such holder of Boomerang Common Shares will be removed from the register of holders of Boomerang Common Shares and added to the register of holders of the securities, if any, comprising all or part of the consideration to be received by such holder for such transfer, and LoJack Exchangeco will be recorded as the registered holder of the Boomerang Common Shares so transferred and will be deemed to be the legal and beneficial owner of such Boomerang Common Shares.

For greater certainty, the consideration components of each Mixed Consideration (if any) received by any holder of Boomerang Common Shares or any Holdco Shareholder, after taking into account the pro-rations pursuant to section 2.2.5, shall be allocated as consideration for each Boomerang Common Share or Holdco Shares on a pro rata basis, unless such holder of Boomerang Common Shares or Holdco Shares notifies LoJack Exchangeco in writing (at the time such holder deposits its Letter of Transmittal and Election Form or its Holdco Letter of Transmittal and Election Form, as the case may be, with the Depositary) that it wishes to segregate the components of the Mixed Consideration to different Boomerang Common Shares or Holdco Shares in the manner set out in such notice in which case, the manner set out in the notice shall govern such allocation (however, in no event shall any rights arising under the Voting and Exchange Trust Agreement or the Support Agreement be allocated to anything other than to the Exchangeable Shares and the property in consideration for which such Exchangeable Shares were issued);

2.2.4	each Boomerang Common Share (other than Excluded Boomerang Common Shares) in respect of which a duly completed Letter of Transmittal and Election Form has not been deposited with the Depositary on or prior to the Election Deadline or for which an incomplete or invalid election has been made will be transferred by the holder thereof, without any act or formality on its part, to LoJack Exchangeco in exchange for Cdn.$2.95 in cash, and the name of each such holder will be removed from the register of holders of Boomerang Common Shares; LoJack Exchangeco will be recorded as the registered holder of such Boomerang Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

2.2.5	if the Aggregate Number of Securities Elected exceeds the Maximum Number of Securities, then the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares issuable pursuant to section 2.2.2 and 2.2.3 to each holder of Boomerang Common Shares and each Holdco Shareholder who has elected to receive in exchange for its Boomerang Common Shares or Holdco Shares shall be determined in accordance with the following:

2.2.5.1	each holder of Boomerang Common Shares or Holdco Shares, as the case may be, that has elected to receive in exchange for such Person’s

Boomerang Common Shares or Holdco Shares, as the case may be, 30% or less of such holder’s Total Holder Consideration, in LoJack Exchangeco Interim Notes and/or Exchangeable Shares shall be entitled to receive the number of LoJack Exchangeco Interim Notes and/or Exchangeable Shares it has elected to receive.

2.2.5.2	each holder of Boomerang Common Shares or Holdco Shares that has elected to receive in exchange for its Boomerang Common Shares or Holdco Shares more than 30% of such holder’s Total Holder Consideration, in LoJack Exchangeco Interim Notes and/or Exchangeable Shares, shall be entitled to receive the aggregate of: (i) the aggregate number of LoJack Exchangeco Interim Notes and/or Exchangeable Shares equal to 30% of such holder’s Total Holder Consideration, and (ii) such number of LoJack Exchangeco Interim Notes and/or Exchangeable Shares obtained by multiplying (A) the Maximum Number of Securities less the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares to be issued pursuant to sections 2.2.5.1 and 2.2.5.2(i) with (B) a fraction, the numerator of which is the number of LoJack Exchangeco Interim Notes and/or Exchangeable Shares that such holder of Boomerang Common Shares or Holdco Shares has elected to receive in exchange for its Boomerang Common Shares or Holdco Shares less the number of LoJack Exchangeco Interim Notes and/or Exchangeable Shares such holder is entitled to receive pursuant to section 2.2.5.2(i), and the denominator of which is the Aggregate Number of Securities Elected less the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares to be issued pursuant to sections 2.2.5.1 and 2.2.5.2(i);

so that the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares issuable to all such holders shall be equal to the Maximum Number of Securities, and each such holder shall be entitled to receive an aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares equal to the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares issuable to such holder after giving effect to the pro-ration provisions of this section rounded down to the nearest whole securities, and to the extent the aggregate number of LoJack Exchangeco Interim Notes and Exchangeable Shares which such holder has elected to receive was not available, such holder shall be deemed to have elected to receive Cdn.$2.95 per Boomerang Common Share in respect of which no LoJack Exchangeco Interim Note or Exchangeable Share is issued and a cash payment equal to the product of any fractional interest in an Exchangeable Share or a fractional interest in a LoJack Exchangeco Interim Note and the Current Market Price. For the purposes of determining Total Holder Consideration and the components thereof to a holder of Holdco Shares (the “First Holder”), the consideration to which another holder is entitled shall be included if such other holder is a company that is either controlled by or controls the First Holder;

2.2.6	LoJack shall issue to and deposit with the Trustee the Special Voting Share, in consideration of the payment to LoJack of U.S.$1, to be thereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement;

2.2.7	if there is one or more Holding Companies, LoJack Exchangeco and all of the Holding Companies shall amalgamate and continue as one corporation under the CBCA, Amalco, with the effect described below unless and until otherwise determined in the manner required by law or by Amalco, its directors or shareholders, and the following provisions shall apply:

2.2.7.1	Name: The name of Amalco shall be LoJack Exchangeco;

2.2.7.2	Registered Office: The registered office of Amalco shall be located in the City of Montreal in the District of Montreal. The address of the registered office of Amalco shall be 9280 de l'Acadie Blvd., Montreal, Quebec;

2.2.7.3	Business and Powers: There shall be no restrictions on the business that Amalco may carry on or on the powers it may exercise;

2.2.7.4	Authorized Share Capital: The authorized share capital of Amalco shall be the same as the authorized share capital of LoJack Exchangeco;

2.2.7.5	Share Conversion: Each Holdco Share shall be cancelled without any repayment of capital in respect thereof;

2.2.7.6	Share Restrictions:

(A)	Transfer: The transfer of shares in the capital of Amalco shall be restricted in that no share shall be transferred without either (i) the consent of the directors of Amalco expressed by resolution passed by the board of directors or by an instrument or instruments in writing signed by all of such directors, or (ii) the consent of the holders of shares in the capital of Amalco to which are attached more than 50% of the voting rights attaching to all shares for the time being outstanding entitled to vote at such time expressed by a resolution passed by such shareholders at a meeting duly called and constituted for that purpose or by an instrument or instruments in writing signed by all of such shareholders;

(B)	Number of Shareholders: The number of shareholders of Amalco, exclusive of Persons who are in its employment and exclusive of Persons who, having been formerly in the employment of Amalco, were, while in that employment, and have continued after termination of that employment to be, shareholders of such Amalco, is limited to not more than 50; and

(C)	Public Distributions: Any distribution of securities of Amalco to the public is prohibited;

2.2.7.7	Number of Directors: The number of directors of Amalco shall be not less than one (1) and not more than ten (10) as the shareholders of Amalco may from time to time determine by special resolution or, if empowered to do so by special resolution, as the directors of Amalco may from time to time determine;

2.2.7.8	Initial Directors: The initial directors of Amalco shall be Ronald J. Rossi, Thomas A. Wooters, Joseph F. Abely, and Lorna J. Telfer;

2.2.7.9	By-laws: The by-laws of Amalco shall be the same as the by-laws of LoJack Exchangeco; and

2.2.7.10	Stated Capital: For the purposes of the CBCA, the stated capital of Amalco shall be the stated capital of LoJack Exchangeco;

2.2.8	each LoJack Exchangeco Interim Note will be transferred by the holder thereof to LoJack Callco, in exchange for one fully paid and non-assessable LoJack Common Share and the LoJack Exchangeco Interim Notes will then be converted into one Preferred Share in accordance with its terms.

2.3	Elections

2.3.1	Each Person who, at or prior to the Election Deadline, is a holder of record of Boomerang Common Shares or Holdco Shares will be entitled, with respect to all or a portion of such shares, to make an election at or prior to the Election Deadline to receive (i) cash, (ii) or Exchangeable Shares, (iii) or LoJack Exchangeco Interim Notes, (iv) or a Mixed Consideration (in which case a holder of Boomerang Common Shares or Holdco Shareholder, as the case may be, must designate the percentage of the Mixed Consideration to be comprised of each of the foregoing components), in exchange for such holder’s Boomerang Common Shares or Holdco Shares, as the case may be, on the basis set forth herein and in the Letter of Transmittal and Election Form and the Holdco Letter of Transmittal and Election Form, as the case may be; provided that, notwithstanding anything to the contrary herein, a holder of Boomerang Common Shares who is not a Canadian Resident will not be entitled to elect to receive Exchangeable Shares and any such election otherwise made by any such holder shall be and be deemed to be an election to receive a LoJack Exchangeco Interim Note.

2.3.2	Each beneficial owner of Boomerang Common Shares and Holdco Shares who is a Canadian Resident, (other than any such holder who is exempt from tax under the Income Tax Act (Canada)), and who validly elects (or for whom the holder validly elects on such beneficial owner’s behalf) to receive consideration that includes Exchangeable Shares shall be entitled to make an income tax election pursuant to subsection 85(1) of the Income Tax Act (Canada) or, if the beneficial owner is a partnership, subsection 85(2) of the Income Tax Act (Canada) (and in each case, where applicable, the corresponding provisions of any applicable provincial or territorial income tax legislation) with respect to the transfer of its Boomerang Common Shares or its Holdco Shares to LoJack Exchangeco by providing two signed copies of the necessary prescribed election form(s) to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Boomerang Common Shares or Holdco Shares transferred and cash, Exchangeable Shares and LoJack Exchangeco Interim Notes received as consideration to the shares so transferred for the purposes of such elections. Thereafter, subject to the election form(s) being correct and complete and complying with the provisions of the Income Tax Act (Canada) (or the corresponding provisions of any applicable provincial or territorial income tax legislation), the form(s) will be signed by a duly authorized representative of LoJack Exchangeco and returned to such beneficial owner of Boomerang Common Shares or Holdco Shares within 30 days after the receipt thereof by the Depositary for filing with the Canada Revenue Agency (or the applicable provincial taxing authority) by such beneficial owner. LoJack Exchangeco will not be responsible for the proper completion of any election form and, except for LoJack Exchangeco’s obligation to sign and return duly completed election form(s) which are received by the Depositary within 90 days of the Effective Date, within 30 days after the receipt thereof by the Depositary and to complete the “Identification” section of the transferee in such election forms, LoJack Exchangeco will not be responsible for any taxes, interest or penalties resulting from the failure by a beneficial owner of Boomerang Common Shares or Holdco Shares to properly complete or file the election form(s) in the form and manner and within the time prescribed by the Income Tax Act (Canada) (or any applicable provincial income tax legislation). Notwithstanding the foregoing, LoJack shall cause LoJack Exchangeco to deliver to each electing beneficial owner of Boomerang Common Shares and Holdco Shares any document that is required by the applicable tax authority to be filed along with the election form(s). In its sole discretion, LoJack Exchangeco may choose to sign and return an election form received by the Depositary more than 90 days following the Effective Date, but LoJack Exchangeco will have no obligation to do so. References in this section to the Income Tax Act (Canada) are to the Income Tax Act (Canada) as of the date hereof and any modifications thereof which are consistent with the general principle thereof.

2.4	Adjustments to Exchange Ratio

                The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into LoJack Common Shares or Boomerang Common Shares other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to LoJack Common Shares or Boomerang Common Shares occurring after the date of the Combination Agreement and prior to the Effective Time.

ARTICLE 3
RIGHTS OF DISSENT

3.1	Rights of Dissent

                Holders of Boomerang Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the “Dissent Rights”) in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Boomerang not later than 5:00 p.m. (Montreal time) on the Business Day preceding the Boomerang Meeting. Holders of Boomerang Common Shares who duly exercise such rights of dissent and who:

3.1.1	are ultimately determined to be entitled to be paid fair value for their Boomerang Common Shares shall be deemed to have transferred such Boomerang Common Shares to LoJack Exchangeco, as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances to LoJack Exchangeco in consideration for a payment of cash from LoJack Exchangeco equal to such fair value and such shares shall be cancelled as of the Effective Time; or

3.1.2	are ultimately determined not to be entitled, for any reason, to be paid fair value for their Boomerang Common Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Boomerang Common Shares who did not make an election and shall be entitled to receive $2.95 per Boomerang Common Share in accordance with section 2.2.4, but in no case shall LoJack, LoJack Exchangeco, Boomerang or any other Person be required to recognize such holders as holders of Boomerang Common Shares after the Effective Time, and the names of such holders of Boomerang Common Shares shall be deleted from the registers of holders of Boomerang Common Shares at the Effective Time.

ARTICLE 4
CERTIFICATES AND FRACTIONAL SHARES

4.1	Payment of Cash

                At or promptly after the Effective Time, LoJack Exchangeco shall deposit or ensure that there is deposited with the Depositary, for the benefit of the holders of Boomerang Common Shares, of the Holdco Shareholders and of holders of Boomerang Options, the amount of cash to be delivered pursuant to Article 2. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Boomerang Common Shares or Holdco Shares that were transferred for cash under the Arrangement, together with a duly completed Letter of Transmittal and Election Form or a Holdco Letter of Transmittal and Election Form, as the case may be, and such other documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive, and after the Effective Time the Depositary shall deliver to such Person and to holders of Boomerang Options, the amount of cash such Person is entitled to receive under the Arrangement (less any amounts withheld pursuant to section 4.8), and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such Boomerang Common Shares which was not registered in the transfer records of Boomerang, the amount of cash payable for such Boomerang Common Shares under the Arrangement may be delivered to the transferee if the certificate representing such Boomerang Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding Boomerang Common Shares that, under the Arrangement, were exchanged for cash pursuant to Article 2 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the cash payment contemplated by this section 4.1, less any amounts withheld pursuant to section 4.8.

4.2	Issuance of Certificates Representing Exchangeable Shares

                At or promptly after the Effective Time, LoJack Exchangeco shall deposit or ensure that there is deposited with the Depositary, for the benefit of the holders of Boomerang Common Shares and of the Holdco Shareholders who will receive Exchangeable Shares in connection with the Arrangement, certificates representing that number of whole Exchangeable Shares to be delivered pursuant to Article 2 upon the exchange of Boomerang Common Shares or Holdco Shares, as the case may be. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Boomerang Common Shares or Holdco Shares, as the case may be, that were exchanged for Exchangeable Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Boomerang or such Holding Company, as the case may be, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of Exchangeable Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.4 and any cash in lieu of fractional Exchangeable Shares pursuant to section 4.5, in each case less any amounts withheld pursuant to section 4.8 hereof), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Boomerang Common Shares that is not registered in the transfer records of Boomerang, a certificate representing the proper number of Exchangeable Shares may be issued to the transferee if the certificate representing such Boomerang Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Time represented Boomerang Common Shares or Holdco Shares, as the case may be, that were exchanged for Exchangeable Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing Exchangeable Shares as contemplated by this section 4.2, (ii) a cash payment in lieu of any fractional Exchangeable Shares as contemplated by section 4.5 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to Exchangeable Shares as contemplated by section 4.4.

4.3	Exchange of Certificates for LoJack Common Shares

                At or promptly after the Effective Time, LoJack Callco shall deposit with the Depositary, for the benefit of the holders of Boomerang Common Shares and Holdco Shares who will ultimately receive LoJack Common Shares pursuant to sections 2.2.2 and 2.2.3 of the Plan of Arrangement, certificates representing that whole number of LoJack Common Shares to be delivered pursuant to Article 2. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented Boomerang Common Shares or Holdco Shares, as the case may be, that were exchanged for LoJack Exchangeco Interim Notes and then for LoJack Common Shares under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of Boomerang or such Holding Company, as the case may be, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number of LoJack Common Shares which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to section 4.4 and any cash in lieu of fractional LoJack Common Shares pursuant to section 4.5 in each case, less any amount withheld pursuant to section 4.8 hereof), and the certificate so surrendered shall forthwith be cancelled. For greater certainty, no certificates representing LoJack Exchangeco Interim Notes shall be issued, and such LoJack Exchangeco Interim Notes shall be evidenced by the certificates representing Boomerang Common Shares or Holdco Shares, as the case may be, exchanged for LoJack Exchangeco Interim Notes under the Arrangement. In the event of a transfer of ownership of Boomerang Common Shares that is not registered in the transfer records of Boomerang a certificate representing the proper number of LoJack Common Shares may be issued to the transferee if the certificate representing such Boomerang Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.3, each certificate which immediately prior to the Effective Time represented one or more outstanding Boomerang Common Shares or Holdco Shares, as the case may be, that were exchanged in consideration for LoJack Exchangeco Interim Notes which were then transferred for LoJack Common Shares, shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing LoJack Common Shares as contemplated by this section 4.3, (ii) a cash payment in lieu of any fractional LoJack Exchangeco Interim Notes as contemplated by section 4.5 and (iii) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to LoJack Common Shares as contemplated by section 4.4.

4.4	Distributions with Respect to Unsurrendered Certificates

                No dividends or other distributions declared or made after the Effective Time with respect to Exchangeable Shares or LoJack Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented Boomerang Common Shares or Holdco Shares, as the case may be, that were exchanged pursuant to Article 2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to section 4.5 and no interest shall be earned or payable on these proceeds, unless and until the holder of such certificate shall surrender such certificate in accordance with section 4.2 or 4.3. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing Boomerang Common Shares or Holdco Shares, as the case may be, without interest, (i) the amount of any cash payable in lieu of a fractional Exchangeable Share or LoJack Exchangeco Interim Notes to which such holder is entitled pursuant to section 4.5, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares or LoJack Common Shares, as the case may be, to which such holder is entitled pursuant hereto and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Exchangeable Shares or LoJack Common Shares, as the case may be.

4.5	No Fractional Securities

                No certificates representing fractional Exchangeable Shares, LoJack Exchangeco Interim Notes and LoJack Common Shares shall be issued upon the surrender for exchange of certificates pursuant to section 4.2 or 4.3 and no dividend, stock split or other change in the capital structure of LoJack Exchangeco or LoJack shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of LoJack Exchangeco or LoJack. In lieu of any fractional securities, each Person otherwise entitled to a fractional interest in an Exchangeable Share or in a LoJack Exchangeco Interim Note will receive a cash payment from the Depositary equal to the product of such fractional interest and the Current Market Price. LoJack Exchangeco shall from time to time as necessary provide the Depositary with funds sufficient to satisfy these obligations.

4.6	Lost Certificates

                In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Boomerang Common Shares that were exchanged pursuant to Article 2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any cash and/or certificates representing Exchangeable Shares or LoJack Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Article 2 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom cash and/or certificates representing Exchangeable Shares or LoJack Common Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to Boomerang, LoJack Exchangeco, LoJack and their respective transfer agents in such sum as Boomerang, LoJack Exchangeco or LoJack may direct or otherwise indemnify Boomerang, LoJack Exchangeco and LoJack in a manner satisfactory to Boomerang, LoJack Exchangeco and LoJack against any claim that may be made against LoJack Exchangeco or LoJack with respect to the certificate alleged to have been lost, stolen or destroyed.

4.7	Extinction of Rights

                Any certificate which immediately prior to the Effective Time represented outstanding Boomerang Common Shares that were exchanged pursuant to Article 2 that is not deposited with all other instruments required by section 4.1, 4.2 or 4.3 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of LoJack Exchangeco or LoJack. On such date, the cash and/or Exchangeable Shares or LoJack Common Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to LoJack Exchangeco or LoJack, as the case may be, together with all entitlements to dividends, distributions and interest in respect thereof held for such former holder. None of LoJack, LoJack Exchangeco, LoJack Callco or the Depositary shall be liable to any person in respect of any cash, LoJack Common Shares or Exchangeable Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.8	Withholding Rights

        Boomerang, LoJack Exchangeco, LoJack Callco, LoJack and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Boomerang Common Shares, Holdco Shares, Exchangeable Shares, LoJack Exchangeco Interim Notes or LoJack Common Shares such amounts as Boomerang, LoJack, LoJack Exchangeco, LoJack Callco, LoJack or the Depositary (i) is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986, as amended or any provision of provincial, state, local or foreign tax law, in each case, as amended and (ii) is entitled to deduct and withhold under section 116 of the ITA or any corresponding applicable provincial tax legislation. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Boomerang, LoJack Exchangeco,

LoJack Callco, LoJack and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Boomerang, LoJack Exchangeco, LoJack Callco, LoJack or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and entitlement and Boomerang, LoJack Exchangeco, LoJack Callco, LoJack or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 5
CERTAIN RIGHTS OF LOJACK CALLCO AND LOJACK TO ACQUIRE
EXCHANGEABLE SHARES

5.1	LoJack Callco Liquidation Call Right

5.1.1	LoJack Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of LoJack Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of LoJack) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by LoJack Callco of an amount per share (the “Liquidation Call Purchase Price”) equal to the Current Market Price on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by LoJack Callco causing to be delivered to such holder one LoJack Common Share. In the event of the exercise of the Liquidation Call Right by LoJack Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to LoJack Callco on the Liquidation Date on payment by LoJack Callco to the holder of the Liquidation Call Purchase Price for each such share, and LoJack Exchangeco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by LoJack Callco except that it shall remain obliged to pay any declared and unpaid dividends on such shares.

5.1.2	To exercise the Liquidation Call Right, LoJack Callco must notify LoJack Exchangeco’s transfer agent (the “Transfer Agent”), as agent for the holders of Exchangeable Shares, and LoJack Exchangeco of LoJack Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of LoJack Exchangeco and at least five Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of LoJack Exchangeco. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not LoJack Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by LoJack Callco. If LoJack Callco exercises the Liquidation Call Right, then on the Liquidation Date LoJack Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

5.1.3	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, LoJack Callco shall deposit with the Transfer Agent, on or before the Liquidation Date, certificates representing the aggregate number of LoJack Common Shares deliverable by LoJack Callco in payment of the total Liquidation Call Purchase Price, less any amounts withheld pursuant to section 4.8 hereof. Provided that LoJack Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Liquidation Call Purchase Price payable by LoJack Callco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the LoJack Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of LoJack Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of LoJack Callco shall deliver to such holder, certificates representing the LoJack Common Shares to which the holder is entitled less any amounts withheld pursuant to section 4.8 hereof. If LoJack Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by LoJack Exchangeco in connection with the liquidation, dissolution or winding-up of LoJack Exchangeco pursuant to Article 5 of the Exchangeable Share Provisions.

5.2	LoJack Callco Redemption Call Right

                In addition to LoJack Callco’s rights contained in the Exchangeable Share Provisions, including, without limitation, the Retraction Call Right (as defined in the Exchangeable Share Provisions), LoJack Callco shall have the following rights in respect of the Exchangeable Shares:

5.2.1	LoJack Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by LoJack Exchangeco pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of LoJack) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by LoJack to each holder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price on the last Business Day prior to the Redemption Date, which shall be satisfied in full by LoJack Callco causing to be delivered to such holder one LoJack Common Share. In the event of the exercise of the Redemption

Call Right by LoJack Callco, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to LoJack Callco on the Redemption Date on payment by LoJack Callco to the holder of the Redemption Call Purchase Price for each such share, and LoJack Exchangeco shall have no obligation to redeem, such shares so purchased by LoJack Callco.

5.2.2	To exercise the Redemption Call Right, LoJack Callco must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and LoJack Exchangeco of LoJack Callco’s intention to exercise such right at least 45 days before the Redemption Date, except in the case of a redemption occurring as a result of a LoJack Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case LoJack Callco shall so notify the Transfer Agent and LoJack Exchangeco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not LoJack Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by LoJack Callco. If LoJack Callco exercises the Redemption Call Right, on the Redemption Date LoJack Callco will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

5.2.3	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, LoJack Callco shall deposit with the Transfer Agent, on or before the Redemption Date, certificates representing the aggregate number of LoJack Common Shares deliverable by LoJack Callco in payment of the total Redemption Call Purchase Price, less any amounts withheld pursuant to section 4.8 hereof. Provided that LoJack Callco has complied with the immediately preceding sentence, on and after the Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total Redemption Call Purchase Price payable by LoJack Callco upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the LoJack Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of LoJack Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of LoJack Callco shall deliver to such holder, certificates representing the LoJack Common Shares to which the holder is entitled less any amounts withheld pursuant to section 4.8 hereof. If LoJack Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by LoJack

Exchangeco in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

5.3	LoJack Call Right

5.3.1	LoJack shall have the overriding right (the “LoJack Call Right”) to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of LoJack) on the Exchange Date all but not less than all of the Exchangeable Shares held by each such holder on payment by LoJack to each holder of an amount per Exchangeable Share (the “LoJack Call Purchase Price”) equal to the Current Market Price on the last Business Day prior to the Exchange Date, which shall be satisfied in full by LoJack causing to be delivered to such holder one LoJack Common Share. In the event of the exercise of the LoJack Call Right by LoJack, each holder (other than LoJack or affiliates of LoJack) shall be obligated to sell all the Exchangeable Shares held by the holder to LoJack on the Exchange Date on payment by LoJack to the holder of the LoJack Call Purchase Price for each such share.

5.3.2	To exercise the LoJack Call Right, LoJack must notify the Transfer Agent, as agent for the holders of Exchangeable Shares, and LoJack Exchangeco of LoJack’s intention to exercise such right at least 45 days before the Business Day on which the purchase of such Exchangeable Shares shall occur (the “Exchange Date”) and must deliver to the Transfer Agent and to the Trustee an unqualified opinion, in writing signed by Canadian counsel to LoJack (which counsel shall be satisfactory to the Trustee) addressed to the Trustee stating that since the Effective Date there has been a change enacted to the ITA and other applicable provincial income tax legislation to the effect that, and based thereon such opinion shall confirm that, the sale by Canadian Resident holders of Exchangeable Shares to LoJack, pursuant to the LoJack Call Right will qualify as a tax deferred transaction for purposes of the ITA and other applicable provincial income tax legislation for holders of Exchangeable Shares and thus, inter alia, no tax will be triggered in the hands of a holder of an Exchangeable Share by reason of the exercise of the LoJack Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares that the LoJack Call Right has been exercised by LoJack and will include in the notification a summary of the principal Canadian income tax consequences to such holders. If LoJack exercises the LoJack Call Right, on the Exchange Date LoJack will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the LoJack Call Purchase Price.

5.3.3	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the LoJack Call Right, LoJack shall deposit with the Transfer Agent, on or before the Exchange Date, certificates representing the aggregate number of LoJack Common Shares deliverable by LoJack in payment of the total LoJack Call Purchase Price, less any amounts withheld pursuant to section 4.8 hereof. Provided that LoJack has complied with the immediately preceding sentence, on and after the Exchange Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder’s proportionate part of the total LoJack Call Purchase Price payable by LoJack upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Exchange Date be considered and deemed for all purposes to be the holder of the LoJack Common Shares to which it is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the governing corporate statute and the by-laws of LoJack Exchangeco and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of LoJack shall deliver to such holder, certificates representing the LoJack Common Shares to which the holder is entitled less any amounts withheld pursuant to section 4.8 hereof.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

                Boomerang reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by LoJack, (iii) filed with the Court and, if made following the Boomerang Meeting, approved by the Court and (iv) communicated to holders of Boomerang Common Shares and Boomerang Options if and as required by the Court.

                Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Boomerang at any time prior to the Boomerang Meeting (provided that LoJack shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Boomerang Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

                Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Boomerang Meeting shall be effective only if (i) it is consented to by each of Boomerang, LoJack Exchangeco and LoJack and (ii) if required by the Court, it is consented to by holders of the Boomerang Common Shares and Boomerang Options voting in the manner directed by the Court.

                Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by LoJack, provided that it concerns a matter which, in the reasonable opinion of LoJack, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of Boomerang Common Shares or Boomerang Options.

ARTICLE 7
FURTHER ASSURANCES

                Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

APPENDIX 1
TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO THE
EXCHANGEABLE SHARES
OF 4246624 CANADA INC.

                The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1	For the purposes of these share provisions:

“affiliate”has the meaning ascribed thereto in the Securities Act;

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix 1 and which Plan of Arrangement (other than Appendix 1 thereto) is attached to these share provisions as Exhibit A, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Board of Directors” means the Board of Directors of the Company;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Massachusetts and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetts or in Montreal, Quebec;

“CBCA” means Canada Business Corporations Act, as amended;

“Canadian Dollar Equivalent” means in respect of an amount expressed in United States dollars (the “U.S. Currency Amount”) at any date, the product obtained by multiplying:

(a) the U.S. Currency Amount, by

(b) the noon spot exchange rate for United States dollars expressed in Canadian dollars as reported by the Bank of Canada on that date or, in the event no rate was reported on that date, the rate on the first prior date for which such rate was reported.

“Combination Agreement” means the agreement made as of the 16th day of August, 2004 among LoJack, the Company and Boomerang Tracking Inc., as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Common Shares” means the common shares in the capital of the Company;

“Company” means 4246624 Canada Inc., a company existing under the CBCA;

“Current Market Price” means, in respect of a LoJack Common Share on any date, the Canadian Dollar Equivalent of the weighted average of the trading prices of LoJack Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the NASDAQ, or, if the LoJack Common Shares are not then listed on the NASDAQ, on such other stock exchange or automated quotation system on which the LoJack Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of LoJack Common Shares during such period does not create a market which reflects the fair market value of a LoJack Common Share, then the Current Market Price of a LoJack Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Dividend Amount” means an amount equal to and in satisfaction of all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase of such shares from such holder by the Company or LoJack Callco;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Drop Dead Date” means December 31, 2004 or such later date as may be mutually agreed by the parties to the Combination Agreement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

“Exchangeable Shares” mean the non-voting exchangeable shares in the capital of the Company, having the rights, privileges, restrictions and conditions set forth herein;

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Company in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the LoJack Common Shares;

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Company in respect of the Exchangeable Shares;

“Liquidation Amount” has the meaning ascribed thereto in section 5.1 of these share provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Date”has the meaning ascribed thereto in section 5.1 of these share provisions;

“LoJack” means LoJack Corporation, a corporation existing under the laws of The Commonwealth of Massachusetts;

“LoJack Common Shares” mean the shares of common stock in the capital of LoJack and any other securities into which such shares may be changed;

“LoJack Control Transaction” means any merger, amalgamation, tender offer, material sale of shares or rights or interests therein or thereto or similar transactions involving LoJack, or any proposal to do so;

“LoJack Dividend Declaration Date” means the date on which the Board of Directors of LoJack declares any dividend on the LoJack Common Shares;

“LoJack Callco” means [ • ], a company existing under the CBCA which, at the time of the consummation of the Arrangement, will be a subsidiary of LoJack;

“LoJack Callco Call Notice” has the meaning ascribed thereto in section 6.3 of these share provisions;

“LoJack Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“NASDAQ” means the NASDAQ National Market;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C annexed to the Combination Agreement and any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Preferred Shares” means the Preferred Shares in the capital of the Company;

“Purchase Price” has the meaning ascribed thereto in section 6.3 of these share provisions;

“Redemption Call Purchase Price” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Redemption Date” means the date, if any, established by the Board of Directors for the redemption by the Company of all but not less than all of the outstanding Exchangeable Shares, other than any such shares held by LoJack and its affiliates, pursuant to Article 7 of these share provisions, which date shall be no earlier than the seventh anniversary of the Effective Date, unless:

(a)	there are fewer than 100,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by LoJack and its affiliates, and as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares), in which case the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the Effective Date as they may determine, upon at least 60 days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee;

(b)	a LoJack Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such LoJack Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares, other than any such shares held by LoJack and its affiliates, is necessary to enable the completion of such LoJack Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the seventh anniversary of the Effective Date as they may determine, upon such number of days’ prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)	an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Director’s has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and material to the business of LoJack and not for the primary purpose of causing the occurrence of a Redemption Date, in any other commercially reasonable manner that does not result in an Exchangeable Share Voting Event, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days’ prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)	an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action , provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b), (c) or (d) above to any of the holders of Exchangeable Shares shall not affect the validity of any such redemption;

“Redemption Price” has the meaning ascribed thereto in section 7.1 of these share provisions;

“Retracted Shares” has the meaning ascribed thereto in section 6.1.1 of these share provisions;

“Retraction Call Right” has the meaning ascribed thereto in section 6.1.3 of these share provisions;

“Retraction Date” has the meaning ascribed thereto in section 6.1.2 of these share provisions;

“Retraction Price” has the meaning ascribed thereto in section 6.1 of these share provisions;

“Retraction Request” has the meaning ascribed thereto in section 6.1 of these share provisions;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Support Agreement” means the agreement made between LoJack, LoJack Callco and the Company substantially in the form and content of Schedule D annexed to the Combination Agreement, with such changes thereto as the parties to the Support Agreement, acting reasonably, may agree, a copy of which is available at the records office of the Company;

“Transfer Agent” means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by the Company as the registrar and transfer agent for the Exchangeable Shares;

“Trustee” means the trustee chosen by LoJack and Boomerang Tracking Inc., acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all the provinces of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

“Voting and Exchange Trust Agreement” means the agreement made between LoJack, the Company and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Schedule E annexed to the Combination Agreement with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree.

ARTICLE 2
RANKING OF EXCHANGEABLE SHARES

2.1	The Exchangeable Shares shall be entitled to a preference over the Common Shares, the Preferred Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company, among its shareholders for the purpose of winding up its affairs.

ARTICLE 3
DIVIDENDS

3.1	A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each LoJack Dividend Declaration Date, declare a dividend on each Exchangeable Share:

3.1.1	in the case of a cash dividend declared on the LoJack Common Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the LoJack Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each LoJack Common Share;

3.1.2	in the case of a stock dividend declared on the LoJack Common Shares to be paid in LoJack Common Shares by the issue or transfer by the Company of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of LoJack Common Shares to be paid on each LoJack Common Share unless in lieu of such stock dividend the Company elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with section 3.5 hereof) subdivision of the outstanding Exchangeable Shares; or

3.1.3	in the case of a dividend declared on the LoJack Common Shares in property other than cash or LoJack Common Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 3.5 hereof) the type and amount of property declared as a dividend on each LoJack Common Share.

Such dividends shall be paid out of money, assets or property of the Company properly applicable to the payment of dividends, or out of authorized but unissued shares of the Company, as applicable. The holders of Exchangeable Shares shall not be entitled to any dividends other than or in excess of the dividends referred to in this section 3.1.

3.2	Cheques of the Company payable at par at any branch of the bankers of the Company shall be issued in respect of any cash dividends contemplated by section 3.1.1 hereof and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by section 3.1.2 hereof and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by section 3.1.3 hereof shall be issued, distributed or transferred by the Company in such manner as it shall determine and the issuance, distribution or transfer thereof by the Company to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Company any dividend that is represented by a cheque that has not been duly presented to the Company’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.3	The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under section 3.1 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the LoJack Common Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any subdivision, redivision or change of the Exchangeable Shares under section 3.1.2 hereof and the effective date of such subdivision shall be the same dates as the record and payment date, respectively, for the corresponding stock dividend declared on the LoJack Common Shares.

3.4	If on any payment date for any dividends declared on the Exchangeable Shares under section 3.1 hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which the Company shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.5	The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of section 3.1 hereof, and each such determination shall be conclusive and binding on the Company and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

3.5.1	in the case of any stock dividend or other distribution payable in LoJack Common Shares, the number of such shares issued in proportion to the number of LoJack Common Shares previously outstanding;

3.5.2	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

3.5.3	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of LoJack of any class other than LoJack Common Shares, any rights, options or warrants other than those referred to in section 3.5.1 above, any evidences of indebtedness of LoJack or any assets of LoJack) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding LoJack Common Share and the Current Market Price; and

3.5.4	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of LoJack Common Shares including as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

ARTICLE 4
CERTAIN RESTRICTIONS

4.1	So long as any of the Exchangeable Shares are outstanding, the Company shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in section 10.2 of these share provisions:

4.1.1	pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

4.1.2	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares;

4.1.3	redeem or purchase any other shares of the Company ranking equally with the Exchangeable Shares with respect to the payment of dividends or the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs; or

4.1.4	issue any Exchangeable Shares or any other shares of the Company ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

The restrictions in sections 4.1.1, 4.1.2, 4.1.3 and 4.1.4 above shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the LoJack Common Shares shall have been declared and paid on the Exchangeable Shares.

ARTICLE 5
DISTRIBUTION ON LIQUIDATION

5.1	In the event of the liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, subject to the exercise by LoJack Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of the Company in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution or winding-up, before any distribution of any part of the assets of the Company among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by the Company causing to be delivered to such holder one LoJack Common Share, plus an amount equal to all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Liquidation Date.

5.2	On or promptly after the Liquidation Date, and subject to the exercise by LoJack Callco of the Liquidation Call Right, the Company shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, at the registered office of the Company or at any office of the

Transfer Agent as may be specified by the Company by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of shareholders of the Company for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, on behalf of the Company of certificates representing LoJack Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) and a cheque of the Company payable at par at any branch of the bankers of the Company in respect of the remaining portion, if any, of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom). On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount has been paid in the manner hereinbefore provided. The Company shall have the right at any time after the Liquidation Date to deposit or cause to be deposited the total Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares after such deposit shall be limited to receiving their proportionate part of the total Liquidation Amount (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Liquidation Amount, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the LoJack Common Shares delivered to them or the custodian on their behalf.

5.3	After the Company has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to section 5.1 of these share provisions, such holders shall not be entitled to share in any further distribution of the assets of the Company.

ARTICLE 6
RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1	A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by LoJack Callco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Company to redeem any or all of the Exchangeable Shares registered in the name of such holder for an amount per share equal to the Current Market Price of a LoJack Common Share on the last Business Day prior to the Retraction Date (the “Retraction Price”), which shall be satisfied in full by the

Company causing to be delivered to such holder one LoJack Common Share for each Exchangeable Share presented and surrendered by the holder plus on the designated payment date therefor, to the extent not paid by the Company, any Dividend Amount. To effect such redemption, the holder shall present and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Company redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule A hereto or in such other form as may be acceptable to the Company:

6.1.1	specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by the Company;

6.1.2	stating the Business Day on which the holder desires to have the Company redeem the Retracted Shares (the “Retraction Date”), provided that (unless otherwise agreed to by the parties) the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Company and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day (or such earlier date as the Company may determine in its discretion) after the date on which the Retraction Request is received by the Company; and

6.1.3	acknowledging the overriding right (the “Retraction Call Right”) of LoJack Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to LoJack Callco in accordance with the Retraction Call Right on the terms and conditions set out in section 6.3 below.

6.2	Subject to the exercise by LoJack Callco of the Retraction Call Right, upon receipt by the Company or the Transfer Agent in the manner specified in section 6.1 hereof of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Company shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by LoJack Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company.

6.3	Upon receipt by the Company of a Retraction Request, the Company shall immediately notify LoJack Callco thereof and shall provide to LoJack Callco a copy of the Retraction

Request. In order to exercise the Retraction Call Right, LoJack Callco must notify the Company of its determination to do so (the “LoJack Callco Call Notice”) within five Business Days of notification to LoJack Callco by the Company of the receipt by the Company of the Retraction Request. If LoJack Callco does not so notify the Company within such five Business Day period, the Company will notify the holder as soon as possible thereafter that LoJack Callco will not exercise the Retraction Call Right. If LoJack Callco delivers the LoJack Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to LoJack Callco in accordance with the Retraction Call Right. In such event, the Company shall not redeem the Retracted Shares and LoJack Callco shall purchase from such holder and such holder shall sell to LoJack Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share which shall be satisfied in full by LoJack Callco causing to be delivered to such holder one LoJack Common Share for each Exchangeable share presented and surrendered by the holder. Provided that LoJack Callco has complied with section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Company of such Retracted Shares shall take place on the Retraction Date. In the event that LoJack Callco does not deliver a LoJack Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the Company shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4	The Company or LoJack Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of shareholders of the Company for the Exchangeable Shares or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company by notice to the holders of Exchangeable Shares, certificates representing the LoJack Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or in such other name as the holder may request, and in the case of the Company, if applicable and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of the Company, representing the aggregate Dividend Amount, in payment of the total Retraction Price or the total Purchase Price, as the case may be, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such certificates and cheques on behalf of the Company or by LoJack Callco, as the case may be, or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax authority).

6.5	On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Company or purchased by LoJack Callco shall thereafter be considered and deemed for all purposes to be a holder of the LoJack Common Shares delivered to it.

6.6	Notwithstanding any other provision of this Article 6, the Company shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Company believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that LoJack Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Company shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder and the Trustee at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Company. In any case in which the redemption by the Company of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Company shall redeem Retracted Shares in accordance with section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Company, representing the Retracted Shares not redeemed by the Company pursuant to section 6.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 6.7, the holder of any such Retracted Shares not redeemed by the Company pursuant to section 6.2 of these share provisions as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to require LoJack to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by LoJack to such holder of the Purchase Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7	A holder of Retracted Shares may, by notice in writing given by the holder to the Company before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to LoJack Callco shall be deemed to have been revoked.

ARTICLE 7
REDEMPTION OF EXCHANGEABLE SHARES BY THE COMPANY

7.1	Subject to applicable law, and provided LoJack Callco has not exercised the Redemption Call Right, the Company shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Current Market Price of a LoJack Common Share on the last Business Day prior to the Redemption Date (the “Redemption Price”), which shall be satisfied in full by the Company causing to be delivered to each holder of Exchangeable Shares one LoJack Common Share for each Exchangeable Share held by such holder, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date.

7.2	In any case of a redemption of Exchangeable Shares under this Article 7, the Company shall, at least 60 days before the Redemption Date (other than a Redemption Date established in connection with a LoJack Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Company or the purchase by LoJack Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with a LoJack Control Transaction, an Exchangeable Share Voting Event and an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Company or the purchase by LoJack Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors of the Company to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

7.3	On or after the Redemption Date and subject to the exercise by LoJack Callco of the Redemption Call Right, the Company shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, together with the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the Redemption Date, upon presentation and surrender at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the CBCA and the Articles of the Company and such additional documents and instruments as the Transfer Agent and the Company may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares, together with payment of such dividends, shall be made by delivery to each holder, at the address of the holder recorded in the register of shareholders of the Company or by holding for pick-up by the holder at the registered office of the Company or at any office of the Transfer Agent as may be specified by the Company in such notice, of certificates representing LoJack Common Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) registered in the name of the holder or such other name as the holder may request and, if applicable, and on or before payment date thereof a cheque of the Company payable at par at any branch of the bankers of the Company representing payment of any such dividends, in each case, less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the close of business on the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price and any such dividends, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Redemption Price and any such dividends for such Exchangeable Shares shall not be made, in which case the rights of the holders shall remain unaffected until the total Redemption Price and any such dividends have been paid in the manner hereinbefore provided. The Company shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the total Redemption Price for and the full amount of such dividends on (except as otherwise provided in this section 7.3) the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice, less any amounts withheld on account of tax required to be deducted and withheld therefrom. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price and such dividends for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price and the full amount of such dividends, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the LoJack Common Shares delivered to them or the custodian on their behalf.

ARTICLE 8
PURCHASE FOR CANCELLATION

8.1	Subject to applicable law and notwithstanding section 8.2, the Company may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares for consideration consisting of Common Shares.

8.2	Subject to applicable law, the Company may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares at any price by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share. If in response to an invitation for tenders under the provisions of this section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Company than the Company is prepared to purchase, the Exchangeable Shares to be purchased by the Company shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Company, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Company is prepared to purchase after the Company has purchased all the shares tendered at lower prices. If part only of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Company.

ARTICLE 9
VOTING RIGHTS

9.1	Except as required by applicable law and by Article 10 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Company or to vote at any such meeting.

ARTICLE 10
AMENDMENT AND APPROVAL

10.1	The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2	Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 10% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 10% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

ARTICLE 11
RECIPROCAL CHANGES, ETC. IN RESPECT OF
LOJACK COMMON SHARES

11.1	Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that LoJack will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions:

11.1.1	issue or distribute LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to the holders of all or substantially all of the then outstanding LoJack Common Shares by way of stock dividend or other distribution, other than an issue of LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to holders of LoJack Common Shares who exercise an option to receive dividends in LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) in lieu of receiving cash dividends;

11.1.2	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding LoJack Common Shares entitling them to subscribe for or to purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares);

11.1.3	issue or distribute to the holders of all or substantially all of the then outstanding LoJack Common Shares:

11.1.3.1	shares or securities of LoJack of any class other than LoJack Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire LoJack Common Shares);

11.1.3.2	rights, options or warrants other than those referred to in section 11.1.2 above;

11.1.3.3	evidences of indebtedness of LoJack; or

11.1.3.4	assets of LoJack, or

11.1.4	in the event of a Flip-In Event within the meaning of the rights agreement entered into between LoJack and American Stock Transfer and Trust Company dated December 17, 1999, issue or distribute any securities pursuant to such agreement;

unless, in each case, the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2	Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that LoJack will not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions:

11.2.1	subdivide, redivide or change the then outstanding LoJack Common Shares into a greater number of LoJack Common Shares;

11.2.2	reduce, combine, consolidate or change the then outstanding LoJack Common Shares into a lesser number of LoJack Common Shares; or

11.2.3	reclassify or otherwise change the LoJack Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the LoJack Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions.

ARTICLE 12
ACTIONS BY THE COMPANY UNDER SUPPORT AGREEMENT

12.1	The Company will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by LoJack, LoJack Callco and the Company with all provisions of the Support Agreement applicable to LoJack, LoJack Callco and the Company, respectively, in accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Company all rights and benefits in favour of the Company under or pursuant to such agreement.

12.2	The Company shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

12.2.1	adding to the covenants of the other parties to such agreement for the protection of the Company or the holders of the Exchangeable Shares thereunder;

12.2.2	making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

12.2.3	making such changes in or corrections to such agreement which, on the advice of counsel to the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 13
LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1	The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right, the LoJack Call Right and the Retraction Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting rights, exchange right and automatic exchange thereunder).

13.2	Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right, the LoJack Call Right and the Redemption Call Right, in each case, in favour of LoJack Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of LoJack Callco as therein provided.

13.3	The Company, LoJack Callco, LoJack and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Company, LoJack Callco, LoJack or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986, as amended or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Company, LoJack Callco, LoJack and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Company, LoJack Callco, LoJack or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, LoJack Callco, LoJack or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 14
NOTICES

14.1	Any notice, request or other communication to be given to the Company by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by facsimile transmission or by delivery to the registered office of the Company and addressed to the attention of the President of the Company. Any such notice, request or other communication, if given by mail, facsimile transmission or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Company.

14.2	Any presentation and surrender by a holder of Exchangeable Shares to the Company or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Company or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Company or to such office of the Transfer Agent as may be specified by the Company, in each case, addressed to the attention of the President of the Company. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Company or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

14.3	Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Company shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of the Company or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by the Company pursuant thereto.

APPENDIX 2 TO THE PLAN OF ARRANGEMENT

PROVISIONS ATTACHING TO THE PREFERRED SHARES
OF 4246624 CANADA INC.

                The Preferred Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1
INTERPRETATION

1.1	For the purposes of these share provisions:

“Arrangement” means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, to which plan these share provisions are attached as Appendix 2 and which Plan of Arrangement (other than Appendix 2 thereto) is attached to these share provisions as Exhibit A, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the court in the final order relating to the Arangement;

“Board of Directors” means the Board of Directors of the Company;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Massachusetts and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetts or in Montreal, Quebec;

“CBCA”means the Canada Business Corporations Act, as amended;

“Common Shares” means the common shares in the capital of the Company;

“Company”means 4246624 Canada Inc., a company existing under the Act;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of the Company;

“holder”means, when used with reference to the Preferred Shares, the holders of Preferred Shares shown from time to time in the register maintained by or on behalf of the Company in respect of the Preferred Shares;

“Preferred Shares” means the preferred shares in the capital of the Company;

“Redemption Price” with respect to each Preferred Share means an amount equal to the closing price of a share of LoJack common stock on the NASDAQ National Market at the Effective Date together with the full amount of all accrued and unpaid dividends, which for such purpose shall be treated as accruing from day to day up to but not including the Redemption Date.
1.2	The expressions “article”, “section”, “subsection” or “paragraph” followed by a number mean and refer to the specified article, section, subsection or paragraph of these provisions.

ARTICLE 2
RANKING OF PREFERRED SHARES

2.1	The Preferred Shares shall rank in preference over the Common Shares and any other shares ranking junior to the Preferred Shares, but shall rank junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs.

ARTICLE 3
SHARE CAPITAL AND DIVIDENDS

3.1	Subject to the prior right of the holders of Exchangeable Shares, the holders of Preferred Shares shall be entitled to receive any dividend declared by the Board of Directors.

3.2	Cheques of the Company drawn on a Canadian chartered bank and payable at par at any branch in Canada of such bank shall be issued in respect of such dividends to the holders of the Preferred Shares entitled thereto. The sending of such cheques shall satisfy and discharge all liability for such dividends to the extent of the amounts represented thereby (plus any tax required to be and deducted or withheld therefrom) unless such cheques are not paid on due presentation.

3.3	If on any payment date for any dividends declared on the Preferred Shares under section 3.1 hereof the dividends are not paid in full on all the Preferred Shares then outstanding, any such dividends or the unpaid part thereof shall be paid on subsequent date or dates as determined by the Board of Directors on which the Company shall have sufficient moneys properly applicable to the payment of same.

ARTICLE 4
DISTRIBUTION ON LIQUIDATION

4.1	Subject to the prior right of the holders of Exchangeable Shares, on the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Preferred Shares shall be entitled to receive in lawful money of Canada an amount per share equal to the Redemption Price (less any tax required to be withheld by the Company) before any amount shall be paid or any assets or property of the Company distributed to the holders of any shares of the Company ranking junior to the Preferred Shares.

4.2	After payment to the holders of Preferred Shares of the amounts so payable to them as provided in Section 4.1, they shall not be entitled to share in any further distribution of assets or property of the Company.

ARTICLE 5
VOTING

5.1	Except as otherwise provided in these provisions or by the provisions of applicable law, the holders of Preferred Shares shall not be entitled as such to receive notice of or to attend or to vote at any meeting of shareholders of the Company.

ARTICLE 6
REDEMPTION

6.1	Subject to the provisions of applicable law and subject to the articles of the Company, the Company may redeem, in the manner hereinafter provided, all or, from time to time, any part of the Preferred Shares then outstanding on payment for each share to be redeemed of the Redemption Price.

6.2	The procedure for the redemption of the Preferred Shares shall be as follows:

6.2.1	Notice of redemption of Preferred Shares shall be given by the Company not less than three (3) days and not more than thirty (30) days prior to the date specified for the redemption (the “Redemption Date”) to each holder of Preferred Shares. Such notice shall set out the Redemption Price, the Redemption Date and the place or places of redemption.

6.2.2	The Company shall, at any time on or after the date of mailing of the notice of redemption, deposit the Redemption Price for each Preferred Share to be redeemed, in a special account for the holders of such shares in any Canadian chartered bank or trust company in Canada specified in the notice of redemption or in a subsequent notice to the holders of the Preferred Shares, and upon such deposit being made or upon the Redemption Date, whichever is the later, the Preferred Shares in respect of which such deposit shall have been made shall be deemed to be redeemed and the rights of each holder thereof after such deposit or such Redemption Date, as the case may be, shall be limited to receiving, without interest their proportionate part of the total Redemption Price so deposited upon presentation and surrender of the certificates representing their shares so redeemed. Any interest on such deposit shall belong to the Company.

6.3	Redemption moneys that are represented by a cheque which has not been presented to the Company’s bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for in Section 6.2) for a period of six years from the date specified for redemption shall be forfeited to the Company.

ARTICLE 7
RETRACTION

7.1	The holders of the Preferred Shares may at any time and from time to time call upon the Company, by written request, to purchase or redeem all or part of such shares and, subject to the provisions of applicable law and to the articles of the Company, the Company within 30 days of receipt of such request, shall purchase or redeem such shares at the Redemption Price.

ARTICLE 8
NOTICES

8.1	Subject to Section 8.2, any notice, cheque or other communication from the Company herein provided for shall be sufficiently given if delivered or if sent by ordinary unregistered mail, postage prepaid, or, in the case of a notice of redemption, by prepaid registered mail, to the holders of the Preferred Shares at their respective addresses appearing on the books of the Company or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Company. Accidental failure to give any such notice or other communication to one or more holders of the Preferred Shares shall not affect the validity of the notices or other communications properly given or any action taken pursuant to such notice or other communications but, upon such failure being discovered, the notice or other communication, as the case may be, shall be sent forthwith to such holder or holders.

8.2	If there exists any actual or apprehended disruption of mail services in any province in which there are holders of Preferred Shares whose addresses appear on the books of the Company to be in such province, notice may (but need not) be given to the holders in such province by means of delivery by courier at the addresses of holders of Preferred Shares as appearing on the books of the Company or by means of publication in each of two successive weeks in a newspaper of general circulation published in the capital city of such province, or if the Company maintains a register of transfers for the Preferred Shares in such province, then in the city in such province where the register of transfers is maintained. Notice given as aforesaid shall be deemed for all purposes to be proper notice.

8.3	Notice given by mail or courier shall be deemed to be given on the day upon which it is mailed or sent by courier, as the case may be, and notice given by publication shall be deemed to be given on the day on which the first publication is completed in any city in which notice is published.

SCHEDULE D

SUPPORT AGREEMENT

                MEMORANDUM OF AGREEMENT made as of the [•] day of [•], 2004,

BETWEEN:

LOJACK CORPORATION, a corporation existing under the laws of The Commonwealth of Massachusetts (hereinafter referred to as “LoJack”),

AND:

[•], a company existing under the laws of Canada (hereinafter referred to as “LoJack Callco”),

AND:

4246624 CANADA INC., a company existing under the laws of Canada (hereinafter referred to as “LoJack Exchangeco”)

                 WHEREAS in connection with a combination agreement (the “Combination Agreement”) made as of August 16, 2004 among LoJack, LoJack Exchangeco and Boomerang Tracking Inc. (“Boomerang”), LoJack Exchangeco is to issue exchangeable shares (the “Exchangeable Shares”) to certain holders of securities of Boomerang pursuant to the plan of arrangement (the “Arrangement”) contemplated by the Combination Agreement;

                AND WHEREAS, pursuant to the Combination Agreement, LoJack and LoJack Exchangeco have agreed to execute a support agreement substantially in the form of this Agreement;

                NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Defined Terms

                Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares attached as Appendix 1 to the Plan of Arrangement as set out in the Articles of Arrangement of Boomerang, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

                The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, Gender

                Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

                If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day. For the purposes of this Agreement, a “Business Day”means any day on which commercial banks are open for business in Boston, Massachusetts, and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetss, or in Montreal, Quebec.

ARTICLE 2
COVENANTS OF LOJACK AND LOJACK EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

                So long as any Exchangeable Shares not owned by LoJack or its Affiliates are outstanding, LoJack will:

2.1.1	not declare or pay any dividend on the LoJack Common Shares unless (i) LoJack Exchangeco shall simultaneously declare or pay, as the case may be, an equivalent dividend (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”) and (ii) LoJack Exchangeco shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend or (iii) LoJack Exchangeco shall (y) subdivide the Exchangeable Shares in lieu of stock dividend thereon (as provided for in the Share Provisions) (an “Equivalent Stock Subdivision”), and (z) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

2.1.2	advise LoJack Exchangeco sufficiently in advance of the declaration by LoJack of any dividend on LoJack Common Shares and take all such other actions as are reasonably necessary, in co-operation with LoJack Exchangeco, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the LoJack Common Shares;

2.1.3	ensure that the record date for any dividend declared on LoJack Common Shares is not less than 10 Business Days after the declaration date of such dividend;

2.1.4	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit LoJack Exchangeco, in accordance with applicable law, to pay and otherwise perform its obligations and with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by LoJack or its Affiliates) upon the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by LoJack Exchangeco, as the case may be, including without limitation, all such actions and all such things as are necessary or desirable to enable and permit LoJack Exchangeco to cause to be delivered LoJack Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 or 7, as the case may be, of the Share Provisions;

2.1.5	take all such actions and do all such things as are reasonably necessary or desirable to enable and permit LoJack Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit LoJack Callco to cause to be delivered LoJack Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

2.1.6	so long as any Exchangeable Shares not owned by LoJack or its affiliates are outstanding, LoJack will not (and will ensure that LoJack Callco and its affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of LoJack Exchangeco (or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit LoJack Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs.

2.2	Segregation of Funds

                LoJack will cause LoJack Exchangeco to deposit a sufficient amount of funds in a separate account of LoJack Exchangeco and segregate a sufficient amount of such other assets and property as is necessary to enable LoJack Exchangeco to pay dividends when due and to pay or otherwise satisfy its respective obligations under Articles 5, 6 or 7 of the Share Provisions, as applicable.

2.3	Reservation of LoJack Common Shares

                LoJack hereby represents, warrants and covenants in favour of LoJack Exchangeco and LoJack Callco that LoJack has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by LoJack or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of LoJack Common Shares (or other shares or securities into which LoJack Common Shares may be reclassified or changed as contemplated by section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit LoJack to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to which LoJack may now or hereafter be required to issue LoJack Common Shares, to enable and permit LoJack Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit LoJack Exchangeco to meet its respective obligations hereunder and under the Share Provisions.

2.4	Notification of Certain Events

                In order to assist LoJack to comply with its obligations hereunder and to permit LoJack Callco to exercise the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, LoJack Exchangeco will notify LoJack and LoJack Callco of each of the following events at the time set forth below:

2.4.1	in the event of any determination by the board of directors of LoJack Exchangeco to institute voluntary liquidation, dissolution or winding-up proceedings with respect to LoJack Exchangeco or to effect any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

2.4.2	promptly, upon the earlier of receipt by LoJack Exchangeco of notice of and LoJack Exchangeco otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of LoJack Exchangeco or to effect any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding up its affairs;

2.4.3	immediately, upon receipt by LoJack Exchangeco of a Retraction Request;

2.4.4	on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Share Provisions; and

2.4.5	as soon as practicable upon the issuance by LoJack Exchangeco of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Boomerang Common Shares pursuant to the Arrangement).

2.5	Delivery of Common Shares to LoJack Exchangeco and LoJack Callco

                In furtherance of its obligations under sections 2.1.4 and 2.1.5, upon notice from LoJack Exchangeco or LoJack Callco of any event that requires LoJack Exchangeco or LoJack Callco, to cause to be delivered LoJack Common Shares to any holder of Exchangeable Shares, LoJack shall forthwith issue and deliver or cause to be delivered to LoJack Exchangeco or LoJack Callco the requisite number of LoJack Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as LoJack Exchangeco or LoJack Callco shall direct. All such LoJack Common Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such LoJack Common Share, LoJack Exchangeco or LoJack Callco, as the case may be, shall pay a cash purchase price equal to the fair market value of such LoJack Common Shares.

2.6	Qualification of LoJack Common Shares

                If any LoJack Common Shares (or other shares or securities into which LoJack Common Shares may be reclassified or changed as contemplated by section 2.7) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other United States or Canadian legal requirement before such shares (or such other shares or securities) may be issued and delivered by LoJack at the direction of LoJack Callco or LoJack Exchangeco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of

LoJack for purposes of United States federal or state securities law), LoJack will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such LoJack Common Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. LoJack will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all LoJack Common Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding LoJack Common Shares (or such other shares or securities) have been listed by LoJack and remain listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

                So long as any Exchangeable Shares not owned by LoJack or its Affiliates are outstanding:

2.7.1	LoJack will not without prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

2.7.1.1	issue or distribute LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to the holders of all or substantially all of the then outstanding LoJack Common Shares by way of stock dividend or other distribution, other than an issue of LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) to holders of LoJack Common Shares who exercise an option to receive dividends in LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares) in lieu of receiving cash dividends;

2.7.1.2	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding LoJack Common Shares entitling them to subscribe for or to purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares); or

2.7.1.3	issue or distribute to the holders of all or substantially all of the then outstanding LoJack Common Shares (A) shares or securities of LoJack of any class other than LoJack Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire LoJack Common Shares), (B) rights, options or warrants other than those referred to in section 2.7.1.2, (C) evidences of indebtedness of LoJack or (D) assets of LoJack;

2.7.14	in the event of a Flip-In Event within the meaning of the rights agreement entered into between LoJack and American Stock Transfer and Trust Company dated December 17, 1999, issue or distribute any securities pursuant to such agreement;

unless, in each case, the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by LoJack in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Combination Agreement.

2.7.2	LoJack will not without the prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions:

2.7.2.1	subdivide, redivide or change the then outstanding LoJack Common Shares into a greater number of LoJack Common Shares;

2.7.2.2	reduce, combine, consolidate or change the then outstanding LoJack Common Shares into a lesser number of LoJack Common Shares; or

2.7.2.3	reclassify or otherwise change LoJack Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting LoJack Common Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares.

2.7.3	LoJack will ensure that the record date for any event referred to in sections 2.7.1 or 2.7.2, or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by LoJack (with contemporaneous notification thereof by LoJack to LoJack Exchangeco).

2.7.4	The board of directors of LoJack Exchangeco shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in sections 2.7.1 or 2.7.2 and each such determination shall be conclusive and binding on LoJack. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of LoJack Exchangeco to be relevant, be considered by the board of directors of LoJack Exchangeco:

2.7.4.1	in the case of any stock dividend or other distribution payable in LoJack Common Shares, the number of such shares issued in proportion to the number of LoJack Common Shares previously outstanding;

2.7.4.2	in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase LoJack Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire LoJack Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price;

2.7.4.3	in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of LoJack of any class other than LoJack Common Shares, any rights, options or warrants other than those referred to in section 2.7.4.2, any evidence of indebtedness of LoJack or any assets of LoJack), the relationship between the fair market value (as determined by the board of directors of LoJack Exchangeco in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding LoJack Common Share and the Current Market Price;

2.7.4.4	in the case of any subdivision, redivision or change of the then outstanding LoJack Common Shares into a greater number of LoJack Common Shares or the reduction, combination, consolidation or change of the then outstanding LoJack Common Shares into a lesser number of LoJack Common Shares or any amalgamation, merger, reorganization or other transaction affecting LoJack Common Shares, the effect thereof upon the then outstanding LoJack Common Shares; and

2.7.4.5	in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of LoJack Common Shares including, as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

2.7.5	LoJack Exchangeco agrees that, to the extent required, upon due notice from LoJack, LoJack Exchangeco will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by LoJack Exchangeco, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the LoJack Common Shares and Exchangeable Shares as provided for in this section 2.7.

2.8	Tender Offers

                In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to LoJack Common Shares (an “Offer”) is proposed by LoJack or is proposed to LoJack or its shareholders and is recommended by the board of directors of LoJack, or is otherwise effected or to be effected with the consent or approval of the board of directors of LoJack, and the Exchangeable Shares are not redeemed by LoJack Exchangeco or purchased by LoJack Callco pursuant to the Redemption Call Right, LoJack will use its reasonable efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than LoJack and its Affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of LoJack Common Shares, without discrimination. Without limiting the generality of the foregoing, LoJack will use its reasonable efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against LoJack Exchangeco (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of LoJack Exchangeco to redeem (or LoJack Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a LoJack Control Transaction.

2.9	Ownership of Outstanding Shares

                Without the prior approval of LoJack Exchangeco and the prior approval of the holders of the Exchangeable Shares given in accordance with section 10.2 of the Share Provisions, LoJack covenants and agrees in favour of LoJack Exchangeco that, as long as any outstanding Exchangeable Shares are owned by any Person other than LoJack or any of its Affiliates, LoJack will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of LoJack Exchangeco and LoJack Callco.

2.10	LoJack and Affiliates Not to Vote Exchangeable Shares

                LoJack covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Affiliates for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. LoJack further covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Share Provisions or pursuant to the provisions of the Act (or any successor or other corporate statute by which LoJack Exchangeco may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases

                For certainty, nothing contained in this Agreement, including without limitation the obligations of LoJack contained in section 2.8, shall limit the ability of LoJack or LoJack Exchangeco to make a “Rule 10b-18 Purchase” of LoJack Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended.

2.12	Ordinary Market Purchases

                For certainty, nothing contained in this Agreement, including, without limitation, the obligations of LoJack contained in section 2.8, shall limit the ability of LoJack (or any of its subsidiaries, including, without limitation, LoJack Callco or LoJack Exchangeco) to make ordinary market purchases of LoJack Common Shares in accordance with applicable laws and regulatory or stock exchange requirements.

ARTICLE 3
LOJACK SUCCESSORS

3.1	Certain Requirements in Respect of Merger, etc.

                As long as any outstanding Exchangeable Shares are owned by any Person other than LoJack or any of its Affiliates, LoJack shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

3.1.1	such other Person or continuing corporation (the “LoJack Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the LoJack Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such LoJack Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of LoJack under this Agreement; and

3.1.2	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

3.2	Vesting of Powers in Successor

                Whenever the conditions of section 3.1 have been duly observed and performed, the parties, if required by section 3.1, shall execute and deliver the supplemental agreement provided for in section 3.1.1 and thereupon the LoJack Successor shall possess and from time to time may exercise each and every right and power of LoJack under this Agreement in the name of LoJack or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of LoJack or any officers of LoJack may be done and performed with like force and effect by the directors or officers of such LoJack Successor.

3.2	Wholly-Owned Subsidiaries

                Subject to section 4.9 of the Combination Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of LoJack with or into LoJack or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of LoJack provided that all of the assets of such subsidiary are transferred to LoJack or another wholly-owned direct or indirect subsidiary of LoJack and any such transactions are expressly permitted by this Article 3.

ARTICLE 4
GENERAL

4.1	Term

                This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than LoJack and any of its Affiliates.

4.2	Changes in Capital of LoJack and LoJack Exchangeco

                At all times after the occurrence of any event contemplated pursuant to sections 2.7 and 2.8 or otherwise, as a result of which either LoJack Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which LoJack Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Severability

                If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

4.4	Amendments, Modifications

                Subject to sections 4.2, 4.3 and 4.5, this Agreement may not be amended or modified except by an agreement in writing executed by LoJack Exchangeco, LoJack Callco and LoJack and approved by the holders of the Exchangeable Shares in accordance with section 10.2 of the Share Provisions. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.5	Ministerial Amendments

                Notwithstanding the provisions of section 4.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

4.5.1	adding to the covenants of any or all parties provided that the board of directors of each of LoJack Exchangeco, LoJack Callco and LoJack shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

4.5.2	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of LoJack Exchangeco, LoJack Callco and LoJack, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

4.5.3	making such changes or corrections which, on the advice of counsel to LoJack Exchangeco, LoJack Callco and LoJack, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Boards of Directors of each of LoJack Exchangeco, LoJack Callco and LoJack shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.6	Meeting to Consider Amendments

                LoJack Exchangeco, at the request of LoJack, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 4.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of LoJack Exchangeco, the Share Provisions and all applicable laws.

4.7	Enurement

                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

4.8	Notices to Parties

                All notices and other communications between the parties to this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for any such party as shall be specified in like notice):

c/o LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, MA  02090

Attention:            Thomas M. Camp, Vice President Corporate Development
Telecopier No.:    (781) 251-4650

and

Attention:            Thomas Wooters, Executive Vice President
                               and General Counsel
Telecopier No.:    (781) 251-4655

with a copy to:

McCarthy Tétrault1170
Peel Street, 5th Floor
Montreal, QC  H3B 4S8

Attention:            Lorna J. Telfer
Telecopier No.: (514) 875-6246

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

4.9	Counterparts

                This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

4.10	Jurisdiction

                This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

4.11	Attornment

                Each of the parties hereto agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Quebec, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and LoJack hereby appoints LoJack Exchangeco at its registered office in the Province of Quebec as attorney for service of process.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOJACK CORPORATION By:___________________________ [LOJACK CALLCO] By:___________________________ 4254724 CANADA, INC. By:___________________________

SCHEDULE E

VOTING AND EXCHANGE TRUST AGREEMENT

                MEMORANDUM OF AGREEMENT made as of the [•] day of [•], 2004,

BETWEEN:

LOJACK CORPORATION, a corporation existing under the laws of The Commonwealth of Massachusetts (hereinafter referred to as “LoJack”),

AND:

4254724 CANADA INC., a company existing under the laws of [•] (hereinafter referred to as “LoJack Exchangeco”),

AND:

[•], a trust company incorporated under the laws of [•] (hereinafter referred to as “Trustee”),

                WHEREAS in connection with the Combination Agreement (as herein defined), LoJack Exchangeco is to issue Exchangeable Shares (as herein defined) to certain holders of securities of Boomerang (as herein defined) pursuant to the Plan of Arrangement (as herein defined) contemplated in the Combination Agreement;

                AND WHEREAS pursuant to the Combination Agreement, LoJack and LoJack Exchangeco have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

                NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions

                In this Agreement, the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement, Article 6 of the Plan of Arrangement or made at the direction of the Court;

“Automatic Exchange Rights” means the benefit of the obligation of LoJack to effect the automatic exchange of Exchangeable Shares for LoJack Common Shares pursuant to section 5.12;

“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than LoJack and its affiliates;

“Beneficiary Votes” has the meaning ascribed thereto in section 4.2;

“Board of Directors” means the Board of Directors of LoJack Exchangeco;

“Boomerang”means Boomerang Tracking Inc., a corporation existing under the CBCA;

“Business Day” means any day on which commercial banks are generally open for business in Boston, Massachusetts, and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Boston, Massachusetts, or in Montreal, Quebec;

“Canadian Dollar Equivalent” means, in respect of an amount expressed in United States dollars (the “U.S. Currency Amount”) at any date the product obtained by multiplying (a) the U.S. Currency Amount, by (b) the noon spot exchange rate for United States dollars expressed in Canadian dollars as reported by the Bank of Canada on that date or, in the event no rate was reported on that date, the rate on the first prior date for which such rate was reported;

“CBCA”means the Canada Business Corporations Act as now in effect and as it may be amended;

“Combination Agreement” means the agreement made August 16, 2004 among LoJack, LoJack Exchangeco and Boomerang, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement;

“Current Market Price” means, in respect of a LoJack Common Share on any date, the Canadian Dollar Equivalent of the average of the closing bid and asked prices of LoJack Common Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on The NASDAQ National Market, or, if the LoJack Common Shares are not then listed on The NASDAQ National Market, on such other stock exchange or automated quotation system on which the LoJack Common Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided however, that if in the opinion of the Board of Directors the public distribution or trading activity of LoJack Common Shares during such period does not create a market which reflects the fair market value of a LoJack Common Share, then the Current Market Price of a LoJack Common Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

“Director”means the Director appointed pursuant to section 260 of the CBCA;

“Drop Dead Date” means December 31, 2004, or such later date as may be mutually agreed by the parties to the Combination Agreement;

“Effective Date” means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

“Exchange Right” has the meaning ascribed thereto in section 5.1;

“Exchangeable Shares” means the non-voting exchangeable shares in the capital of LoJack Exchangeco, having substantially the rights, privileges, restrictions and conditions set out in Appendix 1 to the Plan of Arrangement;

“Indemnified Parties” has the meaning ascribed thereto in section 9.1;

“Insolvency Event” means the institution by LoJack Exchangeco of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of LoJack Exchangeco to the institution of bankruptcy, insolvency or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors’Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by LoJack Exchangeco to contest in good faith any such proceedings commenced in respect of LoJack Exchangeco within 30 days of becoming aware thereof, or the consent by LoJack Exchangeco to the filing of any such petition or to the appointment of a receiver, or the making by LoJack Exchangeco of a general assignment for the benefit of creditors, or the admission in writing by LoJack Exchangeco of its inability to pay its debts generally as they become due, or LoJack Exchangeco not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section [6.6] of the Share Provisions;

“Liquidation Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Liquidation Event”has the meaning ascribed thereto in section 5.12.2;

“Liquidation Event Effective Date” has the meaning ascribed thereto in section 5.12.3;

“List” has the meaning ascribed thereto in section 4.6;

“LoJack Affiliates” means affiliates of LoJack;

“LoJack Callco” means [•], a company existing under the laws of [Canada] which, at the time of the consummation of the Arrangement, will be an indirect wholly-owned subsidiary of LoJack;

“LoJack Common Share” means a share of common stock in the capital of LoJack;

“LoJack Consent”has the meaning ascribed thereto in section 4.2;

“LoJack Meeting” has the meaning ascribed thereto in section 4.2;

“LoJack Special Voting Share” means the one share of Special Voting Preferred Stock of LoJack issued in its own series which entitles the holder of record to a number of votes at meetings of holders of LoJack Common Shares equal to the number of Exchangeable Shares outstanding from time to time (other than Exchangeable Shares held by LoJack and LoJack Affiliates), which share is to be issued to, deposited with, and voted by, the Trustee as described herein;

“LoJack Successor” has the meaning ascribed thereto in section 11.1.1;

“Officer’s Certificate” means, with respect to LoJack or LoJack Exchangeco, as the case may be, a certificate signed by any officer or director of LoJack or LoJack Exchangeco, as the case may be;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Schedule C to the Combination Agreement and any amendments or variations thereto made in accordance with section 6.1 of the Combination Agreement or Article 6 of the Plan of Arrangement or made at the discretion of the Court;

“Redemption Call Right” has the meaning ascribed thereto in the Plan of Arrangement;

“Retracted Shares” has the meaning ascribed thereto in section 5.7;

“Retraction Call Right” has the meaning ascribed thereto in the Share Provisions;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

“Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

“Support Agreement” means that certain support agreement made as of even date herewith between LoJack and LoJack Exchangeco substantially in the form and content of Schedule D to the Combination Agreement, with such changes thereto as the parties to the Combination Agreement, acting reasonably, may agree;

“Trust”means the trust created by this Agreement;

“Trust Estate” means the LoJack Special Voting Share, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement;

“Trustee”means [•] and, subject to the provisions of Article 10, includes any successor trustee; and

“Voting Rights” means the voting rights attached to the LoJack Special Voting Share.

1.2	Interpretation Not Affected by Headings, etc.

                The division of this Agreement into Articles, sections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation of this Agreement. Unless otherwise indicated, all references to an “Article” or “section” followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms “this Agreement”, “hereof”, “herein” and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number, Gender, etc.

                Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4	Date for any Action

                If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

                The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries, as herein provided. The Trustee will hold the LoJack Special Voting Share in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement.

2.2	Administration of the Property of Others

                Title VII of the Civil Code of Quebec, regarding the administration of the property of others, shall not apply to the provisions of this trust agreement, the Trustee, the Beneficiaries, LoJack, LoJack Exchangeco, the administrator of the Trust, the Trust Estate or any other property held by the Trust; furthermore, the obligations and duties of the Trustee shall be solely as set forth herein.

ARTICLE 3
LOJACK SPECIAL VOTING SHARE

3.1	Issue and Ownership of the LoJack Special Voting Share

                LoJack hereby issues to and deposits with the Trustee, the LoJack Special Voting Share to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. LoJack hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the LoJack Special Voting Share by LoJack to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the LoJack Special Voting Share and shall be entitled to exercise all of the rights and powers of an owner with respect to the LoJack Special Voting Share provided that the Trustee shall:

3.1.1	hold the LoJack Special Voting Share and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

3.1.2	except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the LoJack Special Voting Share and the LoJack Special Voting Share shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

                LoJack Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the Voting Rights in respect of the Exchangeable Shares of the Beneficiaries.

3.3	Safe Keeping of Certificate

                The certificate representing the LoJack Special Voting Share shall at all times be held in safe keeping by the Trustee.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

                The Trustee, as the holder of record of the LoJack Special Voting Share, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the LoJack Special Voting Share on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of LoJack at a LoJack Meeting or in connection with a LoJack

Consent.     The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to section 7.15:

4.1.1	the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the LoJack Meeting is held or a LoJack Consent is sought; and

4.1.2	to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

                With respect to all meetings of shareholders of LoJack at which holders of LoJack Common Shares are entitled to vote (each, a “LoJack Meeting”) and with respect to all written consents sought by LoJack from its shareholders, including the holders of LoJack Common Shares (each, a “LoJack Consent”), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise one of the votes comprised in the Voting Rights for each Exchangeable Share owned of record by such Beneficiary on the record date established by LoJack or by applicable law for such LoJack Meeting or LoJack Consent, as the case may be (the “Beneficiary Votes”), in respect of each matter, question, proposal or proposition to be voted on at such LoJack Meeting or in connection with such LoJack Consent.

4.3	Mailings to Shareholders

                With respect to each LoJack Meeting and LoJack Consent, the Trustee will use its reasonable efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as LoJack utilizes in communications to holders of LoJack Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by LoJack to its shareholders:

4.3.1	a copy of such notice, together with any related materials, including, without limitation, any proxy or information statement, to be provided to shareholders of LoJack;

4.3.2	a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such LoJack Meeting or LoJack Consent or, pursuant to section 4.7, to attend such LoJack Meeting and to exercise personally the Beneficiary Votes thereat;

4.3.3	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

4.3.3.1	a proxy to such Beneficiary or his designee to exercise personally the Beneficiary Votes; or

4.3.3.2	a proxy to a designated agent or other representative of the management of LoJack to exercise such Beneficiary Votes;

4.3.4	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

4.3.5	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

4.3.6	a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a LoJack Meeting shall not be earlier than the close of business on the second Business Day prior to such meeting, and of the method for revoking or amending such instructions.

                The materials referred to in this section 4.3 are to be provided to the Trustee by LoJack and the materials referred to in sections 4.3.3, 4.3.5 and 4.3.6 shall be subject to reasonable comment by the Trustee in a timely manner. LoJack shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of LoJack Common Shares. LoJack agrees not to communicate with holders of LoJack Common Shares with respect to the materials referred to in this section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries.

                For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any LoJack Meeting or LoJack Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by LoJack or by applicable law for purposes of determining shareholders entitled to vote at such LoJack Meeting. LoJack will notify the Trustee of any decision of the board of directors of LoJack with respect to the calling of any LoJack Meeting and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this section 4.3.

4.4	Copies of Shareholder Information

                LoJack will deliver to the Trustee copies of all proxy materials (including notices of LoJack Meetings but excluding proxies to vote LoJack Common Shares), information statements, reports (including, without limitation, all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of LoJack Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary at the same time as such materials are first sent to holders of LoJack Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of LoJack, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by LoJack) received by the Trustee from LoJack contemporaneously with the sending of such materials to holders of LoJack Common Shares. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in [•] all proxy materials, information statements, reports and other written communications that are:

4.4.1	received by the Trustee as the registered holder of the LoJack Special Voting Share and made available by LoJack generally to the holders of LoJack Common Shares; or

4.4.2	specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by LoJack.

4.5	Other Materials

                As soon as reasonably practicable after receipt by LoJack or shareholders of LoJack (if such receipt is known by LoJack) of any material sent or given by or on behalf of a third party to holders of LoJack Common Shares generally, including without limitation, dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), LoJack shall use its reasonable efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of LoJack, copies of all such materials received by the Trustee from LoJack. The Trustee will also make available for inspection by any Beneficiary at the Trustee’s principal office in [•] copies of all such materials.

4.6	List of Persons Entitled to Vote

                LoJack Exchangeco shall, (a) prior to each annual, general and special LoJack Meeting or the seeking of any LoJack Consent and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a LoJack Meeting or a LoJack Consent, at the close of business on the record date established by LoJack or pursuant to applicable law for determining the holders of LoJack Common Shares entitled to receive notice of and/or to vote at such LoJack Meeting or to give consent in connection with such LoJack Consent. Each such List shall be delivered to the Trustee promptly after receipt by LoJack Exchangeco of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. LoJack agrees to give LoJack Exchangeco notice (with a copy to the Trustee) of the calling of any LoJack Meeting or the seeking of any LoJack Consent, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable LoJack Exchangeco to perform its obligations under this section 4.6.

4.7	Entitlement to Direct Votes

                Any Beneficiary named in a List prepared in connection with any LoJack Meeting or LoJack Consent will be entitled (a) to instruct the Trustee in the manner described in section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled or (b) to attend such meeting and personally exercise thereat, as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

4.8.1	In connection with each LoJack Meeting and LoJack Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to section 4.3.

4.8.2	The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each LoJack Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee’s representative, and at the Beneficiary’s request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either (i) has not previously given the Trustee instructions pursuant to section 4.3 in respect of such meeting or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in favour of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

                Any written materials distributed by the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as LoJack utilizes in communications to holders of LoJack Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of LoJack Exchangeco. LoJack agrees not to communicate with holders of LoJack Common Shares with respect to such written materials otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. LoJack Exchangeco shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

4.9.1	a current List; and

4.9.2	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

4.10	Termination of Voting Rights

                All of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to LoJack or LoJack Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease immediately upon the delivery by such holder to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or the occurrence of the automatic exchange of Exchangeable Shares for LoJack Common Shares, as specified in Article 5 (unless, in either case, LoJack shall not have delivered the requisite LoJack Common Shares issuable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article [6] or [7] of the Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of LoJack Exchangeco pursuant to Article [5] of the Share Provisions, or upon the purchase of Exchangeable Shares from the holder thereof by LoJack Callco pursuant to the exercise by LoJack Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right

                LoJack hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the “Exchange Right”), upon the occurrence and during the continuance of an Insolvency Event, to require LoJack to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by the Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. LoJack hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by LoJack to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

5.1.1	hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

5.1.2	except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

                LoJack Exchangeco will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

5.2.1	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

5.2.3	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right

                The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to section 7.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

                The purchase price payable by LoJack for each Exchangeable Share to be purchased by LoJack under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a LoJack Common Share on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by LoJack causing to be sent to such holder one LoJack Common Share, plus (b) to the extent not paid by LoJack Exchangeco on the designated payment date therefor, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the closing of the purchase and sale. In connection with each exercise of the Exchange Right, LoJack shall provide to the Trustee an Officer’s Certificate setting forth the calculation of the purchase price for each Exchangeable Share. The purchase price for each such Exchangeable Share so purchased may be satisfied only by LoJack issuing and delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, one LoJack Common Share and on the applicable payment date a cheque for the balance, if any, of the purchase price without interest (but less any amounts withheld pursuant to section 5.13). Upon payment by LoJack of such purchase price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by LoJack Exchangeco.

5.5	Exercise Instructions

                Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of LoJack Exchangeco. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in [•] or at such other places in [•] as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires LoJack to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Act and the by-laws of LoJack Exchangeco and such additional documents and instruments as the Trustee, LoJack Exchangeco and LoJack may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require LoJack to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by LoJack free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing LoJack Common Shares issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and (b) payment (or evidence satisfactory to the Trustee, LoJack Exchangeco and LoJack of payment) of the taxes (if any) payable as contemplated by section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by LoJack under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of LoJack Exchangeco.

5.6	Delivery of LoJack Common Shares; Effect of Exercise

                Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires LoJack to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by section 5.8 or evidence thereof), duly endorsed for transfer to LoJack, the Trustee shall notify LoJack and LoJack Exchangeco of its receipt of the same, which notice to LoJack and LoJack Exchangeco shall constitute exercise of the Exchange Right by the Trustee on behalf of the holder of such Exchangeable Shares, and LoJack shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the number of LoJack Common Shares issuable in connection with the exercise of the Exchange Right, and on the applicable payment date cheques for the balance, if any, of the total purchase price therefor without interest (but less any amounts withheld pursuant to section 5.13); provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, LoJack Exchangeco and LoJack of the payment of) the taxes (if any) payable as contemplated by section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to LoJack and LoJack Exchangeco of the exercise of the Exchange Right as provided in this section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred and the holder of such Exchangeable Shares shall be deemed to have transferred to LoJack all of such holder’s right, title and interest in and to such Exchangeable Shares and the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of LoJack Common Shares is not allotted, issued and delivered by LoJack to the Trustee within five Business Days of the date of the giving of such notice by the Trustee or the balance of the purchase price, if any, is not paid by LoJack on the applicable payment date therefor, in which case the rights of the Beneficiary shall remain unaffected until such LoJack Common Shares are so allotted, issued and delivered, and the balance of the purchase price, if any, has been paid, by LoJack. Upon delivery by LoJack to the Trustee of such LoJack Common Shares, and the balance of the purchase price, if any, the Trustee shall deliver such LoJack Common Shares to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the LoJack Common Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction

                In the event that a Beneficiary has exercised its right under Article [6] of the Share Provisions to require LoJack Exchangeco to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by LoJack Exchangeco pursuant to section [6.6] of the Share Provisions that LoJack Exchangeco will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that LoJack Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to LoJack Exchangeco pursuant to section [6.1] of the Share Provisions and provided further that the Trustee has received written notice of same from LoJack Exchangeco or LoJack, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that LoJack Exchangeco is unable to redeem. In any such event, LoJack Exchangeco hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to LoJack Exchangeco or to the transfer agent of the Exchangeable Shares (including without limitation, a copy of the retraction request delivered pursuant to section [6.1] of the Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that LoJack Exchangeco is not permitted to redeem and will require LoJack to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

                Upon any sale of Exchangeable Shares to LoJack pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing LoJack Common Shares to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the Beneficiary of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and none of LoJack, LoJack Exchangeco or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have evidenced to the satisfaction of the Trustee, LoJack and LoJack Exchangeco that such taxes, if any, have been paid.

5.9	Notice of Insolvency Event

                As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time, or both, would be an Insolvency Event, LoJack Exchangeco and LoJack shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from LoJack Exchangeco and LoJack of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of LoJack (such funds to be received in advance), a notice of such Insolvency Event in the form provided by LoJack, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of LoJack Common Shares

                LoJack covenants that if any LoJack Common Shares to be issued and delivered pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian or United States legal requirement before such shares may be issued and delivered by LoJack to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial securities law or an “affiliate” of LoJack or Boomerang for purposes of United States federal or state securities law), LoJack will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such LoJack Common Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be. LoJack will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all LoJack Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding LoJack Common Shares have been listed by LoJack and remain listed and are quoted or posted for trading at such time.

5.11	LoJack Common Shares

                LoJack hereby represents, warrants and covenants that the LoJack Common Shares issuable as described herein will be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of LoJack

5.12.1	LoJack will give the Trustee written notice of each of the following events at the time set forth below:

5.12.1.1	in the event of any determination by the board of directors of LoJack to institute voluntary liquidation, dissolution or winding-up proceedings with respect to LoJack or to effect any other distribution of assets of LoJack among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

5.12.1.2	as soon as practicable following the earlier of (A) receipt by LoJack of notice of, and (B) LoJack otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of LoJack or to effect any other distribution of assets of LoJack among its shareholders for the purpose of winding up its affairs, in each case where LoJack has failed to contest in good faith any such proceeding commenced in respect of LoJack within 30 days of becoming aware thereof.

5.12.2	As soon as practicable following receipt by the Trustee from LoJack of notice of any event (a “Liquidation Event”) contemplated by section 5.12.1.1 or 5.12.1.2 above, the Trustee will give notice thereof to the Beneficiaries. Such notice shall be provided to the Trustee by LoJack and shall include a brief description of the automatic exchange of Exchangeable Shares for LoJack Common Shares provided for in section 5.12.3.

5.12.3	In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of LoJack Common Shares in the distribution of assets of LoJack in connection with a Liquidation Event, on the fifth Business Day prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for LoJack Common Shares. To effect such automatic exchange, LoJack shall purchase on the fifth Business Day prior to the Liquidation Event Effective Date each Exchangeable Share then outstanding and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by it at such time, for a purchase price per share equal to (a) the Current Market Price of a LoJack Common Share on the fifth Business Day prior to the Liquidation Event Effective Date, which shall be satisfied in full by LoJack issuing to the Beneficiary one LoJack Common Share, and (b) to the extent not paid by LoJack Exchangeco, an additional amount equal to and in satisfaction of the full amount of all declared and unpaid dividends on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. LoJack shall provide the Trustee with an Officer’s Certificate in connection with each automatic exchange setting forth the calculation of the purchase price for each Exchangeable Share.

5.12.4	On the fifth Business Day prior to the Liquidation Event Effective Date, the closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for LoJack Common Shares shall be deemed to have occurred, and each Beneficiary shall be deemed to have transferred to

LoJack all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares and the related interest in the Trust Estate, any right of each such Beneficiary to receive declared and unpaid dividends from LoJack Exchangeco shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and LoJack shall issue to the Beneficiary the LoJack Common Shares issuable upon the automatic exchange of Exchangeable Shares for LoJack Common Shares and on the applicable payment date shall deliver to the Trustee for delivery to the Beneficiary a cheque for the balance, if any, of the total purchase price for such Exchangeable Shares without interest but less any amounts withheld pursuant to section 5.13. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the LoJack Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for LoJack Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with LoJack pursuant to such automatic exchange shall thereafter be deemed to represent LoJack Common Shares issued to the Beneficiary by LoJack pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent LoJack Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as LoJack may reasonably require, LoJack shall deliver or cause to be delivered to the Beneficiary certificates representing LoJack Common Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

                LoJack, LoJack Exchangeco and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or LoJack Common Shares such amounts as LoJack, LoJack Exchangeco or the Trustee is (i) required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case as amended or (ii) entitled to withhold under section 116 of the Income Tax Act (Canada) or any analogous provision of provincial law. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, LoJack, LoJack Exchangeco and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to LoJack, LoJack Exchangeco or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and LoJack, LoJack Exchangeco or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale. LoJack represents and warrants that, based upon facts currently known to it, it has no current intention, as at the date of this Agreement, to deduct or withhold from any dividend paid to holders of Exchangeable Shares any amounts under the United States Internal Revenue Code of 1986, as amended.

ARTICLE 6
RESTRICTIONS ON ISSUE OF LOJACK SPECIAL VOTING STOCK

6.1	Issue of Additional Shares

                During the term of this Agreement, LoJack will not, without the consent of the holders of Exchangeable Shares at the relevant time, given in accordance with section [10.2] of the Share Provisions, issue any shares of its Special Voting Preferred Stock in the same series as LoJack Special Voting Share.

ARTICLE 7
CONCERNING THE TRUSTEE

7.1	Powers and Duties of the Trustee

                The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include:

7.1.1	receipt and deposit of the LoJack Special Voting Share from LoJack as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

7.1.2	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

7.1.3	voting the Beneficiary Votes in accordance with the provisions of this Agreement;

7.1.4	receiving the grant of the Exchange Right and the Automatic Exchange Rights from LoJack as Trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

7.1.5	exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries LoJack Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

7.1.6	holding title to the Trust Estate;

7.1.7	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

7.1.8	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of LoJack and LoJack Exchangeco under this Agreement; and

7.1.9	taking such other actions and doing such other things as are specifically provided in this Agreement.

                In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

                The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

                The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

7.2	No Conflict of Interest

                The Trustee represents to LoJack and LoJack Exchangeco that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 10. If, notwithstanding the foregoing provisions of this section 7.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this section 7.2, any interested party may apply to the Superior Court of Quebec for an order that the Trustee be replaced as Trustee hereunder.

7.3	Dealings with Transfer Agents, Registrars, etc.

                LoJack and LoJack Exchangeco irrevocably authorize the Trustee, from time to time, to:

7.3.1	consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and LoJack Common Shares; and

7.3.2	requisition, from time to time, (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement and (ii) from the transfer agent of LoJack Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

                LoJack and LoJack Exchangeco irrevocably authorize their respective registrars and transfer agents to comply with all such requests. LoJack covenants that it will supply its transfer agent with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

7.4	Books and Records

                The Trustee shall keep available for inspection by LoJack, LoJack Exchangeco and any Beneficiary at the Trustee’s principal office in [•] correct and complete books and records of account relating to the Trust created by this Agreement, including without limitation, all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before [•], and on or before [•] in every year thereafter, so long as the LoJack Special Voting Share is on deposit with the Trustee, the Trustee shall transmit to LoJack and LoJack Exchangeco a brief report, dated as of the preceding [•] with respect to:

7.4.1	the property and funds comprising the Trust Estate as of that date;

7.4.2	the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by LoJack of LoJack Common Shares in connection with the Exchange Right, during the calendar year ended on such [•] and

7.4.3	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee’s opinion, materially affects the Trust Estate.

7.5	Income Tax Returns and Reports

                The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee considers necessary or advisable (who may be experts or advisors to

LoJack or LoJack Exchangeco). If requested by the Trustee, LoJack or LoJack Exchangeco shall retain qualified experts or advisors for the purpose of providing such tax advice or assistance.

7.6	Indemnification Prior to Certain Actions by Trustee

                The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the LoJack Special Voting Share pursuant to Article 4, subject to section 7.15, and with respect to the Exchange Right pursuant to Article 5, subject to section 7.15, and with respect to the Automatic Exchange Rights pursuant to Article 5.

                None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security and indemnified as aforesaid.

7.7	Action of Beneficiaries

                No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in section 7.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

7.8	Reliance Upon Declarations

                The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions or reports furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions or reports comply with the provisions of section 7.9, if applicable, and with any other applicable provisions of this Agreement.

7.9	Evidence and Authority to Trustee

                LoJack and/or LoJack Exchangeco shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by LoJack and/or LoJack Exchangeco or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including, without limitation, in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of LoJack and/or LoJack Exchangeco promptly if and when:

7.9.1	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this section 7.9; or

7.9.2	the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives LoJack and/or LoJack Exchangeco written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

                Such evidence shall consist of an Officer’s Certificate of LoJack and/or LoJack Exchangeco or a statutory declaration or a certificate made by persons entitled to sign an Officer’s Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

                Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of LoJack and/or LoJack Exchangeco, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of LoJack and/or LoJack Exchangeco it shall be in the form of an Officer’s Certificate or a statutory declaration.

                Each statutory declaration, Officer’s Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

7.9.3	declaring that he has read and understands the provisions of this Agreement relating to the condition in question;

7.9.4	describing the nature and scope of the examination or investigation upon which he based the statutory declaration, certificate, statement or opinion; and

7.9.5	declaring that he has made such examination or investigation as he believes is necessary to enable him to make the statements or give the opinions contained or expressed therein.

7.10	Experts, Advisers and Agents

                The Trustee may:

7.10.1	in relation to these presents, act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by LoJack and/or LoJack Exchangeco or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

7.10.2	employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

7.11	Investment of Moneys Held by Trustee

                Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for LoJack Exchangeco, in securities in which, under the laws of the Province of Quebec, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of LoJack Exchangeco. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of LoJack Exchangeco, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

7.12	Trustee Not Required to Give Security

                The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

7.13	Trustee Not Bound to Act on Request

                Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of LoJack and/or LoJack Exchangeco or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act upon any such copy purporting to be authenticated and believed by the Trustee to be genuine.

7.14	Authority to Carry on Business

                The Trustee represents to LoJack and LoJack Exchangeco that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this section 7.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any Province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 10.

7.15	Conflicting Claims

                If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Rights or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

7.15.1	the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction; or

7.15.2	all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

                If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

7.16	Acceptance of Trust

                The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

ARTICLE 8
COMPENSATION

8.1	Fees and Expenses of the Trustee

                LoJack and LoJack Exchangeco jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that LoJack and LoJack Exchangeco shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with negligence, recklessness or wilful misconduct.

ARTICLE 9
INDEMNIFICATION AND LIMITATION OF LIABILITY

9.1	Indemnification of the Trustee

                LoJack and LoJack Exchangeco jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the “Indemnified Parties”) against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee’s legal counsel) which, without fraud, negligence, recklessness, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee’s acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by LoJack or LoJack Exchangeco pursuant hereto.

                In no case shall LoJack or LoJack Exchangeco be liable under this indemnity for any claim against any of the Indemnified Parties unless LoJack and LoJack Exchangeco shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, LoJack and LoJack Exchangeco shall be entitled to participate at their own expense in the defence and, if LoJack and LoJack Exchangeco so elect at any time after receipt of such notice, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by LoJack or LoJack Exchangeco; or (ii) the named parties to any such suit include both the Trustee and LoJack or LoJack Exchangeco and the Trustee shall have been advised by counsel acceptable to LoJack or LoJack Exchangeco that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to LoJack or LoJack Exchangeco and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case LoJack and LoJack Exchangeco shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

9.2	Limitation of Liability

                The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, negligence, recklessness, wilful misconduct or bad faith on the part of the Trustee.

ARTICLE 10
CHANGE OF TRUSTEE

10.1	Resignation

                The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to LoJack and LoJack Exchangeco specifying the date on which it desires to resign, provided that such notice shall not be given less than thirty (30) days before such desired resignation date unless LoJack and LoJack Exchangeco otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, LoJack and LoJack Exchangeco shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada and authorized to carry on the business of a trust company in all provinces of Canada, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, LoJack and LoJack Exchangeco shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

10.2	Removal

                The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days’ prior notice by written instrument executed by LoJack and LoJack Exchangeco, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

10.3	Successor Trustee

                Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to LoJack and LoJack Exchangeco and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of LoJack and LoJack Exchangeco or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, LoJack, LoJack Exchangeco and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

10.4	Notice of Successor Trustee

                Upon acceptance of appointment by a successor trustee as provided herein, LoJack and LoJack Exchangeco shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If LoJack or LoJack Exchangeco shall fail to cause such notice to be mailed within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of LoJack and LoJack Exchangeco.

ARTICLE 11
LOJACK SUCCESSORS

11.1	Certain Requirements in Respect of Combination, etc.

                LoJack shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

11.1.1	such other person or continuing corporation (herein called the “LoJack Successor”), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the LoJack Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such LoJack Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of LoJack under this Agreement; and

11.1.2	such transaction shall, to the satisfaction of the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee, be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

11.2	Vesting of Powers in Successor

                Whenever the conditions of section 11.1 have been duly observed and performed, the Trustee, LoJack Successor and LoJack Exchangeco shall, if required by section 11.1, execute and deliver the supplemental trust agreement provided for in Article 13 and thereupon LoJack Successor shall possess and from time to time may exercise each and every right and power of LoJack under this Agreement in the name of LoJack or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of LoJack or any officers of LoJack may be done and performed with like force and effect by the directors or officers of such LoJack Successor.

11.3	Wholly-Owned Subsidiaries

                Subject to section 4.8 of the Combination Agreement, nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of LoJack with or into LoJack or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of LoJack provided that all of the assets of such subsidiary are transferred to LoJack or another wholly-owned direct or indirect subsidiary of LoJack and any such transactions are expressly permitted by this Article 11.

ARTICLE 12
COVENANTS OF LOJACK AND ITS AFFILIATES

                So long as any Exchangeable Shares not owned by LoJack or its affiliates are outstanding, LoJack will not (and will ensure that LoJack Callco and its affiliates do not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of LoJack Exchangeco (or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs) nor take any action or omit to take any action (and will not permit LoJack Callco or any of its affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding-up of LoJack Exchangeco or any other distribution of the assets of LoJack Exchangeco among its shareholders for the purpose of winding-up its affairs.

ARTICLE 13
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

13.1	Amendments, Modifications, etc.

                This Agreement may not be amended or modified except by an agreement in writing executed by LoJack, LoJack Exchangeco and the Trustee and approved by the Beneficiaries in accordance with section [10.2] of the Share Provisions.

13.2	Ministerial Amendments

                Notwithstanding the provisions of section 13.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of:

13.2.1	adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the board of directors of each of LoJack Exchangeco and LoJack shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

13.2.2	making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of LoJack and LoJack Exchangeco and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such boards of directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the rights or interests of the Beneficiaries; or

13.2.3	making such changes or corrections which, on the advice of counsel to LoJack, LoJack Exchangeco and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the board of directors of each of LoJack and LoJack Exchangeco shall be of the opinion that such changes or corrections will not be prejudicial to the rights or interests of the Beneficiaries.

13.3	Meeting to Consider Amendments

                LoJack Exchangeco, at the request of LoJack, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of LoJack Exchangeco, the Share Provisions and all applicable laws.

13.4	Changes in Capital of LoJack and LoJack Exchangeco

                At all times after the occurrence of any event contemplated pursuant to section [2.7] or [2.8] of the Support Agreement or otherwise, as a result of which either LoJack Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which LoJack Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver a supplemental trust agreement giving effect to and evidencing such necessary amendments and modifications.

13.5	Execution of Supplemental Trust Agreements

                No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time LoJack Exchangeco (when authorized by a resolution of its Board of Directors), LoJack (when authorized by a resolution of its board of directors) and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

13.5.1	evidencing the succession of LoJack Successors and the covenants of and obligations assumed by each such LoJack Successor in accordance with the provisions of Article 11 and the successors of any successor trustee in accordance with the provisions of Article 10;

13.5.2	making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the rights or interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to LoJack, LoJack Exchangeco, the Trustee or this Agreement; and

13.5.3	for any other purposes not inconsistent with the provisions of this Agreement, including without limitation, to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights or interests of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 14
TERMINATION

14.1	Term

                The Trust created by this Agreement shall continue until the earliest to occur of the following events:

14.1.1	no outstanding Exchangeable Shares are held by a Beneficiary;

14.1.2	each of LoJack and LoJack Exchangeco elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with section [10.2] of the Share Provisions; and

14.1.3	99 years from the date of this Agreement.

14.2 Survival of Agreement

                This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 8 and Article 9 shall survive any such termination of this Agreement.

ARTICLE 15
GENERAL

15.1	Severability

                If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and the agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

15.2	Enurement

                This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Beneficiaries.

15.3	Notices to Parties

                All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

15.3.1	if to LoJack or LoJack Exchangeco, at:

LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, MA  02090

Attention:            Thomas M. Camp, Vice President Corporate Development
Telecopier No.:    (781) 251-4650

and

Attention:            Thomas Wooters, Executive Vice President
                               and General Counsel
Telecopier No.: (781) 251-4655

15.3.2	if to the Trustee, at: [•] [•] [•] Attention: [•] Telecopier.: ([•]) [•]

                Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

15.4	Notice to Beneficiaries

                Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of LoJack Exchangeco from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

15.5	Counterparts

                This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

15.6	Jurisdiction

                This Agreement shall be construed and enforced in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

15.7	Attornment

                Each of the Trustee, LoJack and LoJack Exchangeco agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Quebec, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and LoJack hereby appoints LoJack Exchangeco at its registered office in the [Province of Quebec] as attorney for service of process.

[Remainder of the page intentionally left blank]

                IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LOJACK CORPORATION

By: __________________________________________________

[LOJACK EXCHANGECO]

By: __________________________________________________

[TRUSTEE]

By: __________________________________________________

SCHEDULE F

PROVISIONS TO BE INCLUDED IN HOLDCO AGREEMENT

1.	Representations and Warranties of Holdco and the Holdco Shareholders

                Holdco and each of the Holdco Shareholders hereby solidarily represent and warrant to LoJack Corporation and 4254724 Canada Inc. (collectively, “LoJack”) as follows and hereby acknowledge and confirm that LoJack is relying on such representations and warranties in connection with the acquisition by LoJack of the Holdco Shares:

(a)	the Boomerang Class A Shares (the “Subject Securities”) which are being transferred to LoJack have been held directly since [date to be inserted] by Holdco;

(b)	the execution and delivery of this Holdco Agreement by the Holdco Shareholders and Holdco and the completion by the Holdco Shareholders of the transactions contemplated hereby:

(i)	will not conflict with, result in the breach of or constitute a default under the articles, by-laws or resolutions of Holdco or any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral (a “Contract”) to which the Holdco Shareholders or Holdco is a party; and

(ii)	do not and will not violate any provisions of law or administrative regulation or any judicial or administrative award, judgment or decree binding upon the Holdco Shareholders or Holdco;

(c)	each of the Holdco Shareholders or, in the case of a partnership, one of the partners and Holdco is a resident of Canada for the purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and, in the case of a partnership, if one of the partners is not a resident of Canada for such purposes, either: (i) such Holdco Shareholder has provided a certificate pursuant to Section 116 of the Canadian Tax Act and the analogous provisions of any other applicable tax statute in respect of the sale by such Holdco Shareholder of the Holdco Shares being tendered to the Offer by such Holdco Shareholder with a certificate limit that is not less than the value of the non-resident partner’s share of the consideration pursuant to the Offer; or (ii) such Holdco Shareholder acknowledges that LoJack shall be permitted to withhold from the amount payable to such Holdco Shareholder pursuant to the Offer any amount required to be remitted by LoJack pursuant to Section 116 of the Canadian Tax Act and pursuant to applicable tax laws of any other jurisdiction, including the Province of Quebec;

(d)	this Holdco Agreement has been duly executed and delivered by each of the Holdco Shareholders and Holdco and is a valid and binding obligation of each of the Holdco Shareholders and Holdco enforceable against each of the Holdco Shareholders and Holdco in accordance with its terms, subject to applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and provided that equitable remedies will only be awarded in the discretion of a court of competent jurisdiction;

(e)	all of the Holdco Shares are registered in the name of, and beneficially owned by the Holdco Shareholders free and clear of all liens, charges, encumbrances, claims and equities (collectively, “Liens”);

(f)	no person has any Contract (other than, in the case of the Principal Shareholders, the Principal Shareholders Voting Agreement), warrant or option or any right capable of becoming a Contract, warrant or option for the purchase from any of the Holdco Shareholders of any of the Holdco Shares or from Holdco of any shares or other securities of Holdco or of any of the Shares held by Holdco;

(g)	the Holdco Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of Holdco and are the only issued and outstanding shares in the capital of Holdco;

(h)	Holdco is a corporation duly incorporated on or after August 1, 2004 and duly organized and validly existing under the laws of Canada and the Canada Business Corporations Act (the “CBCA”);

(i)	Holdco is the beneficial and registered holder of [number of shares to be inserted] Subject Shares all of which are held by Holdco free and clear of all Liens;

(j)	Holdco owns or holds no property or assets or any interests therein of any nature or kind whatsoever other than the Subject Shares and funds received upon the subscription for shares of such Holdco and Holdco carries on no activities and has carried on no activities other than the ownership of the Subject Shares, the issuance of any shares in the capital of Holdco to the Holdco Shareholders, the payment of any dividends to the Holdco Shareholders, the capitalization or reorganization of the shares of Holdco and any other related transactions specifically designed to capitalize and/or consolidate the “safe income” (as that expression is understood for the purposes of the Canadian Tax Act) attributable to the Subject Shares including an increase to the paid-up capital of the Holdco Shares resulting in deemed dividends for the purposes of the Canadian Tax Act;

(k)	Holdco has no obligations, liabilities (whether actual or contingent) or indebtedness to any person, including without limitation any liabilities in respect of federal or provincial income, corporate, goods and services, harmonized sales, sales, excise, employer health or any other taxes, duties or imposts of any nature or kind whatsoever, or in respect of any judgments, orders, fines, interest, penalties, awards or decrees of any court, tribunal or governmental, administrative or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign;

(l)	Holdco does not have, and has never had, any employees other than its directors and officers who have received no remuneration or compensation from Holdco;

(m)	Holdco is not a party to or otherwise bound by any Contract of any nature or kind whatsoever except for:

(i)	the Contract with the Holdco Shareholders pursuant to which Holdco acquired the Subject Shares (a true and complete copy of which has been provided to LoJack);

(ii)	the issuance of stock pursuant to subscriptions, rollover agreements (in consideration of Boomerang Common Shares), stock dividends;

(iii)	agreements pertaining to the Plan of Arrangement or the establishment of a bank account to deposit subscription funds;

(iv)	increases in paid-up capital for purposes of paying a safe income dividend; and

(v)	this Holdco Agreement.

(n)	there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting the Holdco Shareholders, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign, that would adversely affect in any manner the ability of Holdco and the Holdco Shareholders to enter into this Holdco Agreement and perform their obligations hereunder;

(o)	there are no claims, investigations, actions, suits or proceedings pending or threatened against or affecting Holdco, whether at law or in equity or before or by any federal, provincial, municipal or other governmental or administrative or regulatory department, commission, board, tribunal, bureau, agency or instrumentality, domestic or foreign;

(p)	Holdco has, since incorporation, complied with all laws, rules and regulations of any governmental, administrative or regulatory authority or other instrumentality, including any supranational authority, judgments, orders, rulings or awards of any court, arbitrator or any governmental, administrative or regulatory authority or other instrumentality, applicable to Holdco or its property;

(q)	the books and records of Holdco fairly and correctly set out and disclose in all respects, in accordance with generally accepted accounting principles in Canada consistently applied, the financial position of Holdco as of the date hereof and all transactions of Holdco have been accurately recorded in such books and records;

(r)	the corporate records and minute books of Holdco contain complete and accurate minutes, or written resolutions in lieu of meetings, of all meetings of the directors and Shareholders of Holdco held since its incorporation and all such meetings were duly called and held and the share certificate books, register of Shareholders, register of transfers and register of directors and officers of Holdco are complete and accurate;

(s)	there are no facts relating to Holdco or its shareholders or the Subject Shares which would prevent the winding-up of Holdco under the voluntary dissolution procedures of the CBCA, or the amalgamation of Holdco with any other corporation incorporated under the CBCA, immediately following the time that LoJack acquires the Holdco Shares;

(t)	no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority or other instrumentality is required to be made or obtained by Holdco or the Holdco Shareholders and no formalities with respect to bulk sales or sales of an enterprise are required to be followed or applicable, in connection with the execution and delivery by the Holdco Shareholders or enforcement against the Holdco Shareholders of this Holdco Agreement, or the consummation of any transactions provided for herein and their opposability against any other person, entity or corporation (except for approvals under the Competition Act (Canada));

(u)	Sections 80 through to and including 80.04 of the Canadian Tax Act have not applied to Holdco nor are there any facts or circumstances known to Holdco Shareholders that could result in any of the aforesaid sections applying to Holdco;

(v)	no amount has been deducted under paragraph 53(2)(g.1) of the Canadian Tax Act in computing the adjusted cost base to Holdco of its Subject Shares at any time;

(w)	Holdco has duly and timely filed all its tax returns with the appropriate taxing or other governmental authority or agency and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon;

(x)	Holdco has duly and timely paid all its taxes, including without limitation all installments on account of taxes for the current year, that are or have been due and payable by it and there are no taxes (including, without limitation, any taxes imposed under Part VI. 1 of the Canadian Tax Act) that are not yet due and payable or required to be remitted by or related to Holdco and that relate or will relate to the period ending or prior to the time that LoJack acquires the Holdco Shares;

(y)	there are no actions, suits, litigation or other proceedings, investigations, audits or claims in progress, now pending or (after due inquiry) threatened against or relating to Holdco in respect of any taxes and there are no matters under discussion, audit or appeal with any taxing or other governmental authority or agency relating to taxes;

(z)	each of the Holdco Shareholders has had a substantial interest, as that term is defined for purposes of Part VI. 1 of the Canadian Tax Act, in Holdco at all times since Holdco’s incorporation;

(aa)	any representation or warranty made herein in respect of any matter relating to a provision of the Canadian Tax Act is true of such matter or any analogous matter as it relates to any corresponding provision of any applicable provincial or territorial tax legislation.

At the time of closing, Holdco and the Holdco Shareholders shall deliver to LoJack a certificate dated as of such date confirming that the representations and warranties set forth in this Section 1 are true and correct as if made on and as of such date.

2.	Covenants

(a)	The Holdco Shareholders and Holdco shall forthwith make available to LoJack and its authorized representatives all minute books, share certificate books, share registers, books of account, accounting records, corporate documents and all other books of records, documents, information or data relating to Holdco (collectively, the “Holdco Documents”). At the time of closing, all of the Holdco Documents shall be delivered to LoJack;

(b)	If the Holdco Shareholder is a party to the Principal Vendors Voting Agreement, the Holdco Shareholder shall provide the covenants set out in the Principal Vendors Voting Agreement appropriately modified;

(c)	[Please add counterpart to Section 4.11 of the Combination Agreement with a statement that the consideration shall be allocable in the manner designated by the Holdco Shareholder and LoJack agrees to execute the Section 85 Election Forms and any Provincial counterpart on the basis that the ancillary rights have only a nominal value.]

3.	Conditions precedent to the obligations of LoJack

The obligations of LoJack are subject to the following conditions precedent:

(a)	that the conditions precedent in favor of LoJack as contained in Article 5 of the Combination Agreement are not fulfilled or waived by LoJack in accordance with the terms thereof;

(b)	where any Holdco Shareholder is a non-resident of Canada for the purposes of the Canadian Tax Act, the Holdco Shareholder will have provided to LoJack evidence satisfactory to LoJack that Holdco has withheld and remitted, on a timely basis, any amount required to be withheld and remitted pursuant to Part XIII of the Canadian Tax Act prior to the acquisition of the Holdco Shares by LoJack; and

(c)	if Holdco has more than one (1) Holdco Shareholder, all such Holdco Shareholders will have elected to avail themselves of the Holdco Alternative with respect to all of their Subject Shares.

4.	Indemnification

(a)	Obligations to Indemnify. Each of the Holdco Shareholders and Holdco solidarily agrees to indemnify and save harmless LoJack from all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) (collectively, “Losses”) suffered or incurred by LoJack as a result of or arising directly or indirectly out of or in connection with any breach by the Holdco Shareholders or Holdco of any representation, warranty, obligation or covenant of the Holdco Shareholders or Holdco contained in this Holdco Agreement. LoJack agrees to indemnify and save harmless the Holdco Shareholders from all Losses suffered or incurred by the Holdco Shareholders as a result of or arising directly or indirectly out of or in connection with any breach by LoJack of any representation, warranty, obligation or covenant of LoJack contained in this Holdco Agreement

(b)	Notice of Claim. In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which another party (the “Indemnifying Party”) has agreed to indemnify the Indemnified Party pursuant to this Holdco Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting directly from the Indemnified Party’s failure to give such notice on a timely basis.

(c)	Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(d)	Third Party Claims. With respect to any Third Party Claim, the Indemnified Party shall have the exclusive right, at the expense of the Indemnifying Party, to contest, settle and pay the amount claimed and to retain counsel and other experts or advisers selected by the Indemnified Party in its sole discretion in connection therewith; provided, however, that the Indemnified Party shall not settle any Third Party Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party elects to assume such control, the Indemnifying Party shall have the right, at its sole expense, to participate in the negotiation, settlement or defense of such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(e)	Payment and Cooperation. The Indemnifying Party shall pay to the Indemnified Party all amount for which the Indemnifying Party is liable pursuant to this section promptly after the Indemnified Party incurs the Loss in respect of which such liability arises. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

(f)	Tax Effect. If any payment received by an Indemnified Party hereunder (an “Indemnity Payment”) would constitute income for tax purposes to such Indemnified Party, the Indemnifying Party shall pay a Tax Gross Up to the Indemnified Party at the same time and on the same terms, as to interest and otherwise, as the Indemnity Payment. The amount of any Loss for which indemnification is provided shall be adjusted to take into account any tax benefit realized by the Indemnified Party or any of its affiliates by reason of the Loss for which indemnification is so provided or the circumstances giving rise to such Loss. For purposes of this paragraph (f), any tax benefit shall be taken into account at such time as it is received by the Indemnified Party or its affiliate. For purposes of this paragraph (f), “Tax Gross Up” shall mean, with respect to any Indemnity Payment, such additional amount (calculated in accordance with the Calculation Method) as is necessary to place the Indemnified Party in the same after tax position as it would have been in had such Indemnity Payment been received tax free; and “Calculation Method” with respect to the calculation of any Tax Gross Up on any Indemnity Payments, shall mean that such Tax Gross Up shall be calculated by using the combined federal and provincial income tax rate applicable to the indemnified party and, except as provided in this paragraph (f), without regard to any losses, credits, refunds or deductions that the Indemnified Party may have which could affect the amount of tax payable on any such Indemnity Payment.